Use these links to rapidly review the document
TABLE OF CONTENTS

Filed pursuant to Rule 424(b)(3)
Registration No. 333-120389

         PROSPECTUS

NESS TECHNOLOGIES, INC.

        We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying Letter of Transmittal, an aggregate of up to 262,319 shares of our common stock, $0.01 par value per share, for an aggregate of 1,309,500 outstanding shares of common stock, $0.01 par value per share, of Ness U.S.A. Inc., a Delaware corporation and a 86.4% owned subsidiary, constituting all of the outstanding minority equity interests of Ness U.S.A. Inc. at a ratio of one share of our common stock for each 4.991 shares of Ness U.S.A. common stock.

        The exchange offer is being made to enable each of the 98 holders of the minority interests, each a minority holder, to (i) acquire our common stock on the same terms as former stockholders of Ness U.S.A. who exchanged their shares in the December 2002 share exchange with Ness and (ii) diversify and increase the liquidity of their investments. The exchange value means the one share of common stock offered for each 4.991 shares of Ness U.S.A. common stock. The exchange offer is being made for any and all minority interests and no minimum aggregate number of minority interests must be tendered for the exchange offer to be consummated. Upon the consummation of the exchange offer, and assuming the minority holders elect to receive common stock in exchange for all minority interests, we will own 100% of the outstanding equity interests of Ness U.S.A. Each minority holder has the option of rejecting the exchange offer described in this prospectus. In such event, each minority holder will continue to hold his or her minority interest with the same rights and obligations with respect to those shares as existed prior to the exchange offer. Minority holders electing to participate in the exchange offer will become owners of our common stock and will be subject to the risks attendant thereto.

        The exchange offer expires at 5:00 p.m., New York City time, on February 28, 2005.

        Our common stock is listed on the Nasdaq National Market under the symbol "NSTC." The last reported sale price for our common stock on January 31, 2005 was $13.26 per share.

        See "Risk Factors" commencing on page 15 below for a discussion of certain factors that Minority Holders should consider with respect to evaluating the Exchange Offer and our business.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

February 1, 2005

IMPORTANT

        This document, which is sometimes referred to as the prospectus, constitutes a prospectus of Ness for the shares of common stock that we will issue to the minority holders as part of the exchange offer. As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates important business and financial information about us and our affiliates that is contained in documents filed with the Securities and Exchange Commission and that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at www.sec.gov, as well as other sources. See "Where You Can Find More Information" beginning on page 104. You may also obtain copies of these documents, without charge, from Ness by writing or calling:

Ness Technologies, Inc.
Ness Tower
Atidim High-Tech Industrial Park
Building 4
Tel Aviv 61580, Israel
Telephone: +972 (3) 766-6800
Attention: Corporate Secretary

        In order to obtain delivery of these documents prior to completion of the exchange offer, you should request such documents no later than February 21, 2005.

i

ii

ANSWERS TO
FREQUENTLY ASKED QUESTIONS

Q:	Why am I receiving these materials?
A:
We are offering to exchange up to 262,319 shares of our common stock in exchange for the approximately 13.6% of Ness U.S.A.'s common stock not owned by us. We are sending you these materials to provide you with information regarding the exchange offer.
Q:	What will I receive in the exchange?
A:
You will receive shares of our common stock, which are publicly traded on The Nasdaq National Market under the symbol "NSTC." An exchange ratio of 4.991 has been calculated based on the same exchange ratio that was used when former stockholders of Ness U.S.A. exchanged their shares for our common stock in the December 2002 share exchange. Based on the exchange ratio, Ness U.S.A.'s stockholders would receive one share of our common stock for each 4.991 shares of Ness U.S.A. common stock they own.
Q:	Am I required to participate in this exchange offer?
A:
No. You should carefully read this document and decide whether to participate based on your own assessment of your best interests. Accordingly, we urge you to consult with your own financial, tax and legal advisors in making this decision.
Q:	What do I have to do to participate in the exchange offer?
A:
You should complete and execute all items indicated on the enclosed Letter of Transmittal, together with any required signature guarantees and return such documents to us on or before the expiration date of the exchange offer.
Q:	What happens if I choose not to take part in this exchange offer?
A:	Nothing. You will retain the same rights, obligations and interests which you presently have with respect to your ownership of Ness U.S.A. common stock.
Q:	If I choose to participate in the exchange offer, may I cancel or change my decision?
A:	You may withdraw your participation in the exchange offer at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.
Q:	When will the exchange offer expire?
A:	The exchange offer expires at 5:00 p.m., New York City time, on February 28, 2005.
Q:	Is the closing of the exchange offer conditioned on a minimum level of participation among the holders of Ness U.S.A. common stock?
A:	No, all of the holders of Ness U.S.A. common stock participating in the exchange offer will receive their respective shares of our common stock upon the closing of the exchange offer.
Q:	What happens if the exchange offer is not completed?
A:
If the exchange offer is not completed, all acceptances of the exchange offer shall be void and no shares of our common stock will be issued pursuant to the exchange offer. Your previously submitted Ness U.S.A. stock certificates would be returned to you.
Q:	When do you expect to complete the exchange?
A:	As quickly as possible after February 28, 2005, but not more than five days after the expiration date of the exchange offer. It is anticipated the exchange will be completed by March 7, 2005.

Q:	What are the United States federal income tax consequences of participating in the exchange offer?
A:	See "Certain Federal Income Tax Consequences" for information on the tax consequences of this exchange offer.
Q:	Are there any risks I should consider before I decide whether to participate in the exchange offer?
A:	Yes. See "Risk Factors" for information on the important factors you should carefully consider before making any decision to participate in the exchange offer?
Q:	Where can I find more information about Ness?
A:
This document incorporates important business and financial information about us from documents filed with the Commission that have been delivered with this document. Certain exhibits are not included in those documents; however, we will provide you with copies of those exhibits, without charge, upon written or oral request to:

Ness Technologies, Inc. Ness Tower Atidim High-Tech Industrial Park Building 4 Tel Aviv 61580, Israel Telephone: +972 (3) 766-6800 Attention: Corporate Secretary

        IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO COMPLETION OF THE EXCHANGE OFFER, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN FEBRUARY 21, 2005.

        For more information on the matters incorporated by reference in this document, see "Where You Can Find More Information."

WHO CAN ANSWER YOUR QUESTIONS?

If you have additional questions, you should contact:

Ness Technologies, Inc.
Ness Tower
Atidim High-Tech Industrial Park Building
4 Tel Aviv 61580, Israel
Telephone: +972 (3) 766-6800
Attention: Corporate Secretary

If you would like additional copies of this
prospectus you should contact:
Ness Technologies, Inc. at the above address and phone number

PROSPECTUS SUMMARY

        This summary highlights material information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and related notes appearing elsewhere in this prospectus, to better understand the exchange offer and its terms and conditions.

Ness Technologies, Inc.

General

        We are a global provider of information technology, or IT, services and end-to-end business solutions designed to help clients improve their competitiveness and effectiveness. End to end business solutions encompass all stages of a client's business process and incorporate all technologies and IT services related to that process. Our portfolio of solutions and services includes outsourcing, system integration and application development, software and consulting, and quality assurance and training.

        We provide services to a significant number of clients in the commercial, industrial and government sectors. We have a highly skilled workforce of experienced IT employees and consulting professionals across our key vertical markets. The primary industries, or verticals, we serve include government and defense, financial services, life sciences and healthcare, telecommunications and utilities, and independent software vendors, or ISVs. We combine our knowledge of these vertical markets and our clients' businesses with our technical expertise to deliver tailored solutions to our clients, many of whom are subject to rigorous regulatory requirements.

        We have operations in 14 countries across North America, Europe and Asia. We combine our deep vertical expertise and strong technical capabilities to provide a complete range of high quality services on a global scale. By integrating our local and international personnel in focused business and project teams, this global delivery model leverages our corporate knowledge and experience, intellectual property and global infrastructure to develop innovative solutions for clients across the geographies and verticals we serve. We complement our global delivery model with our offshore delivery capabilities to achieve meaningful cost reductions or other benefits for our clients.

        We provide services to over 500 clients located throughout the world, including a number of Fortune 1000 and Global 2000 companies. We have achieved recurring revenues as a result of our multi-year contracts and long-standing relationships with clients such as ABN AMRO, American Express, AT&T, Business Objects, Czech Telecom, Israel Aircraft Industries, Israel Discount Bank, Orange and Pfizer, which are among the largest clients in each of our verticals based on revenues. In 2003, existing clients from prior years generated more than 80% of our revenues, with no single client accounting for more than 5% of our revenues.

        Our services and solutions offerings are strengthened by our strategic alliances and close relationships with leading global software and infrastructure vendors, which allow our clients to benefit from a selection of technologies and innovation. We maintain the highest level of certification with many of our key partners, which allows us to influence their development of products and services and obtain and offer to our clients early access to new product offerings. These certifications are awarded by major ISVs and service providers to those partners that demonstrate high levels of professional and technical expertise. Some key alliances and partnerships that are applicable across multiple industry verticals and geographies, and with whom we conduct business and maintain high levels of certification, are BEA Systems, Documentum, EMC, IBM, Mercury Interactive, Microsoft, SAP and Unisys.

        Our revenues, including through acquisitions, have grown from $151.6 million in 2001 to $225.8 million in 2003, representing a compounded annual growth rate of approximately 22%. During that time, our results of operations have also improved from a net loss of $18.5 million for 2001, to net income of $3.5 million for 2003. For the nine months ended September 30, 2004, our revenues were $222.2 million and our net income was $9.0 million.

        For 2001, 2002 and 2003, the percentage of our revenues generated by public and private sector clients in Israel was 93%, 80% and 68%, respectively, and 57% for the nine months ended September 30, 2004. The percentage of our revenues derived, in aggregate, from agencies of the government of Israel for the same time periods was 16%, 17%, 14% and 12%, respectively, while our revenues from these agencies increased steadily during the same periods.

        Ness Technologies, Inc. was incorporated in Delaware in March 1999 in connection with the acquisition between 1997 and 1999 of six Israeli IT companies, which collectively average more than 20 years of IT experience. These companies, and each company we subsequently acquired, have been successfully integrated into our corporate structure, and the acquired capabilities, know-how and staff have been assigned to our various business groups.

        Our principal executive office in the United States is located at 3 University Plaza, Suite 600, Hackensack, New Jersey 07601. Our telephone number there is (201) 488-7222. Our principal executive office in Israel is located at Ness Tower, Atidim High-Tech Industrial Park, Building 4, Tel Aviv 61580, Israel. Our telephone number there is +972 (3) 766-6800.

        Ness and V-Ness are our primary trademarks and trade names. All other trademarks, trade names and service marks used in this prospectus are the property of their respective owners.

        Unless otherwise noted, (1) all references to "dollars" or "$" are to United States dollars and all references to "NIS" are to New Israeli Shekels, (2) all of the information provided on a pro forma basis assumes completion of our acquisition of Apar Holding Corp. on January 1, 2003 and (3) all references to shares of our common stock and per share information have been adjusted to reflect the 0.7193 for one reverse stock split effected on September 20, 2004.

Competitive Strengths

        We believe that our competitive strengths include:

        Our vertical expertise.    Since our inception, we have achieved leading positions in a number of the verticals in which we compete. We maintain a staff of highly skilled industry experts in each of these verticals and use this expertise on our engagements to provide a range of end-to-end business solutions.

        Our global delivery model.    We provide services to our clients through a comprehensive global delivery model that integrates both local and global resources in a cost-effective manner. Our fully operational offshore outsourcing centers, including our offshore facilities in India, enable us to minimize the difficulties other outsourcing vendors now face in using foreign employees in the United States.

        Our proven track record.    By consistently providing high quality services, we have achieved a track record of project successes through the completion of numerous engagements around the world.

        Our focus on quality.    We believe strongly in quality throughout our organization. We maintain independent quality assurance capabilities in geographies where we operate.

        Our focus on innovation.    Our employees possess a level of business and technical knowledge that enables us to be innovative when on assignment.

        Our breadth of service offerings.    We believe that the breadth of our service offerings enables us to be a one-stop shop, providing comprehensive business solutions.

        Our long-term relationships with a diverse client base.    We have long-term relationships with many of our clients and, in 2003, existing clients from prior years generated more than 80% of our revenues. Our client base is diverse and we are not dependent on any single client. Agencies of the government of Israel, in aggregate, represented 12% of our pro forma revenues in 2003.

        Our proven ability to scale.    We have grown continuously and successfully since inception, and we have demonstrated the ability to expand our teams and facilities to meet the needs of our clients.

        Our organizational and business flexibility.    Our flexible organizational structure, business culture and technological abilities have allowed us to adapt to rapidly changing economic conditions, as well as significant changes in our clients' needs, enabling us to continue to grow and improve our performance despite the economic downturn of recent years.

        Our ability to integrate acquired companies.    We have grown primarily through acquisitions and we have successfully integrated each acquired company into our corporate structure and culture.

        Our ability to retain and educate employees.    We have maintained a relatively low attrition rate despite traditionally high turnover in the IT services industry.

        Our well-established internal infrastructure.    We utilize an enterprise resource planning system and a customer relationship management system, embodying our best practices, corporate methodologies and financial controls.

Business Strategy

        Our goal is to further solidify and enhance our position as a global IT services and solutions provider on the basis of our quality, professionalism, vertical expertise, reliability and technical innovation. We hold a leading market position in Israel based on revenues from IT services. We intend to extend our geographic and vertical reach through the following strategic initiatives:

        Further penetrate the North American market as well as emerging markets.    We intend to focus considerably on expanding our revenues in North America, and to penetrate specific niches in that market by utilizing our vertical offerings and technical expertise, both organically and through acquisitions. Our acquisition strategy will also target emerging markets in which we believe growth and potential profitability are higher, such as Eastern Europe and Asia.

        Be a market leader in key verticals.    We intend to further solidify our position in our key verticals through internal growth based on complementary offshore offerings and key partnerships, and external growth through acquisitions.

        Continue to grow long-term and recurring revenues through outsourcing and offshore services.    We intend to continue to expand the proportion of our revenues generated from long-term, recurring contracts by focusing on long-term engagements, outsourcing, life-cycle services and other multi-year services, including offshore services.

        Enhance brand visibility.    We intend to continue to develop our brand identity through targeted marketing activities as well as through the exposure provided by this offering.

        Pursue strategic alliances.    We intend to continue to develop alliances that complement our core competencies.

        Continue to strengthen our leading position in the Israeli IT services market.    We intend to retain and enhance our leading market position in Israel with internal growth from outsourcing and a continued focus on our vertical strengths.

Ness U.S.A. Inc.

        Ness U.S.A. was incorporated in Delaware in October 2001 and has operated since its inception as one of our consolidated subsidiaries. Ness U.S.A. provides IT services primarily to clients in the life sciences vertical, including pharmaceutical, biotechnology and biopharma firms as well as medical device manufacturers. Ness U.S.A. also provides IT services to clients in the financial services, telecommunications and other industries. Ness U.S.A. offers technical and management consulting services intended to create business improvements by building integrated business process and technology solutions to strategic problems. These services are primarily in the areas of system integration and application development, software and consulting. Solutions focus in the areas of document management systems, business intelligence and data warehousing, enterprise resource planning, emergency management systems and custom application development. Ness U.S.A. delivers its services locally or through our global delivery model. The address of Ness U.S.A.'s principal executive offices is 3 University Plaza, Suite 600, Hackensack, New Jersey 07601. The telephone number there is (201) 488-7222.

        We are the principal stockholder of Ness U.S.A., holding approximately 86.4% of Ness U.S.A. common stock. The board of directors of Ness U.S.A. is comprised of David Kubersky, Raviv Zoller and Morris Wolfson, none of whom owns any shares of Ness U.S.A. common stock. Ness U.S.A.'s directors and officers own an aggregate of 35,000 shares of Ness U.S.A. common stock. No other stockholder of Ness U.S.A. is a beneficial owner of more than five percent of Ness U.S.A. common stock.

Risks Relating to the Exchange Offer

        Certain risks are associated with a minority holder's decision whether to participate in the exchange offer and with the ownership of our common stock. These risks can generally be divided between risks associated with the exchange offer, risks to non-participating minority holders, and risks associated with the ownership of our common stock. For a full discussion of factors to be considered by all offerees, see "Risk Factors." The following risks are particular to the exchange offer.

        The valuation of minority interests is subjective and neither a fairness nor an independent appraisal has been sought.    The exchange value has been based solely upon the same exchange ratio applicable to former stockholders of Ness U.S.A. who exchanged their equity interests in Ness U.S.A. for equity interests in Ness in the December 2002 share exchange with Ness, as required by the documents governing the December 2002 share exchange, after giving effect to a 0.7193-for-one reverse split of our common stock effected on September 20, 2004. The terms and conditions of the securities and exchange agreement, dated as of December 27, 2002, which effected the prior share exchange are incorporated herein by reference. The exchange value does not necessarily reflect the market value of Ness U.S.A. or the minority interests. No fairness opinion or independent appraisal has been obtained with respect to the exchange value or the minority interests. The exchange ratio for the December 2002 share exchange was determined by an arm's length negotiation between the former principal stockholders of Ness U.S.A. other than us, and our management and board of directors. Although we believe that the exchange value is fair from a financial point of view, no objective basis exists for such belief.

        There is no voting, nor any dissenter's or appraisal rights.    As the decision of a minority holder to participate in this exchange offer is voluntary, no minority holder will be required to vote or will be entitled to exercise any dissenter's or appraisal rights in connection with the exchange offer. Any minority holder not electing to participate in the exchange offer will retain such holder's minority interest in Ness U.S.A.

        We cannot guarantee the taxable status of the exchange offer.    Although we anticipate that the exchange offer will constitute a nontaxable reorganization pursuant to the Internal Revenue Code of 1986, as amended, or the Code, no assurances can be given in this regard. We are not seeking any ruling from the Internal Revenue Service, or the IRS, or any legal opinion regarding the exchange offer. See "Certain Federal Income Tax Considerations."

COMPARISON OF COMMON STOCK AND MINORITY INTERESTS

        Each minority holder accepting the exchange offer will receive shares of our common stock in exchange for his or her minority interest. Substantial differences exist between our common stock and the minority interests including the following: the common stock, not held by our "affiliates" (as defined in the Securities Act), will be freely tradable on The Nasdaq National Market while no trading market exists for the minority interests; owning our common stock would represent an equity interest in a larger entity while each minority interest represents an equity interest in a single entity; and each minority holder's percentage ownership in Ness U.S.A. would be greater than the minority holder's percentage ownership in us following the exchange offer. See "Comparison of Rights of Holders of Ness Common Stock and Ness U.S.A. Common Stock."

THE EXCHANGE OFFER

        We have summarized the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 27 for further information regarding the exchange offer.

Securities to be Exchanged
The exchange offer is an offer to exchange up to an aggregate of 262,319 shares of our common stock for minority interests in Ness U.S.A., in which we own approximately 86.4% of the outstanding equity interests.
Terms of Exchange Offer
One share of our common stock will be issued for each 4.991 shares of Ness U.S.A. common stock tendered for exchange. No fractional shares will be issued, in accordance with the procedure followed in the December 2002 share exchange. As each minority holder's participation in the exchange offer is voluntary, minority holders will not be entitled to exercise any dissenter's or appraisal rights in connection with the exchange offer.
Purpose and Background of the Exchange Offer
We anticipate achieving certain benefits from the simplification of our corporate structure, such as (i) enabling us to more clearly present our operations to prospective investors and lenders, (ii) reducing certain administrative burdens and (iii) eliminating certain potential conflicts of interest between minority holders and our stockholders. Minority holders electing to participate in the exchange offer are also subject to certain risks. We believe that by offering minority holders the opportunity to exchange their minority interests in Ness U.S.A. for our common stock, minority holders will be able to diversify their investment across numerous geographic markets and increase the liquidity of their investment. Offerees who do not elect to participate in the exchange offer will continue to hold their respective minority interests with all risks with respect to those shares.
Calculation of Exchange Value
The exchange value for the minority interests has been based solely on the same exchange ratio applicable to former stockholders of Ness U.S.A. who exchanged their equity interests in Ness U.S.A. for equity interests in Ness in the December 2002 share exchange with Ness as required by the documents governing such share exchange, after giving effect to our stock split. The exchange ratio for the December 2002 share exchange was determined by an arm's-length negotiation between the former principal stockholders of Ness U.S.A., other than us. We have neither sought nor obtained any appraisals or fairness opinions regarding the exchange value, nor conducted any detailed quantitative analysis in determining the value of Ness U.S.A. We believe that the exchange value is fair from a financial point of view. Neither the board of directors of Ness nor Ness U.S.A. is making any recommendation concerning the exchange offer.

How to Exchange
Each Minority Holder accepting the exchange offer must complete and execute the Letter of Transmittal that accompanies this prospectus and return such letter representing the minority interests tendered for exchange to Ness on or before the exchange offer expiration date.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on February 28, 2005, unless we extend the exchange offer.
Closing and Issuance of Stock
The exchange offer closing date will not be later than 5 days following the exchange offer expiration date. Stock certificates representing the shares of our common stock will be issued to the holders of minority interests who accept the exchange offer on the exchange offer closing date.
Conditions to the Offer	The exchange offer is subject to certain conditions, which we may waive in our sole discretion. However, the exchange offer is not conditioned on a minimum level of participation of minority holders.
Revocability of Minority Holder's Acceptance of Exchange Offer
Minority interests that are submitted for exchange pursuant to the exchange offer may be withdrawn by the minority holder by written notice to us received any time prior to the exchange offer expiration date. After the exchange offer expiration date, all acceptances of the exchange offer are irrevocable until the closing date or rejection by us.
Tax Consequences
We anticipate that the exchange of minority interests for common stock will be eligible for treatment as a nontaxable reorganization pursuant to the Code. However, we are not seeking any ruling from the IRS or obtaining any legal opinion regarding the tax effects of the exchange offer. Each minority holder should consult his or her own tax or legal advisor regarding the particular tax consequences to him or her of the exchange offer.
Federal or Regulatory Approvals	We do not anticipate that any federal or regulatory approvals or consents will be required in connection with the exchange offer, other than those already obtained or waived.
Expenses and Fees
All expenses of the exchange offer, estimated to be approximately $80,000, will be paid by us. Our officers and employees will be reimbursed for out-of-pocket expenses but will not receive any compensation or commission in connection with the exchange offer.

Risk Factors
Minority holders should consider all information in this prospectus before tendering their minority interests for our common stock. In particular, minority holders should consider the factors set forth in the section entitled "Risk Factors" appearing elsewhere in this prospectus.
Non-participating Minority Holders
Non-participating minority holders will retain the same rights, obligations and interests which they presently have with respect to their ownership of the minority interests. The risks associated with the ownership of a minority interest generally will not be affected by the exchange offer. We currently plan to have Ness U.S.A. operate as it is currently operating. We do not anticipate any changes in the Ness U.S.A. management team.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma consolidated combined financial information gives pro forma effect to the acquisition as of June 30, 2003 of Apar Holding Corp. and its subsidiaries, combining our consolidated historical statement of operations with the acquired Apar businesses as if the Apar acquisition had been completed on January 1, 2003. This pro forma information should be read in conjunction with the respective consolidated historical financial statements, and the related notes, of Ness and the acquired Apar businesses included elsewhere in this prospectus. The pro forma adjustments reflecting the consummation of the Apar acquisition are based on the purchase method of accounting, available financial information and the estimates and assumptions described in the notes to the unaudited pro forma consolidated combined financial information. For purposes of preparing our consolidated financial statements, we have established a new basis for the assets and liabilities of the acquired Apar businesses based upon their fair values and our purchase price for them, including the cost of the Apar acquisition. The unaudited pro forma consolidated combined financial information reflects our best estimates; however, the results of operations may differ significantly from the pro forma amounts reflected in this prospectus due to various factors, including, without limitation, access to additional information and changes in value. The pro forma adjustments do not reflect any operating efficiencies or cost savings that may be achievable with respect to the combined businesses. The following information is not necessarily indicative of the future operating results of the combined businesses or results of operations of the combined businesses had the Apar acquisition actually been completed on January 1, 2003.

	Year ended December 31, 2003
	Ness Historical	Acquired Businesses(1)	Adjustments	Pro Forma(2)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$225,768	$30,685	$—	$256,453
Cost of revenues	158,987	21,777	—	180,764
Provision for losses on uncompleted contracts	788	—	—	788

Gross profit	65,993	8,908	—	74,901

Operating expenses:
Selling and marketing	21,287	1,276	152(3)	22,715
General and administrative	36,115	9,140	98(4)	45,353
Research and development, net	1,559	—	—	1,559
Other	665	—	—	665

Total operating expenses	59,626	10,416	250	70,292

Operating income (loss)	6,367	(1,508)	(250)	4,609
Financial income (expenses), net	(1,451)	86	—	(1,365)
Other expenses, net	(422)	—	—	(422)
Taxes on income (tax benefit)	(54)	(197)	—	(251)
Equity in net earnings (losses) of affiliates	11	—	—	11

Income (loss) from continuing operations	$4,559	$(1,225)	$(250)	$3,084

Basic net earnings per share from continuing operations(5)	$0.20			$0.04

Diluted net earnings per share from continuing operations(5)	$0.19			$0.04

Weighted average number of shares used in computing:
Basic net earnings per share(5)	15,379			18,490
Diluted net earnings per share(5)	16,611			19,722

(1)
Data reflects the results of operations of Apar for the six months ended June 30, 2003.

(2)
The total purchase price paid in connection with the Apar acquisition has been allocated in the accompanying pro forma information to the tangible and identifiable intangible assets and liabilities ($43.5 million of goodwill) of the Apar businesses based upon an estimate of their fair values.

(3)
Reflects pro forma increase in amortization expenses associated with the acquired client related intangible assets of approximately $1.5 million over their estimated useful lives of up to five years resulting from the application of purchase accounting.

(4)
Reflects pro forma increase in amortization of deferred stock compensation.

(5)
Gives effect to issuance of additional shares of our common stock as payment of accrued dividends on Class B preferred stock.

	Nine months ended September 30, 2003
	Ness Historical	Acquired Businesses(1)	Adjustments	Pro Forma(2)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$156,689	$30,685	$—		$187,374
Cost of revenues	110,319	21,777	—		132,096
Provision for losses on uncompleted contracts	547	—	—		547

Gross profit	45,823	8,908	—		54,371

Operating expenses:
Selling and marketing	15,424	1,276	152(3)		16,852
General and administrative	24,633	9,140	98(4)		33,874
Research and development, net	1,553	—	—		1,153
Other	460	—	—		460

Total operating expenses	41,670	10,416	250		52,336

Operating income (loss)	1,153	(1,508)	(250)		2,395
Financial income (expenses), net	(1,456)	86	—		(1,410)
Other expenses, net	(280)	—	—		(280)

Income (loss) before taxes on income	2,933	(1,422)	(250)		1,265

Taxes on income (tax benefit)	(35)	(197)	—		(232)
Equity in net earnings (losses) of affiliate	57	—	—		57
Minority interest in losses of subsidiary	286	—	—		286

Income (loss) from continuing operations	$3,315	$(1,225)	$(250)		$1,840

Basic net earnings per share from continuing operations(5)	$0.13			$	*

Diluted net earnings per share from continuing operations(5)	$0.13			$	*

Weighted average number of shares used in computing:
Basic net earnings per share(5)	14,323				16,854
Diluted net earnings per share(5)	15,506				16,854

(1)
Data reflects the results of operations of the Apar acquisition for the six months ended June 30, 2003.

(2)
The total purchase price paid in connection with the Apar acquisition has been allocated in the accompanying pro forma information to the tangible and identifiable intangible assets and liabilities ($43.5 million of goodwill) of the Apar businesses based upon an estimate of their fair values.

(3)
Reflects pro forma increase in amortization expenses associated with the acquired client related intangible assets of approximately $1.5 million over their estimated useful lives of up to five years resulting from the application of purchase accounting.

(4)
Reflects pro forma increase in amortization of deferred stock compensation.

(5)
Gives effect to issuance of additional shares of our common stock as payment of accrued dividends on Class B preferred stock.

(*)
Represents an amount less than $0.01.

NESS SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        You should read the following selected consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

        The selected consolidated statement of operations data for the years ended December 31, 2001, 2002 and 2003 and the selected consolidated balance sheet data as of December 31, 2002 and 2003 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1999 and 2000 and the selected consolidated balance sheet data as of December 31, 1999, 2000 and 2001 are derived from our audited consolidated financial statements not included in this prospectus. These financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The selected consolidated statement of operations data for the nine months ended September 30, 2003 and 2004 and the selected consolidated balance sheet data as of September 30, 2003 and 2004 are derived from the unaudited consolidated financial statements included elsewhere in this prospectus, all of which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements, and reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial data in accordance with generally accepted accounting principles for interim financial reporting for the periods presented. Our historical results may not be indicative of the operating results to be expected in any future period and our results for interim periods may not be indicative of results to be expected for the entire year.

	Year ended December 31,					Nine months ended September 30,
	1999	2000	2001	2002(4)	2003(5)	2003	2004
						(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$98,096	$162,970	$151,612	$166,576	$225,768	$156,689	$222,177
Cost of revenues	63,525	114,117	105,604	104,541	158,987	110,319	154,602
Provision for losses (reverse of losses) on uncompleted contracts	881	740	—	161	788	547	(459)

Gross profit	33,690	48,113	46,008	61,874	65,993	45,823	68,034

Operating expenses:
Selling and marketing	8,411	18,650	18,302	19,192	21,287	15,424	18,952
General and administrative	17,475	40,495	29,679	30,168	36,115	24,633	34,142
Research and development, net	448	1,508	2,250	1,516	1,559	1,153	—
Goodwill amortization(1)	2,796	5,450	5,390	—	—	—	—
Other	—	—	—	198	665	460	—

Total operating expenses	29,130	66,103	55,621	51,074	59,626	41,670	53,094

Operating income (loss)	4,560	(17,990)	(9,613)	10,800	6,367	4,153	14,940
Financial income (expenses), net	(3,929)	(5,237)	(5,887)	(8,829)	(1,451)	(1,496)	(4,327)
Other income (expenses), net	(452)	108	(856)	(347)	(422)	280	79

Income (loss) before taxes on income	179	(23,119)	(16,356)	1,624	4,494	2,937	10,692
Taxes on income (tax benefit)	2,743	1,713	807	(48)	(54)	(35)	958
Equity in net earnings (losses) of affiliates	—	(291)	12	(35)	11	57	(651)
Minority interests in losses (earnings) of subsidiary	(299)	26	(96)	(377)	—	286	(65)

Income (loss) from continuing operations	(2,863)	(25,097)	(17,247)	1,260	4,559	3,315	9,018
Loss from discontinued operations(2)	—	—	(1,234)	(395)	(1,105)	(746)	—

Net income (loss)	$(2,863)	$(25,097)	$(18,481)	$865	$3,454	$2,569	$9,018

Basic net earnings (loss) per share from continuing operations(3)	$(0.35)	$(3.04)	$(2.43)	$(0.18)	$0.20	$0.13	$0.40
Basic net earnings (loss) per share(3)	$(0.40)	$(3.38)	$(2.58)	$(0.23)	$0.13	$0.08	$0.40
Diluted net earnings (loss) per share from continuing operations(3)	$(0.35)	$(3.04)	$(2.43)	$(0.18)	$0.19	$0.13	$0.36
Diluted net earnings (loss) per share(3)	$(0.40)	$(3.38)	$(2.58)	$(0.23)	$0.12	$0.08	$0.36
Weighted average number of shares used in computing basic net earnings (loss) per share	8,134	8,247	8,247	8,474	15,379	14,323	18,949
Weighted average number of shares used in computing diluted net earnings (loss) per share	8,134	8,247	8,247	8,474	16,611	15,506	21,499

(1)
Under SFAS No. 142, goodwill acquired in a business combination on or after July 1, 2001 is not amortized. Goodwill arising from acquisitions prior to July 1, 2001 was amortized until December 31, 2001, on a straight line basis over 20 years.

(2)
In January 2003, we decided to discontinue the operations of one of our subsidiaries. The operations of this subsidiary have been eliminated from our operations as a result.

(3)
Gives effect to issuance of additional shares of our common stock as payment of accrued dividends on Class B preferred stock.

(4)
In September 2002, we acquired APP Group CEE B.V. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Results of Operations—2003 Compared to 2002."

(5)
In June 2003, we acquired Apar. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Results of Operations—2003 Compared to 2002" and "—Nine Months Ended September 30, 2004 Compared to the Nine Months Ended September 30, 2003."

	Year ended December 31,					As of September 30,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$21,396	$30,799	$41,356	$43,494	$46,004	$26,583	$40,707
Short-term bank deposits	4,978	238	204	—	3,248	—	237
Working capital	6,897	25,184	22,857	18,178	16,770	(718)	2,805
Total assets	223,512	241,227	230,854	241,883	339,483	311,810	349,669
Total debt, including current maturities	98,425	83,445	92,183	84,204	90,453	81,221	87,184
Stockholders' equity	50,546	77,218	52,887	62,365	126,355	122,576	133,218

PRO FORMA DATA

        In light of the respective total assets and net income of Ness and Ness U.S.A. and as Ness U.S.A. has since its inception, always been a consolidated subsidiary of Ness, pro forma financial statements and other financial information are not included in this prospectus. The pro forma effect of the exchange is deemed to be immaterial.

NESS PER SHARE DATA

        Certain historical per share data of Ness is set forth in the Ness "Selected Consolidated Historical Financial Data" and should be read in conjunction with the "Ness Unaudited Pro Forma Consolidated Combined Financial Information," and the separate consolidated historical financial statements of Ness and notes thereto (which are included elsewhere in this prospectus).

PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

        Ness common stock has been trading on The Nasdaq National Market under the symbol "NSTC" since September 29, 2004. There was no established public trading market for the Ness common stock prior to its initial public offering on September 29, 2004. Ness U.S.A. capital stock is not traded in any established market. This table sets forth, for the dates indicated, the range of high and low per share sales prices for Ness common stock as reported by Nasdaq. These quotations reflect the inter-dealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions. No equivalent market price data is available for Ness U.S.A.

        On September 29, 2004 and January 31, 2005, the low and high sales price per share of Ness common stock were $12.85 and $12.85 and $14.35 and $13.49, respectively.

        On December 15, 2004, there were approximately 120 holders of record of Ness common stock.

        On January 31, 2005, the latest practicable date before the mailing of this prospectus, the last sale price of Ness common stock as reported on The Nasdaq National Market was $13.26 per share.

        Neither Ness nor Ness U.S.A. has ever declared or paid cash dividends on its capital stock during the period indicated in the stock price table set forth above. The holders of our common stock and the holders of Ness U.S.A. capital stock are each entitled to receive dividends when and if declared by the respective board of directors out of funds legally available therefor.

        We currently intend to retain all of our earnings, if any, for the foreseeable future to finance the operation and expansion of our business. Therefore, we do not anticipate paying any dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors may deem relevant.

RISK FACTORS

        Investing in our common stock involves risks. You should carefully consider the following risk factors and other information in this prospectus before deciding to exchange your shares of Ness U.S.A. common stock for shares of our common stock. Any of the risks described below could result in a material adverse effect on our business, results of operations and financial condition. The trading price of our common stock may decline due to any of these risks, and you could lose all or part of your investment.

Risks Relating to the Exchange Offer

The valuation of minority interests is subjective, and neither a fairness opinion nor an independent appraisal has been sought.

        The Exchange Value has been based solely upon the same exchange ratio applicable to former stockholders of Ness U.S.A. who exchanged their equity interests in Ness U.S.A. for equity interests in Ness in the December 2002 share exchange with Ness as required by the documents governing the December 2002 share exchange, after giving effect to a 0.7193-for-one reverse split of our common stock effected on September 20, 2004. The exchange value does not necessarily reflect the market value of Ness U.S.A. or the minority interests. No fairness opinion or independent appraisal has been obtained with respect to the exchange value or the minority interests. The exchange ratio for the December 2002 share exchange was determined by an arm's length negotiation between the former principal stockholders of Ness U.S.A. other than us, and our management and board of directors. Although we believe that the exchange value is fair from a financial point of view, no objective basis exists for such belief. Therefore, the determination of the exchange value is highly subjective and our determination of the fairness thereof has been made without any objective basis.

There is no voting, nor any dissenter's or appraisal rights.

        As the decision of a minority holder to participate in this Exchange Offer is voluntary, no minority holder will be required to vote or will be entitled to exercise any dissenter's or appraisal rights in connection with the exchange offer. Any minority holder not electing to participate in the exchange offer will retain his or her minority interest in Ness U.S.A.

We cannot guarantee the taxable status of the exchange offer.

        Although we anticipate that the exchange offer will constitute a nontaxable reorganization pursuant to the Code, no assurances can be given in this regard. We are not seeking any ruling from the IRS or any legal opinion regarding the exchange offer. The tax consequences of the exchange offer may differ for various minority holders, and each minority holder should consult with his or her own tax advisor regarding the tax effects of the exchange offer.

Effect of Exchange Offer on Non-participating Minority Holders

General

        Ness U.S.A. is a 86.4% owned subsidiary of Ness. Minority holders who do not elect to participate in the exchange offer will continue to own their respective interest in Ness U.S.A. with the same rights, obligations and interests as they have at present. The risks associated with the ownership of a minority interest generally will not be affected by the exchange offer.

No market currently exists for minority interests and there are risks to minority holders in certain corporate transactions.

        There is not presently, nor is there expected to be, any market for the stock or interests in Ness U.S.A. Although we have no present intention to merge Ness U.S.A. into Ness or another Ness subsidiary in order to acquire the minority interest of any non-participating minority holder, there can be no assurance that such events will not occur. In such event, the consideration proposed in any such transaction could have a value greater or less than the exchange value being offered for such minority interests in the exchange offer. In addition, any subsequent attempts by us to acquire minority interests following the exchange offer would not necessarily have to be extended to all non-exchanging minority holders and therefore the non-exchanging minority holders may not receive any offer of such consideration, whether of lesser or greater value than in the exchange offer described in this prospectus. If Ness U.S.A. should be merged into Ness, the holders of interests in Ness U.S.A. would receive the consideration offered in the merger unless they dissent from the merger, in which case such holders may be entitled, with respect to the valuation of their shares, to appraisal rights as provided for under the corporate laws of the State of Delaware provided they perfect their dissenters' rights, if any, pursuant to the provisions of the Delaware General Corporation Law. In such case, non-participating minority holders could receive consideration for their minority interests which is more or less than the exchange value offered hereby. Minority holders should contact their own legal and tax advisers regarding their rights as minority holders under applicable state laws upon a merger, short-form merger or liquidation of Ness U.S.A.

        Moreover, holders of minority interests who do not participate in the exchange offer will remain stockholders of Ness U.S.A., and, therefore, will not have the opportunity to participate in a public trading market.

Risks Relating to Our Business

If we fail to manage our growth, our business could be disrupted and our profitability will likely decline.

        We have experienced rapid growth in recent periods through both acquisitions and organic growth. The number of our employees increased from approximately 2,240 as of December 31, 2001 to approximately 4,855 as of September 30, 2004. We expect our growth to continue to significantly strain our management and other operational and financial resources. In particular, continued growth increases the integration challenges involved in:

  •
  recruiting, training and retaining skilled technical, marketing and management personnel;

  •
  maintaining high quality standards;

  •
  preserving our corporate culture, values and entrepreneurial environment;

  •
  developing and improving our internal administrative infrastructure, particularly our financial, operational, communications and other internal controls; and

  •
  maintaining high levels of client satisfaction.

        The rapid execution necessary to exploit the market for our business model requires an effective planning and management process. Our systems, procedures or controls may not be adequate to support the growth in our operations, and our management may not be able to achieve the rapid execution necessary to exploit the market for our business model. Our future operating results will also depend on our ability to expand our development, sales and marketing organizations. If we are unable to manage growth effectively, our profitability will likely decline.

We may engage in acquisitions, strategic investments, partnerships, alliances or other ventures that are not successful, or fail to integrate acquired businesses into our operations, which may adversely affect our competitive position and growth prospects.

        We have in the past engaged in acquisitions, strategic investments, partnerships and alliances. We may acquire or make strategic investments in complementary businesses, technologies, services or products, or enter into strategic partnerships or alliances with third parties in the future in order to expand our business. We may be unable to identify suitable acquisition, strategic investment or strategic partnership candidates, or if we do identify suitable candidates, we may not complete those transactions on terms commercially favorable to us or at all, which may adversely affect our competitive position and our growth prospects.

        If we acquire another business, we may face difficulties, including:

  •
  integrating that business' personnel, products, technologies or services into our operations;

  •
  retaining the key personnel of the acquired business;

  •
  failing to adequately identify or assess liabilities of that business;

  •
  failure of that business to fulfill its contractual obligations;

  •
  failure of that business to achieve the forecasts we used to determine the purchase price; and

  •
  diverting our management's attention from normal daily operations of our business.

These difficulties could disrupt our ongoing business and increase our expenses. As of the date of this prospectus, we have no agreements to enter into any material acquisition, investment, partnership, alliance or other joint venture transaction.

Because we derive a significant portion of our revenues from the Israeli government, a reduction of government spending in Israel on IT services would reduce, possibly materially, our revenues and profitability.

        We perform work for a wide range of Israeli governmental agencies, including defense, education, justice and finance, which collectively represented approximately 12% of our pro forma revenues in 2003. In 2003, Israeli government spending was reduced generally, including IT services, adversely affecting our revenues. Any further reduction in Israeli government spending for political or economic reasons would reduce, possibly materially, our revenues and profitability. The Israeli economy has experienced a recession over the last three years. Although our revenues derived from agencies of the Israeli government grew each year during that period, the size of the overall Israeli IT services market decreased, putting pressure on our growth rates. As Israel re-enters a period of economic growth, we do not expect any additional short-term decrease.

Quarterly fluctuations in our results of operations could cause our stock price to decline or fluctuate.

        We have experienced, and expect to continue to experience, significant fluctuations in our quarterly results of operations. During the past seven quarters, our net income ranged from approximately $0.2 million to approximately $3.7 million. In future periods, our operating results could be below public expectations, which would likely cause the market price of our common stock to decline. Numerous factors, some of which are beyond our control, may affect our quarterly results of operations, including:

  •
  the size, timing and terms and conditions of significant projects;

  •
  variations in the duration, size and scope of our projects;

  •
  contract terminations or cancellation or deferral of projects;

  •
  our ability to manage costs, including personnel and support services costs, and investments required by us to maintain our existing operations and support future growth;

  •
  currency exchange fluctuations;

  •
  changes in pricing policies by us or our competitors;

  •
  the introduction of new services by us or our competitors; and

  •
  acquisition and integration costs related to possible acquisitions of other businesses.

        During recent periods, our quarterly results have fluctuated as a result of the number of working days in each period and the seasonality of client demand in the IT services industry. Typically our fourth quarter is strongest, when client demand is greatest, and the second and third quarters are weakest, when the number of working days in the quarter is lowest in Israel, currently our largest employee location. We expect these factors to continue to be significant in the future, although we believe that the impact of the number of working days on our results of operations will decrease as our international business continues to grow.

        Our clients typically retain our services for set engagements pursuant to contracts that may be terminated by them with little or no notice and without termination fees. The termination, cancellation or deferral of one or more significant projects could materially and adversely affect our operating results in any fiscal quarter. In addition, we base our current and future expense levels on our internal operating plans and sales forecasts, and our near-term operating costs are, therefore, to a large extent, fixed. As a result, we may not be able to sufficiently reduce our costs on a timely basis in any quarter to compensate for an unexpected near-term shortfall in revenues.

If we fail to attract and retain highly skilled IT professionals, we may not have the necessary resources to properly staff projects.

        Our success depends largely on the contributions of our employees and our ability to attract and retain qualified personnel, including technology, consulting, engineering, marketing and management professionals. Competition for qualified personnel in the IT services industry, in the markets in which we operate, particularly in India and the United States, is intense and, accordingly, we may not be able to retain or hire all of the personnel necessary to meet our ongoing and future business needs. If we are unable to attract and retain the highly skilled IT professionals we need, we may have to forego projects for lack of resources or be unable to staff projects optimally. In addition, the competition for highly skilled employees may require us to increase salaries of highly skilled employees, and we may be unable to pass on these increased costs to our clients, which would reduce our profitability.

If our clients terminate significant contracted projects or choose not to retain us for additional projects, or if we are restricted from providing services to our clients' competitors, our revenues and profitability may be negatively affected.

        Our clients typically retain us on a non-exclusive basis. Many of our client contracts, including those that are on a fixed price, fixed timeframe basis, can be terminated by the client with or without cause upon 90 days' notice or less and generally without termination related penalties. Additionally, our contracts with clients are typically limited to discrete projects without any commitment to a specific volume of business or future work and may involve multiple stages. In addition, the increased breadth of our service offerings may result in larger and more complex projects for our clients that require us to devote resources to more thoroughly understanding their operations. Despite these efforts, our clients may choose not to retain us for additional stages or may cancel or delay planned or existing engagements due to any number of factors, including:

  •
  financial difficulties of a current client;

  •
  a change in strategic priorities;

  •
  a demand for price reductions; and

  •
  a decision by our clients to utilize their in-house IT capacity or work with our competitors.

        These potential terminations, cancellations or delays in planned or existing engagements could make it difficult for us to use our personnel efficiently. In addition, some of our client contracts restrict us from engaging in business with certain competitors of our clients during the term of the agreements and for a limited period following termination of these agreements. Any of the foregoing factors may negatively impact our revenues and profitability.

If we fail to meet our clients' performance expectations, our reputation may be harmed, causing us to lose clients or exposing us to legal liability.

        As an IT services provider, our ability to attract and retain clients depends to a large extent on our relationships with our clients and our reputation for high quality professional services and integrity. As a result, if a client is not satisfied with our services or solutions, including those of subcontractors we engage, our reputation may be damaged. In addition, a number of our contracts provide for incentive based or other pricing terms pursuant to which some of our fees are contingent on our ability to meet revenue enhancement, cost-saving or other contractually defined performance goals. Our failure to meet these goals or a client's expectations in such performance based contracts may result in a less profitable or an unprofitable engagement. Moreover, if we fail to meet our clients' performance expectations, we may lose clients and be subject to legal liability, particularly if such failure has a consequential adverse impact on our clients' businesses.

        In addition, many of our projects are critical to the operations of our clients' businesses. Our exposure to legal liability may be increased in the case of outsourcing contracts in which we become more involved in our clients' operations. While our contracts typically include provisions designed to limit our exposure to legal claims relating to our services and the solutions we develop, these provisions may not adequately protect us or may not be enforceable in all cases. The general liability insurance coverage that we maintain, including coverage for errors or omissions, is subject to important exclusions and limitations. We cannot be certain that this coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. A successful assertion of one or more large claims against us that exceeds our available insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our profitability.

We may be required to be responsible for the performance of business partners we do not control, which could lower our margins and reduce profitability.

        In connection with some of our more complex engagements, we have been required, and may in the future be required, to assume contingent responsibility for the performance of business partners. Our being required to perform the third party obligations of these commitments could have a material adverse affect on our margins and profitability because we would be required to incur additional costs, possibly without any corresponding recovery against the third parties. While we will continue to manage liabilities or risks through rigorous transaction review, we expect that clients may require us to assume certain additional contractual obligations and potential liabilities when we are responsible for the performance of business partners we do not control.

If we fail to complete fixed price contracts on budget and on time, our reputation may be harmed, causing us to lose clients and negatively affecting our profitability.

        We offer a portion of our services on a fixed price basis, rather than on a time-and-materials basis. In each of 2001 and 2002, revenues from fixed price projects accounted for approximately 24% of our total revenues and increased to 26% in 2003. For the nine months ended September 30, 2004, revenues from fixed price projects accounted for approximately 18.9% of our total revenues. Under these contractual arrangements, we bear the risk of cost overruns, completion delays and wage inflation. If we fail to estimate accurately the resources and time required to complete a project or fail to complete our contractual obligations within the scheduled timeframe, our profitability may suffer. Historically, we have not had any cost overruns that have had a material impact on our profitability. However, we cannot be certain that this will continue to be the case.

Our success depends in part upon the senior members of our management team, and our inability to attract and retain them could have a negative effect on our ability to operate our business.

        We are highly dependent on the senior members of our management team, particularly Aharon Fogel, our chairman, Raviv Zoller, our president and chief executive officer, and Tuvia Feldman, our chief operating officer. Mr. Fogel has a strong reputation and significant business experience in the public and private sectors in Israel. Mr. Zoller has been with us since our inception, as our chief financial officer for two years and our president and chief executive officer since 2001, and has been instrumental in securing important client contracts. Mr. Feldman has been managing our operations since 2000 and is in charge of many of our successful methodologies and best practices. We do not maintain key man life insurance for any of the senior members of our management team. Competition for senior management in our industry is intense, and we may not be able to retain our senior management personnel or attract and retain new senior management personnel in the future. The loss of one or more members of our senior management team could have a negative effect on our ability to attract and retain clients, execute our business strategy and otherwise operate our business, which could reduce our revenues, increase our expenses and reduce our profitability.

Disruptions in our telecommunications infrastructure could harm our ability to operate and to deliver our services effectively, which could result in client dissatisfaction and a reduction of our revenues and results of operations.

        A significant element of our global delivery model is to continue to leverage and expand our global development centers. Our global development centers are linked with a network architecture that uses multiple telecommunication service providers and various links with alternate routing, including some routing via virtual private networks on the internet. We may not be able to maintain active voice and data communications between our various global development centers and between our global development centers and our clients' sites at all times. Any significant loss or impairment of our ability to communicate could result in a disruption in our business, which could hinder our performance or our ability to complete client projects on time. This, in turn, could lead to client dissatisfaction and have a material adverse effect on our operations.

Our inability to protect our intellectual property rights may force us to incur unanticipated costs.

        Our success will depend, in part, on our ability to obtain and maintain protection in the United States and other countries for certain intellectual property incorporated into our software solutions and our proprietary methodologies. We may be unable to obtain patents relating to our technology. Even if issued, patents may be challenged, narrowed, invalidated or circumvented, which could limit our ability to prevent competitors from marketing similar solutions that limit the effectiveness of our patent protection and force us to incur unanticipated costs. In addition, existing laws of some countries in which we provide services or solutions may offer only limited protection of our intellectual property rights.

        While we attempt to retain intellectual property rights arising from client engagements, our clients often have the contractual right to such intellectual property. For intellectual property that we own, we rely upon a combination of trade secrets, confidentiality, nondisclosure and other contractual arrangements. These measures may not adequately prevent or deter infringement or other misappropriation of our intellectual property, and we may not be able to detect unauthorized use of, or take appropriate and timely steps to enforce, our intellectual property rights.

If we are unable to secure necessary additional financing, we may not be able to fund our operations or strategic growth.

        In order to achieve our strategic business objectives, we may be required to seek additional financing. For example, future acquisitions may require additional equity and/or debt financing. In addition, we may require further capital to continue to develop our technology and infrastructure and for working capital purposes. These financings may not be available on acceptable terms, or at all. Our failure to secure additional financing could prevent us from completing acquisitions, developing new technologies and competing effectively, all of which would have a negative impact on our continued development and growth.

Our clients' complex regulatory requirements may increase our costs, which could negatively impact our profits.

        Many of our clients, particularly those in the financial services, life sciences, healthcare and defense verticals, are subject to complex and constantly changing regulatory requirements. On occasion, these regulatory requirements change unpredictably. These regulations may increase our potential liabilities if our services are found to contribute to a failure by our clients to comply with the requirements applicable to them and may increase compliance costs as regulatory requirements increase or change. These increased costs could negatively impact our profits.

Risks Related to International Operations

Our international operations subject us to risks inherent in doing business on an international level, any of which could increase our costs and hinder our growth.

        We currently operate in 14 countries and intend to further penetrate key markets, primarily in North America and Europe, while establishing offshore development centers in lower-cost Asian markets. We expect to devote significant resources to this effort but may not be successful in this regard. Risks inherent in our international business activities include:

  •
  difficulties in staffing international projects and managing international operations;

  •
  difficulties in collecting accounts receivable;

  •
  local competition, particularly in North America and Europe;

  •
  imposition of public sector controls;

  •
  trade and tariff restrictions;

  •
  price or exchange controls;

  •
  limitations on repatriation of earnings;

  •
  foreign tax consequences; and

  •
  the burdens of complying with a wide variety of foreign laws and regulations.

One or more of these factors may have a material adverse effect on our business, financial condition or results of operations.

If we fail to achieve planned growth in our offshore facilities, our ability to fulfill client commitments profitably or to fulfill them at all may be compromised.

        Our growth strategy relies in part on the expansion of our offshore development centers. If we fail to retain needed employees in India and other offshore locations, or to manage growth in these regions, our business, financial condition and results of operations may be adversely affected. Wage costs in India have historically been significantly lower than wage costs in North America and Western Europe for comparably skilled professionals. However, wages in India are currently increasing at a faster rate than in North America and Western Europe, which could result in increased costs for IT professionals, particularly project managers and other mid-level professionals. We may need to increase the levels of our employee compensation more rapidly than in the past to remain competitive. Compensation increases may hinder our planned growth and could materially adversely affect our business, financial condition and results of operations.

Regional instability in Israel and India may adversely affect business conditions in those regions, which may disrupt our operations and negatively affect our revenues and profitability.

        We generated approximately 68% of our revenues in Israel in 2003, or 60% on a pro forma basis. In addition, our principal offices and a substantial portion of our employees are located in Israel. Therefore, political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. Since September 2000, there has been a marked increase in hostilities between Israel and the Palestinians. We cannot predict the effect on our business of any increase in the degree of violence by the Palestinians against Israel or the effect of military action elsewhere in the Middle East. The future of peace efforts between Israel and its Arab neighbors remains uncertain. Any future armed conflicts or political instability in the region would likely negatively affect business conditions and adversely affect our results of operations. Furthermore, several countries restrict or prohibit business with Israel or companies that do business in Israel. These restrictive laws and policies may severely limit our ability to provide services in those countries.

        Some of our employees in Israel are currently obligated to perform up to 36 days, depending on rank and position, of military reserve duty annually and are subject to being called for active duty at any time under emergency circumstances. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service. Any consequent disruption in our operations could adversely affect our profitability.

        We also generate revenues from services we deliver from India. India has from time to time experienced instances of civil unrest and hostilities with Pakistan. In recent years, there have been military confrontations between India and Pakistan that have occurred in the region of Kashmir and along the India-Pakistan border. Although the relations between the two countries are currently improving, military activity or terrorist attacks in the future could adversely affect the Indian economy by disrupting communications and making travel more difficult, which may have a material adverse effect on our ability to deliver services from India.

Our international operations subject us to currency exchange fluctuations, which could negatively impact our profitability.

        To date, most of our sales have been denominated in NIS and dollars, while a significant portion of our expenses, primarily labor expenses in India, is incurred in the local currencies of countries in which we operate. For financial reporting purposes, we translate all non United States denominated transactions into dollars in accordance with United States generally accepted accounting principles. As a result, we are exposed to the risk that fluctuations in the value of these currencies relative to the dollar could increase the dollar cost of our operations and therefore have an adverse effect on our profitability.

Potential anti-outsourcing legislation could impair our ability to service our clients.

        In the past few months, the issue of outsourcing of services abroad by American companies has become a topic of political discussions in the United States. Measures aimed at limiting or restricting outsourcing by United States companies are under discussion in Congress and in as many as one-half of the state legislatures. While no substantive anti-outsourcing legislation has been introduced to date, given the intensifying debate over this issue, the introduction of such legislation is possible. If introduced, such measures are likely to fall within two categories: (1) measures that extend restrictions on outsourcing by federal government agencies and on government contracts with firms that outsource services directly or indirectly, and (2) measures that affect private industry, such as tax disincentives or intellectual property transfer restrictions. If any of these measures become law, our ability to service our clients could be impaired.

Terrorist attacks or a war could negatively affect our financial results and prospects.

        Terrorist attacks, such as the attacks of September 11, 2001 in the United States, and other acts of violence or war, like the recent conflict in Iraq, could affect us or our clients by disrupting normal business practices for extended periods of time and reducing business confidence. In addition, these attacks may make travel more difficult and may effectively curtail our ability to serve our clients' needs, any of which could negatively affect our financial results and prospects.

Restrictions on immigration may affect our ability to compete for and provide services in our clients' countries, which could hamper our growth and cause our revenues to decline.

        A portion of our revenues is derived from offshore outsourcing, which requires some personnel from our offshore locations in India and elsewhere to travel to client sites for rotational assignments. The ability of those IT professionals to work in North America, Europe and in other countries depends on their ability to obtain the necessary visas and work permits. The United States has recently reduced the number of H-1B visas authorized annually, and has also increased the level of scrutiny in granting H-1B, L-1 and ordinary business visas. A number of European countries are considering changes in immigration policies as well. The inability of key project personnel to obtain necessary visas could delay or prevent our fulfillment of client projects, which could hamper our growth and cause our revenues to decline.

If the governments of India or Israel were to reduce or withdraw tax benefits and other incentives they provide to us, our net income will decrease.

        Currently, we benefit from the tax benefits that India provides to the export of IT services. These benefits provide a complete exemption from corporate income tax for exported IT services, compared to an ordinary corporate tax rate of approximately 36%. As a result of these incentives, our operations in India have been subject to relatively low tax rates. When these tax benefits are eliminated on March 31, 2009 as scheduled, or if they are eliminated or reduced earlier as the result of political change in India, our tax expense will increase, reducing our profitability.

        Our business operations in Israel benefit from a tax benefit granted to Israeli industrial companies, regarding the ability to file consolidated tax returns for our Israeli subsidiaries, which allows us to offset gains with losses in our Israeli subsidiaries. If the ability to file consolidated tax returns is reduced or eliminated for Israeli industrial companies, the IT industry or for our Israeli subsidiaries, our tax expense would increase, reducing our profitability. We currently have no reason to anticipate that this benefit will be withdrawn.

Risks Relating to Our Stock

There has been limited market for our common stock. Our stock price is likely to be highly volatile and could drop unexpectedly.

        Prior to our initial public offering that commenced on September 29, 2004, there was no public market for our common stock, and we cannot assure you that an active trading market be sustained. The market price may fluctuate significantly in response to a number of factors, including the following, several of which are beyond our control:

  •
  changes in financial estimates or investment recommendations by securities analysts relating to our stock;

  •
  changes in market valuations of IT service providers and other high technology companies;

  •
  announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  loss of a major client or changes in our employee utilization rate; and

  •
  changes in key personnel.

        In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We could be the target of similar litigation in the future. Securities litigation, regardless of merit or ultimate outcome, would likely cause us to incur substantial costs, divert management's attention and resources, harm our reputation in the industry and the securities markets and reduce our profitability.

Your ability to influence corporate decisions may be limited because our executive officers, directors and major stockholders beneficially own approximately 46.5% of our common stock.

        Our executive officers, directors and stockholders who beneficially own 5% or more of our outstanding common stock beneficially own, in the aggregate, shares representing approximately 46.5% of our outstanding common stock. As a result of their stock ownership, if these stockholders were to choose to act together, they would likely be able to control all matters submitted to our stockholders for approval, including the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Provisions in our charter documents and under Delaware law may prevent or delay a change of control of us and could also limit the market price of our common stock.

        Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware corporate law, may discourage, delay or prevent a merger, acquisition or other change in control of our company, even if such a change in control would be beneficial to our stockholders. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

  •
  prohibiting the stockholders from fixing the number of our directors;

  •
  authorizing our board of directors to designate the terms of and issue new series of preferred stock without additional stockholder approvals;

  •
  limiting the individuals who may call a special meeting to our chairman, chief executive officer, the majority of our board of directors or the majority of our stockholders;

  •
  requiring advance notice for stockholder proposals and nominations; and

  •
  prohibiting stockholders from acting by written consent, unless unanimous.

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which limits business combination transactions with stockholders of 15% or more of our outstanding voting stock that our board of directors has not approved. These provisions and other similar provisions make it more difficult for stockholders or potential acquirers to acquire us without negotiation. These provisions may apply even if some stockholders may consider the transaction beneficial to them.

        These provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a premium over the then current market price for our common stock.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus contains forward looking statements within the meaning of Section 27A of Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, including statements regarding our expected financial position, business and financing plans. These forward looking statements reflect our views with respect to future events and financial performance. The words "believe," "expect," "plan" and "anticipate" and similar expressions identify forward looking statements. Although we believe that the expectations and assumptions reflected in such forward looking statements are reasonable, the expectations and assumptions may prove to be incorrect. Important factors that could cause actual results to differ materially from these expectations are disclosed in this prospectus. All subsequent written and oral forward looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by these cautionary statements. We caution readers not to place undue reliance on these forward looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

        We also use market data and industry forecasts and projections throughout this prospectus, which we have obtained from market research, publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry, and the projected amounts may not be achieved. Similarly, although we believe that the surveys and market research others have performed are reliable, we have not independently verified this information.

THE EXCHANGE OFFER

Present Ownership of Ness U.S.A.; Securities to Be Exchanged

        We hereby offer to exchange our common stock for the outstanding minority interests in Ness U.S.A., of which we own approximately 86.4% of the outstanding equity interests. After the exchange offer, assuming that all minority interests are surrendered and accepted for exchange, Ness U.S.A. will be a wholly-owned subsidiary of Ness.

Terms of the Exchange Offer

        We are offering, subject to the terms and conditions set forth in this prospectus and the accompanying material, one share of our common stock for each 4.991 shares of Ness U.S.A. common stock. We cannot assure you that the exchange offer will qualify as a nontaxable reorganization with respect to Ness U.S.A. See "—Tax Consequences" and "Certain Federal Income Tax Considerations." The exchange offer will expire at 5:00 p.m., New York City time, on February 28, 2005. See "Exchange Period." No fractional shares will be issued by Ness, as the same procedure that was established in the December 2002 share exchange will be followed.

Purpose and Background of the Exchange Offer

  Reasons for the Exchange Offer.

        We are undertaking the exchange offer in order to permit minority holders in Ness U.S.A. to exchange their minority interests for our common stock at the same exchange ratio that was applied to the former stockholders of Ness U.S.A. exchanged their equity interests in Ness U.S.A. for our common stock in the December 2002 share exchange with Ness after giving effect to our stock split. We are obligated to undertake this exchange offer to the minority holders pursuant to the terms of a securities exchange agreement, dated as of December 27, 2002, under which we completed the prior share exchange described above.

        Potential benefits to Ness.    We believe that the simplification of our organizational structure will enable us to present more clearly our operations to prospective investors and lenders, thereby enhancing our ability to obtain capital to develop and expand the markets we serve. This simplification will also reduce certain administrative burdens and eliminate certain potential conflicts of interest between minority holders and our stockholders.

        Potential benefits to minority holders.    We also believe that the exchange offer provides a means by which minority holders may transform an investment in Ness U.S.A. to a freely tradeable investment in a publicly-traded company, following the completion of the exchange offer. The proposed exchange offer affords the minority holders the opportunity to increase the liquidity of their investment and to diversify the risk associated with their investment. Upon the consummation of the exchange offer, an existing minority holder will be subject to all risks associated with the ownership of our common stock. At the present time, no trading market exists for the minority interests. Moreover, a regular market for such minority interests is unlikely to develop in the future. Upon the consummation of the exchange offer (assuming all of the minority interests are exchanged), Ness U.S.A. will be a wholly-owned subsidiary of Ness. Minority holders electing not to participate in the Exchange Offer will continue to own their respective minority interests in Ness U.S.A. The risks associated with the ownership of a minority interest generally will not be affected by the exchange offer. We currently plan to have Ness U.S.A. operate as it is currently operating. We do not anticipate any changes in the Ness U.S.A. management team.

Calculation of Exchange Value

        The exchange value has been based solely upon the same exchange ratio as the ratio used in the exchange between former Ness U.S.A. stockholders and Ness in December 2002 as required by the document governing the December 2002 share exchange, after giving effect to our stock split. We believe that the exchange value attributable to each minority interest is fair from a financial point of view. The Board of Directors of Ness U.S.A. has not made any independent determination of the fairness of the exchange value from a financial point of view. We have not elected to obtain independent appraisals or fairness opinions regarding the exchange value after considering (i) that we are obligated to undertake this exchange offer on the terms described in this prospectus pursuant to a contractual obligation we agreed to in December 2002, (ii) that the prior share exchange in December 2002 was the result of arm's-length negotiations, (iii) the estimated cost and time required to prepare such report and (iv) the consensual nature of the exchange offer. Therefore, the determination of the exchange value may be considered to be highly subjective.

How to Exchange

        Accompanying this prospectus are instructions necessary for a minority holder to tender his or her minority interest for exchange. Each exchanging minority holder must complete and execute all items indicated on his or her Letter of Transmittal and return such documents to us on or before the exchange offer expiration date. Each Letter of Transmittal requires the minority holder to make certain representations and warranties in connection with the exchange, including, among others, that he has full right, power and authority to transfer the minority interest tendered; that such minority interest has not been previously conveyed; and that the minority interest is free and clear of all liens, encumbrances and adverse claims. The Letter of Transmittal, duly completed, must be received by us not later than the exchange offer expiration date. A minority holder must tender for exchange all of his or her minority interest subject to the exchange offer if he or she tenders any.

Exchange Period

        The exchange offer is scheduled to expire at 5:00 p.m., New York City time, on the exchange offer expiration date. The exchange offer will close within five days following the exchange offer expiration date. See "—Terms of the Exchange Offer"; "—Closing and Issuance of Stock." We will not accept Minority Interests that are not properly delivered for exchange by the exchange offer expiration date. See "—How to Exchange."

Closing and Issuance of Stock

        The exchange offer closing date will be no later than five days following the exchange offer expiration date. On the exchange offer closing date, unless the exchange offer has been withdrawn by us, we will instruct our transfer agent to release stock certificates representing the requisite number of shares of our common stock to the minority holders who have properly delivered their minority interests for exchange and whose minority interests have been accepted by us for exchange as soon as practicable after the exchange offer closing date. See "—Exchange Period"; "—Conditions to the Offer."

Conditions to the Offer

        We reserve the right, in our sole discretion, at any time and from time to time, to (i) delay the acceptance of minority interests for exchange, (ii) to terminate the exchange offer if certain specified conditions have not been satisfied, (iii) to extend the exchange offer expiration date and retain all minority interests tendered for exchange; (iv) to waive any condition or otherwise amend the terms of the exchange offer in any respect. In addition to (and not in limitation of) our rights to amend the exchange offer at any time in our discretion, we will not be required to accept for exchange, or exchange, any minority interests surrendered, and may terminate, extend or amend the exchange offer, if at any time at or prior to the exchange offer closing date (regardless of whether any minority interests have previously been accepted for exchange), any of the adverse events described below shall occur, which in our sole judgment, in any case and regardless of the circumstances giving rise to any such condition (including any action or inaction by us or any of our subsidiaries or affiliates) makes it inadvisable to proceed with the exchange offer or with acceptance for exchange or exchange of minority interests.

        The exchange offer is conditioned on the requirement that the registration statement of which this prospectus forms a part shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission, and that the shares of our common stock that shall be issued to minority holders in the exchange offer shall be authorized for listing on The Nasdaq National Market, subject only to official notice of issuance. In addition, as described below, the exchange offer is conditioned on all regulatory approvals required to consummate the exchange offer having been obtained and remaining in full force and effect, and no such approval containing any conditions or restrictions which our board of directors determines will or could be expected materially to impair the strategic and financial benefits expected to result from the exchange offer.

        In addition, the exchange offer is conditioned upon none of the following events, each of which we consider to be an adverse event, having occurred.

  (a)
  there shall have been threatened, instituted or pending any action or proceeding by or before any court or governmental regulatory or administrative agency, authority or tribunal, which (i) seeks to challenge the acquisition by us of the minority interests, or to restrain, prohibit or delay the making or consummation of the exchange offer, (ii) seeks to make the exchange for some or all of the minority interests pursuant to the exchange offer illegal, (iii) seeks to impose material limitations on our ability to exercise full rights of ownership of the minority interests purchased, including, but not limited to, the right to vote the minority interests purchased on all matters properly presented to the stockholders of Ness U.S.A. or (iv) may result in a material diminution in the benefits expected to be derived by us as a result of the transactions contemplated by the exchange offer; or

  (b)
  there shall have been proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by any state or federal government or governmental authority or by any court, any statute, rule, regulation, judgment, order or injunction, that, in our sole judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above.

        If the exchange offer is not consummated, all offers to accept the exchange offer shall be void and no shares of our common stock will be issued pursuant to the exchange offer.

        These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. The failure by us at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by us concerning the events described in the foregoing conditions will be final and binding on all parties, including tendering minority holders.

Validity of Minority Holder's Acceptance of Exchange Offer

        All questions as to validity, form, eligibility and acceptance with respect to minority interests delivered for exchange will be determined by us in our sole discretion. This discretion includes the interpretation of the terms and conditions of the exchange offer and the instructions to the Letter of Transmittal. We reserve the right to waive any irregularities or conditions as to any minority interests delivered for exchange. If any irregularities exist with regard to a minority holder's acceptance of the exchange offer, they must be cured before the exchange offer expiration date, unless waived by us. Any exchange documents which are not properly completed and executed, and as to which irregularities are not cured or waived, will be returned to the exchanging minority holder as soon as practicable. A minority holder's acceptance of the exchange offer will be deemed not to have been made until any irregularities or defects have been corrected or waived.

Revocability of Minority Holder's Acceptance of Exchange Offer

        Minority interests which are submitted for exchange pursuant to the exchange offer may be withdrawn by the minority holder by written notice to us received any time prior to the exchange offer expiration date. After the exchange offer expiration date, all acceptances of the exchange offer are irrevocable until the exchange offer closing date or rejection by us.

Accounting Treatment

        Assuming all minority interests are acquired by us pursuant to the exchange offer, the transaction would be accounted for using the purchase method.

Tax Consequences

        We anticipate that the consummation of the exchange offer will be eligible for treatment as a nontaxable reorganization, pursuant to section 368 of the Code. However, we are not seeking any ruling from the IRS or obtaining any legal opinion regarding the tax effect of the exchange offer. Therefore, we cannot assure that the exchange offer will be treated as a nontaxable reorganization to such minority holders. Each minority holder should consult his or her own tax or legal advisor regarding the particular tax consequences to him or her of the exchange offer. See "Certain Federal Income Tax Considerations."

Management and Operations of Ness U.S.A. After the Exchange

        After consummation of the exchange offer, assuming all minority interests are exchanged, Ness U.S.A. will be a wholly-owned subsidiary of Ness. We presently anticipate that Ness U.S.A. will continue to be managed by a board of directors consisting of David Kubersky, Raviv Zoller and Morris Wolfson. We do not anticipate that the board of directors or management of Ness U.S.A. will change following the Exchange Offer.

Federal or Regulatory Approvals

        We do not anticipate that any federal or regulatory approvals or consents will be required in connection with the exchange offer, other than those already obtained or waived.

Expenses and Fees

        Regardless of whether the exchange offer is consummated, we will pay our own expenses in connection with this offering. The expenses of the exchange offer are anticipated to be approximately $80,000, consisting of legal, accounting and printing fees and other costs and expenses.

COMPARISON OF RIGHTS OF HOLDERS OF NESS COMMON STOCK AND NESS U.S.A. COMMON STOCK

        This section of the prospectus describes material differences between the rights of stockholders of our common stock and the rights of stockholders of the Ness U.S.A. capital stock. The rights compared are those found in the respective companies' charter documents and corporate law provisions for Delaware, which is the state in which both companies are incorporated. While we believe that these descriptions address the material differences, this summary may not contain all of the information that is important to our stockholders and the minority holders should read this entire document and the documents referred to in this summary carefully for a more complete understanding of the differences between the rights of our stockholders, on the one hand, and Ness U.S.A. stockholders, on the other.

Size of the Board

        The size of the Ness board is fixed from time to time by resolution of the board of directors. Currently, there are eight directors.

        The size of the Ness U.S.A. board is fixed from time to time by resolution of the board of directors. Currently, there are three directors.

Classification

        Neither the Ness nor Ness U.S.A. boards of directors are classified. Each director is up for election every year.

Removal of Directors

        Any Ness or Ness U.S.A. director or the entire board may be removed, with or without cause, by holders of the majority of the capital stock entitled to vote in any election of directors, voting together as a single class, subject to the rights of the holders of any class or series of preferred stock.

Vacancies

        Both the Ness and Ness U.S.A. bylaws provide that vacancies may only be filled by the vote of a majority of the directors in office, although less than a quorum, or by the sole remaining director.

Limitation on Director Liability

        Both the Ness and Ness U.S.A. certificates of incorporation eliminate a director's personal liability for breach of fiduciary duty as a director to the fullest extent allowed under Delaware law.

Indemnification of Directors and Officers

        Both Ness and Ness U.S.A. indemnify their directors and officers to the fullest extent allowed under Delaware law.

Amendments to Certificate of Incorporation

        Neither the certification of incorporation of Ness nor Ness U.S.A. have a threshold greater than Delaware law for approving charter amendments.

Amendment to Bylaws

        Both the Ness and Ness U.S.A. board of directors have the authority to amend their respective bylaws by a majority vote. Ness and Ness U.S.A. stockholders may also amend the bylaws by a majority vote.

Authorized Capital Stock

        The Ness certificate of incorporation authorizes the issuance of up to 76,500,000 shares of common stock, $0.01 par value per share, and 8,500,000 shares of preferred stock, $0.01 par value per share. The Ness board of directors is authorized, without further action by the stockholders, and subject to any limitations prescribed by law, to fix for each such series of preferred stock such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof.

        As of January 24, 2005, 33,601,806 shares of Ness common stock, and no shares of Ness preferred stock, were issued and outstanding.

        The Ness U.S.A. certificate of incorporation authorizes the issuance of up to 15,000,000 shares of common stock, par value $0.01 per share, as well as up to 2,000,000 shares of preferred stock, par value $0.01 per share. The Ness U.S.A. board of directors is authorized, without further action by the stockholders, and subject to any limitations prescribed by law, to fix for each such series of preferred stock such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof.

        As of January 24, 2005, 9,639,500 shares of Ness U.S.A. common stock, and no shares of Ness U.S.A. preferred stock, were issued and outstanding.

Dividends

        Delaware law provides that the directors of a corporation may declare and pay dividends on capital stock. Dividends may only be paid out of surplus, which is the excess of net assets of the corporation over capital, or, if the corporation does not have adequate surplus, out of net profits for the current or immediately preceding fiscal year, unless the net assets are less than the capital of any outstanding preferred stock.

        Neither the Ness nor the Ness U.S.A. certificate of incorporation place any additional restrictions on their respective board's ability to declare dividends.

Stock Repurchases, Redemptions and Conversions

        In general, a corporation may not purchase or redeem its own shares if its capital is impaired or if the purchase or redemption would cause its capital to be impaired. A company may, however, purchase or redeem preferred shares out of capital if the shares will then be retired, thereby reducing the capital of the corporation.

        Neither the Ness nor the Ness U.S.A. certificate of incorporation place any additional restrictions on their respective board's ability to purchase or redeem company stock.

Election of Directors

        Neither Ness nor Ness U.S.A. stockholders have cumulative voting rights.

Appraisal or Dissenters' Rights

        Under the Delaware General Corporation Law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal (or dissenters') rights pursuant to which such stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of consideration he or she would otherwise receive in the transaction. Such rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange, such as Nasdaq, or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met. Ness U.S.A. stockholders are entitled to appraisal rights in the Exchange Offer. See "Risk Factors—Risks Relating to the Exchange Offer."

Action by Written Consent

        Ness' certificate of incorporation prohibits the stockholders from acting by written consent, unless unanimous.

        Ness U.S.A. stockholders may act by written consent, provided the written consent is signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Annual Meeting of Stockholders

        The annual meetings of both Ness and Ness U.S.A. are held on the date and at the place fixed by their respective boards of directors.

Special Meeting of Stockholders

        The Ness bylaws provide that special meetings of the stockholders may only be called by the chairman of the board, chief executive officer or the board of directors pursuant to a resolution adopted by a majority of the whole board or by the corporate secretary at the direction of the holders of at least a majority of Ness's voting stock. The whole board means the total number of directors which Ness would have if there were no vacancies.

        The Ness U.S.A. bylaws provide that special meetings of Ness U.S.A. stockholders may be called by two or more directors, the chairman of the board, president or corporate secretary upon receipt of a written request signed by stockholders entitled to cast a majority of the shares of stock that would be entitled to vote on the proposed matter at the special meeting. The place of the special meeting shall be fixed by the body or person calling the special meeting.

Advance Notice Requirements of Stockholder Nominations

        In order to nominate an individual for election to the board of directors, Ness bylaws require a stockholder to provide written notice of the nomination to the corporate secretary at least 120 days before the meeting when such nomination would be considered.

        Ness U.S.A.'s bylaws do not contain any similar provision.

Advance Notice Requirements of Stockholder Business

        In order to raise business before the annual meeting, a Ness stockholder must provide written notice of such intent and a brief description of:

  •
  the issue and why it is to be brought before the meeting;

  •
  the name and address, as they appear on the corporation's books, of the stockholder proposing such business;

  •
  the number of shares of Ness common stock the stockholder owns; and

  •
  any material interest the stockholder may have in the matter. The information must be delivered to Ness's corporate secretary at least 120 days before the first anniversary of the day written notice of the previous year's meeting was given.

        Ness U.S.A.'s charter documents do not contain comparable provisions.

Rights of Inspection

        Neither the charter documents of Ness nor Ness U.S.A. provide for inspection rights for stockholders.

Transactions Between the Corporation and its Directors and Officers

        Delaware law provides that a transaction between a corporation and one of its directors or officers or between the corporation and an entity with which a director or officer is affiliated shall be valid if:

  •
  the director/officer discloses the material facts to the board of directors and the transaction is approved by a majority of disinterested directors; or

  •
  the director/officer discloses the material facts to the stockholders and the stockholders approve the transaction; or

  •
  the transaction is fundamentally fair to the corporation as of the time it is authorized, approved, or ratified by the directors or the stockholders.

        Both the Ness and the Ness U.S.A. certificates of incorporation generally track Delaware law.

Stockholders' Rights Plan

        Neither Ness nor Ness U.S.A. currently has stockholders' rights plans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis together with our consolidated financial statements and the related notes appearing at the end of this prospectus. This discussion contains forward looking statements that involve risks and uncertainties. Our actual results could differ materially from the results described in or implied by these forward looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors."

Overview

        We are a global provider of IT services and end-to-end business solutions designed to help clients improve their competitiveness and effectiveness. End-to-end business solutions encompass all stages of a client's business process and incorporate all technologies and IT services related to that process. Our portfolio of solutions and services includes outsourcing, system integration and application development, software and consulting, and quality assurance and training. The primary industries, or verticals, we serve include government and defense, financial services, life sciences and healthcare, telecommunications and utilities, and independent software vendors, or ISVs.

        We have operations in 14 countries across North America, Europe and Asia. We combine our deep vertical expertise and strong technical capabilities to provide a complete range of high quality services on a global scale. By integrating our local and international personnel in focused business and project teams, this global delivery model leverages our corporate knowledge and experience, intellectual property and global infrastructure to develop innovative solutions for clients across the geographies and verticals we serve. We complement this global delivery model with our offshore delivery capabilities to achieve meaningful cost reductions or other benefits for our clients.

        Our revenues have grown from $98.1 million in 1999 to $225.8 million in 2003, representing a compounded annual growth rate of approximately 23%. Our revenue growth is attributable to a number of factors, including acquisitions we made during the period, increases in the number and size of projects for existing clients, and the addition of new clients. Our client base is diverse, and we are not dependent on any single client. In 2003, no client accounted for more than 5% of our revenues and our largest twenty clients together accounted for approximately 38% of our revenues. For 2001, 2002 and 2003, the percentage of our revenues generated by public and private clients in Israel was 93%, 80% and 68%, respectively, and 57% for the nine months ended September 30, 2004. The percentage of our revenues derived, in aggregate, from agencies of the government of Israel for the same time periods was 16%, 17%, 14% and 12%, respectively, while our revenues from these agencies increased steadily during the same periods. Existing clients from prior years generated more than 80% of our revenues for the nine months ended September 30, 2004.

        Our backlog as of December 31, 2003 was $238.0 million compared to $127.2 million as of December 31, 2002, and our backlog as of September 30, 2004 was $354 million. The $110.8 million increase in our backlog during 2003 was primarily due to new bookings, largely outsourcing and offshore, with both existing and new clients, and approximately $32.8 million of backlog added by the Apar acquisition. The increase of $135 million during the nine months ended September 30, 2004 was due exclusively to new bookings. We achieve backlog through new signings of IT services projects and outsourcing contracts, including for new and repeat customers. We recognize backlog as revenue when we perform the services related to backlog. We believe that our increased focus on outsourcing and multi-year offshore contracts will contribute further to our backlog growth.

        The market for IT services remained depressed during 2003 due to the continuing uncertain global economic and political environment and the lack of a significant new technology to stimulate spending. We continue to experience increasing pricing pressure from competitors as well as from clients facing pressure to control costs under this environment. The pace of consolidation, as well as vertical integration, among competitors in the markets in which we operate continues to increase. The growing use of globally sourced, lower-cost service delivery capabilities within our industry continues to be a major business driver.

        To remain successful, we must continue to maintain and grow our client base, provide high-quality services and products to our clients, and maintain and increase our vertical expertise while lowering the average cost of our services through our global delivery model. We intend to further penetrate the North American market as well as emerging markets such as Eastern Europe and Asia, be a market leader in key verticals, continue to grow long-term and recurring revenues, enhance brand visibility, pursue strategic alliances and continue to strengthen our leading position in the Israeli IT services market.

        We have pursued an active acquisition strategy to achieve growth. We have been able to integrate these acquisitions by attracting, retaining, motivating, and developing talented management, sales and technical professionals. Since 2001, we have completed three significant acquisitions. In October 2001, we formed Ness U.S.A. to acquire substantially all of the assets and liabilities of Blueflame Inc. out of Blueflame's Chapter 11 bankruptcy proceeding. Ness U.S.A. is an advanced technology solutions provider to the life sciences, telecommunications, financial services and other verticals. The cash consideration and related purchase costs totaled approximately $5.1 million. Following this acquisition, we owned 68% of Ness U.S.A.'s outstanding shares of common stock. In December 2002, through a stock exchange agreement with certain stockholders of Ness U.S.A., we increased our stock ownership of Ness U.S.A. to approximately 86%.

        In September 2002, we acquired APP Group CEE B.V., an IT services firm located primarily in the Czech Republic and serving the telecommunications, utilities and financial services verticals. The consideration paid for this acquisition was comprised of approximately 900,000 shares of our common stock and options to purchase approximately 160,000 shares of our common stock.

        Effective June 30, 2003, we acquired Apar Holding Corp., an IT services company operating in both the United States and Asia and providing services to ISVs, financial services, telecommunications, retail and other verticals. The consideration paid for this acquisition was comprised of (i) the issuance of approximately 6.2 million shares of our common stock, (ii) the assumption of options to purchase approximately 540,000 shares of our common stock and (iii) $11.0 million in cash. In addition, former holders of Apar common stock will receive up to 93,763 shares of our common stock upon completion of the Ness U.S.A. exchange.

        During 2002 and 2003, we also acquired the businesses of several small Israeli IT services companies for aggregate cash consideration of $2.0 million and options to purchase approximately 26,000 shares of our common stock.

        Effective January 1, 2004, Ness ISI, our former wholly-owned subsidiary and a developer of our medical records system, raised $6.0 million in a first round of venture capital financing led by unrelated third parties. As a result, new management was appointed and our share ownership was reduced to 33.3%. This share ownership could be reduced further to 27% upon the exercise of stock options.

  Sources of revenues

        Our revenues are generated principally from IT services provided on either a time-and-materials or a fixed price basis. The percentage of our services revenues generated under fixed price contracts was steady at 24% in 2001 and 2002, and increased to 26% in 2003. For the nine months ended September 30, 2004, revenues from fixed price projects accounted for approximately 18.9% of our total revenues. For fixed price services (including system integration and application development services) requiring significant customization, integration and installation, we recognize revenue using the percentage of completion method in accordance with the "Input Method." The percentage of completion is measured by monitoring progress using records of actual time incurred to date in the project compared to the total estimated project requirements, which corresponds to the costs related to earned revenues. Estimates of total project requirements are based on prior experience of customization, delivery and acceptance of similar services, and are reviewed and updated regularly by management. Provisions for estimated losses on uncompleted contracts are made in the period in which the losses are first determined, in the amount of the estimated loss on the entire contract. Estimated gross profit or loss from long-term contracts may change due to changes in estimates resulting from differences between actual performance and original forecasts. Such changes in estimated gross profit are recorded in results of operations when they are reasonably determined by management on a cumulative catch up basis.

        Revenues from services provided on a time-and-materials basis or on a fixed price basis (including outsourcing, consultation, quality assurance and training) are recognized as those services are performed or over the term of the related agreement provided that there is evidence of an arrangement, fees are fixed and determinable and collectibility is reasonably assured. The number of billable hours in a period is determined by the number of technical professionals on staff and employee utilization. We define billable utilization as the total billable hours divided by the total available hours of our professionals. The number of billable hours in a period is affected by the number of vacation days and holidays in that period. Consequently, because we typically have more work days in our first and fourth quarters than in our second and third quarters, particularly in Israel where we generated approximately 68% of our revenues in 2003, or 60% on a pro forma basis, and which is currently our largest employee location, our revenues and profits are typically higher in our first and fourth quarters. We believe the impact of the number of working days on our results of operations will decrease as our international business continues to grow.

        We also experience seasonality due to client demand typically being greater in the fourth quarter, and as a result this generally is our strongest quarter. We expect this factor to continue to be significant in the future.

        We also generate revenues through the sale of third party software licenses. Such sales are recognized on a net or gross basis, as applicable.

        As a global company, our revenues are denominated in multiple currencies and may be significantly affected by currency exchange-rate fluctuations.

  Cost of revenues and gross profit

        Cost of revenues is affected primarily by the cost of client service personnel, which consists mainly of compensation, sub-contractor and other personnel costs, and non-payroll outsourcing costs. Cost of revenues as a percentage of revenues is driven by the billing rates we obtain for our solutions and services, the billable utilization of our client service workforce and the level of non-payroll costs associated with the continuing growth of new outsourcing contracts.

        Cost of revenues as a percentage of revenues, and consequently gross profit, are also affected by our mix of business, including the balance between outsourcing contracts, where gross margins are lower, and system integration and consulting contracts.

  Selling and marketing, general and administrative, and research and development expenses

        Selling and marketing expenses are comprised of business development and marketing activities and the development of new service offerings. General and administrative costs primarily include compensation of our corporate and branch administrative employees, information systems, logistics, office space, and related depreciation expense, all of which we seek to manage at levels consistent with changes in activity levels in our business. Research and development expenses were comprised solely of the development of Ness ISI's dbMotion system. Following the recent issuance of preferred shares by Ness ISI that reduced our share ownership to a non controlling interest, we no longer consolidate its results of operations in our financial statements, and therefore do not expect to incur additional material research and development expenses in the near future.

  Financial income and expenses and other income and expenses

        Financial income and expenses includes interest income, interest expense and foreign currency exchange gains and losses. Other income and expenses includes gains and losses from sales of fixed assets. Foreign currency gains and losses are generated primarily by fluctuations of the NIS, Indian rupee and Euro against the dollar.

  Income tax expense

        Our income earned from providing services is subject to tax in the country in which we perform the services. We have benefited from net operating loss carry forwards in the United States and Europe and will continue to benefit from net operating loss carry forwards in the future. We also expect to continue to benefit from various tax benefits granted to Israeli industrial companies, as well as from a tax holiday in India that is available to export oriented IT services firms. As a result of these net operating loss carry forwards and tax benefits, our operations have been subject to relatively lower tax liabilities. Our exact effective tax rate in future periods will vary based on the geographic distribution of our earnings. Our tax holiday in India will expire on March 31, 2009, which will materially increase our effective tax rate.

Application of Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and results of operations are based on consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. The actual results may differ from these estimates under different assumptions or conditions.

        Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and which could result in materially different results under different assumptions and conditions. Application of these policies is particularly important to the portrayal of our financial condition and results of operations. We believe that the accounting policies described below meet these characteristics. Our significant accounting policies are more fully described in the notes to the accompanying consolidated financial statements.

  Revenue Recognition

        We generate our revenues from contracts for system integration and application development services, outsourcing, consultation, quality assurance and training services as well sales of third party software licenses. We provide services on either a fixed price or time and materials basis. For time and materials contracts, we recognize revenues as services are performed based on the hours actually incurred at the negotiated billing rates. We also charge our clients for certain costs and expenses, such as the installation of hardware and cost of subcontractors.

        Our fixed price contracts relate primarily to long-term development projects. We recognize revenues related to these contracts using the percentage of completion method based on the percentage of costs incurred to date in relation to the total estimated costs expected upon completion. This requires us to make estimates and assumptions regarding the resources and time required to fulfill the contracts' obligations including work effort, materials and subcontractors. We rely on our experience from other projects in making these estimates, and, in addition, use our internal project management and financial systems to track and manage the projects. Employees and project managers regularly submit updates to these systems, which are then used by executive management to monitor the projects and revise the estimates, if necessary. These systems are updated on a regular basis by inputs from employees' and project managers' estimates, which produce analysis, and are used by executive management to monitor the projects and revise the estimates, if necessary. Historically, our estimates have been indicative of our actual results; however, there have been few cases where we had to adjust assumptions, primarily regarding work effort.

        We generally recognize revenues on a gross basis, representing the entire amount, because we bear the risks and rewards of ownership, including the risk of loss for collection, delivery and returns, and have latitude in establishing product pricing above specific minimums. Management determines whether we bear the risks and rewards of ownership based on relevant sale contract terms. Whenever the majority of contract terms indicate that we bear the risks and rewards, revenues are recognized on a gross basis. For software license sales and hardware sales, we record revenues on a net basis, based on management's determination that majority of contract terms indicate that we do not bear the risks and rewards related to such contracts.

        For arrangements that involve multiple revenue activities, (i.e., the delivery or performance of multiple products, services, and/or rights to use assets), management assumes that separate contracts with the same party entered into at or near the same time are a package, and allocate the associated consideration to the separate activities based on their relative fair values. In order to determine the fair values of the different activities covered by each agreement, management applies standard pricing used for products and services in similar arrangements and hourly rates based on similar activities we have performed for other clients.

  Foreign Currency Translation

        The financial statements of our subsidiaries whose functional currency is not the dollar have been translated into U.S. dollars. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate for the period. The resulting translation adjustments are reported as a component of stockholders' equity in accumulated other comprehensive income (loss). For financial statements of certain subsidiaries whose functional currency is the dollar, monetary accounts maintained in currencies other than the dollar are remeasured into dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board ("FASB") "Foreign Currency Translation." All gains and losses from the remeasurement of monetary balance sheet items are reflected in the statement of operations as financial income or expenses as appropriate.

  Allowance for Doubtful Accounts

        We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our clients to make required payments. The allowance for doubtful accounts is determined by evaluating the credit worthiness of each client based upon market capitalization and other information, including the aging of the receivables. If the financial condition of our clients were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. In each financial period, we estimate the likelihood of collecting every receivable and record a cumulative allowance, which was approximately $1.5 million and $1.8 million at December 31, 2002 and 2003, respectively.

  Goodwill and Other Intangible Assets

        Goodwill represents excess of the costs over the net assets of businesses acquired. Under SFAS No. 142, goodwill acquired in a business combination on or after July 1, 2001 is not amortized. Goodwill arising from acquisitions prior to July 1, 2001 was amortized until December 31, 2001, on a straight-line basis over 20 years.

        SFAS No. 142 requires goodwill to be tested for impairment on adoption and at least annually thereafter or between annual tests in certain circumstances, and written down when impaired, rather than amortized as previous accounting standards required. Goodwill is tested for impairment at the reporting unit level by comparing the fair value of the reporting unit with its carrying value. Fair value is determined using discounted cash flows. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates, and weighted average cost of capital for the reportable unit. As of December 31, 2003, no impairment losses were identified.

        Intangible assets acquired in a business combination on or after July 1, 2001 should be amortized over their useful life using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up, in accordance with SFAS No. 142. Customer related intangible assets are amortized over a period of 5 years.

  Income Taxes

        Determining the consolidated provision for income tax expense, deferred tax assets and liabilities and related valuation allowance involves judgment. As a global company, we are required to calculate and provide for income taxes in each of the tax jurisdictions in which we operate. This involves estimating current tax exposures in each jurisdiction as well as making judgments regarding the recoverability of deferred tax assets. Tax exposures can involve complex issues and may require an extended period to resolve. Changes in the geographic mix or estimated level of annual pre-tax income can affect the overall effective tax rate.

        We and our subsidiaries account for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. We have recorded a valuation allowance for the tax benefits of certain subsidiaries' net operating loss carry forwards.

  Stock based Compensation

        We have elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44") in accounting for our employee stock option plans. Under APB 25, we recognize compensation expense when the exercise price of our share options is less than the fair market price of the underlying shares on the date of grant. The calculation of the intrinsic value of a stock award is based on management's estimate of the fair value of our common stock. Changes in this estimate could have a material impact on our compensation expense.

  Severance Pay

        The liability of our Israeli subsidiaries for severance pay is calculated pursuant to Israel's Severance Pay Law based on the most recent salary of Israeli employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month's salary for each year of employment or a portion thereof. This liability is fully provided for by monthly deposits into severance pay funds, insurance policies and by an accrual. The value of these policies is recorded as an asset on our balance sheet. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israel's Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrender value of these policies, and includes immaterial profits. Severance expenses for the years ended December 31, 2002 and 2003 were $1.7 million and $2.2 million, and for the nine months ended September 30, 2003 and 2004 were $1.6 million and $1.8 million, respectively.

Consolidated Results of Operations

        The following table sets forth the items in our consolidated statement of operations as a percentage of revenues for the periods presented.

	Year ended December 31,			Nine months ended September 30,
	2001	2002	2003	2003	2004
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues	69.7	62.8	70.4	70.4	69.6
Provision for losses (reverse of losses) on uncompleted contracts	—	0.1	0.3	0.4	(0.2)

Gross profit	30.3	37.1	29.2	29.2	30.6

Operating expenses:
Selling and marketing	12.1	11.5	9.4	9.8	8.5
General and administrative	19.6	18.1	16.0	15.7	15.4
Research and development, net	1.5	0.9	0.7	0.7	—
Goodwill amortization	3.6	—	—	—	—
Other	—	0.1	0.3	0.3	—

Total operating expenses	36.7	30.7	26.4	26.5	23.9
Operating income (loss)	(6.3)	6.5	2.8	2.7	6.7
Financial income (expenses), net	(3.9)	(5.3)	(0.6)	(1.0)	(1.9)
Other income (expenses), net	(0.6)	(0.2)	(0.2)	0.2	0.0

Income (loss) before taxes on income	(10.8)	1.0	2.0	1.9	4.8
Taxes on income (tax benefit)	0.5	0.0	0.0	(0.0)	0.4
Equity in net earnings (losses) of affiliates	0.0	0.0	0.0	0.0	(0.3)
Minority interests in losses (earnings) of subsidiary	(0.1)	(0.2)	0.0	0.2	(0.0)

Income (loss) from continuing operations	(11.4)	0.8	2.0	2.1	4.1
Loss from discontinued operations	(0.8)	(0.2)	(0.5)	(0.5)	—

Net income (loss)	(12.2)	0.5	1.5	1.6	4.1

  Nine Months Ended September 30, 2004 Compared to the Nine Months Ended September 30, 2003

        The following table summarizes certain line items from our consolidated statement of operations (dollars in thousands):

	Nine months ended September 30,		Increase (Decrease)
	2003	2004	$	%
Revenues	$156,689	$222,177	65,488	41.8
Cost of revenues	110,319	154,602	44,283	40.1
Provision for losses (reverse of losses) on uncompleted contracts	547	(459)	(1,006)	N/A

Gross profit	$45,823	$68,034	22,211	48.5
Gross margin	29.2%	30.6%

  Revenues

        Our revenues increased from $156.7 million in the nine months ended September 30, 2003 to $222.2 million in the nine months ended September 30, 2004, representing an increase of $65.5 million, or 41.8%. The increase was due primarily to the inclusion of $40.0 million of revenues attributable to the acquisition of Apar, effective June 30, 2003, with the remaining $25.5 million attributable to an increase in sales. The $25.5 million sales increase was primarily due to growth in outsourcing and offshore engagements, representing $16.9 million, while $8.6 million was attributable to growth in our other offerings, comprised of system integration and application development, software and consulting, and quality assurance and training. Revenues from outsourcing and offshore services increased as a result of volume growth due to our sales initiatives related to these offerings, including the hiring of key personnel and aligning of our organizational structure, and expansion into geographical areas in which we currently do business but previously had not offered outsourcing and offshore services.

  Cost of revenues and provision for losses (reverse of losses) on uncompleted contracts

        Our cost of revenues, including salaries, wages and other direct costs, increased from $110.3 million in the nine months ended September 30, 2003 to $154.6 million in the nine months ended September 30, 2004, representing an increase of 40.1%. The increase was due primarily to the acquisition of Apar, representing $28.4 million, and other costs of revenues, representing $14.9 million. The other costs of revenues are attributable primarily to growth in delivery staff needed to support our increased revenues. The change in our provision for losses (reverse of losses) on uncompleted contracts decreased from $0.5 million in the nine months ended September 30, 2003 to ($0.5) million in the nine months ended September 30, 2004, as a result of net changes in our fixed price project loss provisions.

  Gross Profit

        Our gross profit (revenues less cost of revenues and provision for losses (reverse of losses) on uncompleted contracts) increased from $45.8 million in the nine months ended September 30, 2003 to $68.0 million in the nine months ended September 30, 2004, representing an increase of 48.5%. The increase was primarily due to the inclusion of $11.6 million of gross profit from the Apar acquisition, the increase in our revenues, representing $6.7 million, and an increase in our gross margin. Gross margin for the nine months ended September 30, 2004 was 30.6%, compared to 29.2% in the nine months ended September 30, 2003. The increase in gross margin resulted primarily from an increase in billable utilization, representing approximately $3.1 million. We define billable utilization as the total billable hours in a period divided by the total available hours of our professionals in that period.

        The following table summarizes certain line items from our consolidated statement of operations (dollars in thousands):

	Nine months ended September 30,		Increase (Decrease)
	2003	2004	$	%
Selling and marketing	$15,424	$18,952	3,528	22.9
General and administrative	24,633	34,142	9,509	38.6
Research and development, net	1,153	—	(1,153)	(100.0)
Other	460	—	(460)	(100.0)

Total operating expenses	41,670	53,094	11,424	27.4

Operating income	$4,153	$14,940	10,787	259.7

  Selling and marketing

        Selling and marketing expenses increased from $15.4 million in the nine months ended September 30, 2003 to $19.0 million in the nine months ended September 30, 2004, representing an increase of 22.9%. This increase was due primarily to the inclusion of $1.4 million of expenses attributable to the Apar acquisition, a $1.1 million increase in marketing expenses, other increases in our sales expenses of $0.7 million, and a $0.3 million increase in client-based asset amortization. The increase in marketing expenses related primarily to our efforts to enhance our brand recognition. The increase in client-based asset amortization was due primarily to an increased cumulative cost of amortization of client-based assets that we acquired in connection with the Apar acquisition.

  General and administrative

        General and administrative expenses increased from $24.6 million in the nine months ended September 30, 2003 to $34.1 million in the nine months ended September 30, 2004, representing an increase of 38.6%. This increase was due primarily to inclusion of $8.3 million of expenses attributable to the Apar acquisition and other general and administrative expenses of $1.2 million. These other general and administrative expenses were necessary to support our revenue growth.

  Research and development, net

        Research and development expenses decreased from $1.2 million in the nine months ended September 30, 2003 to no expenses in the nine months ended September 30, 2004. These expenses were comprised solely of the development of Ness ISI's dbMotion system. Following the January 1, 2004 issuance of preferred shares by Ness ISI that reduced our share ownership to a non-controlling interest, we no longer consolidate Ness ISI's results in our financial statements.

  Other

        Other expenses decreased from $0.5 million in the nine months ended September 30, 2003 to no expenses in the nine months ended September 30, 2004. The expense in the nine months ended September 30, 2003 resulted from the consolidation of certain corporate and branch administrative services in the United States.

        The following table summarizes certain line items from our consolidated statement of operations (dollars in thousands):

	Nine months ended September 30,		Increase (Decrease)
	2003	2004	$	%
Operating income	$4,153	$14,940	10,787	259.7
Financial expenses, net	(1,496)	(4,327)	(2,831)	189.2
Other income, net	280	79	(201)	(71.8)

Income before taxes on income	2,937	10,692	7,755	264.0
Taxes on income (tax benefit)	(35)	958	993	N/A
Equity in net earnings (losses) of affiliates	57	(651)	(708)	N/A
Minority interests in losses (earnings) of subsidiary	286	(65)	(351)	N/A

Income from continuing operations	3,315	9,018	5,703	172.0
Loss from discontinued operations	(746)	—	746	(100.0)

Net income	$2,569	$9,018	6,449	251.0

  Financial expenses, net

        Financial expenses, net, increased from $1.5 million in the nine months ended September 30, 2003 to $4.3 million in the nine months ended September 30, 2004, representing an increase of 189.2%. The increase was due primarily to an increase in interest expense on long-term bank loans of $2.4 million and other financial expenses of $0.4 million. These other financial expenses related primarily to the higher exchange rate for the dollar against the NIS.

  Other income, net

        Other income, net, decreased from $0.3 million in the nine months ended September 30, 2003 to $0.1 million in the nine months ended September 30, 2004. Termination of property in 2003, which resulted in a capital loss, representing an estimated $0.4 million, was the primary expense in the nine months ended September 30, 2003.

  Taxes on income (tax benefit)

        Our taxes on income (tax benefit) changed from a benefit of $35,000 in the nine months ended September 30, 2003 to taxes of $1.0 million in the nine months ended September 30, 2004. This change was due to the increase in our income before taxes and the depletion of our net operating loss carry forwards in Israel.

  Equity in net earnings (losses) of affiliates

        Equity in net earnings (losses) of affiliates changed from earnings of $0.1 million for the nine months ended September 30, 2003 to losses of $0.7 million in the nine months ended September 30, 2004. This change was due to the losses of our affiliate, Ness ISI (now known as dbMotion Ltd.), in 2003. Following the January 1, 2004 issuance of preferred shares by Ness ISI that reduced our share ownership to a non-controlling interest, we no longer consolidate Ness ISI's results in our financial statements.

  Minority interests in losses (earnings) of subsidiary

        Minority interests in losses (earnings) of subsidiary changed from earnings of $0.3 million in the nine months ended September 30, 2003 to losses of $0.1 million in the nine months ended September 30, 2004. This change was insignificant.

  Income from continuing operations

        Income from continuing operations increased from $3.3 million in the nine months ended September 30, 2003 to $9.0 million in the nine months ended September 30, 2004, representing an increase of 172%. The increase in net income was due primarily to our increase in operating income of $10.8 million, partially offset by our increased financial expenses of $2.8 million, the increase in our income taxes of $1.0 million and our decrease in equity in net earnings (losses) of affiliates of $0.7 million.

  Loss from discontinued operations

        In the nine months ended September 30, 2003, we recognized a net loss after taxes of $0.7 million, compared to no loss for the nine months ended September 30, 2004. The loss was attributable to the closing of an insignificant line of business.

  Net income

        Net income increased from $2.6 million in the nine months ended September 30, 2003 to $9.0 million in the nine months ended September 30, 2004, representing an increase of 251%. The increase in net income was due primarily to our increase in operating income of $10.8 million and the retirement on December 31, 2003 of losses from discontinued operations of $0.7 million, partially offset by our increased financial expenses of $2.8 million, the increase in our income taxes of $1.0 million and our decrease in equity in net earnings (losses) of affiliates of $0.7 million.

  2003 Compared to 2002

        The following table summarizes certain line items from our consolidated statement of operations (dollars in thousands):

	Year ended December 31,		Increase (Decrease)
	2002	2003	$	%
Revenues	$166,576	$225,768	59,192	35.5
Cost of revenues	104,541	158,987	54,446	52.1
Provision for losses on uncompleted contracts	161	788	627	389.4

Gross profit	$61,874	$65,993	4,119	6.7
Gross margin	37.1%	29.2%

  Revenues

        Our revenues increased from $166.6 million in 2002 to $225.8 million in 2003, representing an increase of 35.5%. The increase was due primarily to the inclusion of $36.3 million representing six months of revenues for Apar, acquired effective as of June 30, 2003, the inclusion of $14.4 million representing a full year of revenues for APP, acquired in September 2002, and an additional increase in revenues of $8.5 million. Based on internal management operating data, the additional increase in revenues was due to an increase in sales to existing clients of an estimated $8.8 million, sales to new clients, representing an estimated $5.7 million, and currency exchange effects of an estimated $2.9 million, partially offset by reduced spending by clients in our life sciences and healthcare vertical, representing an estimated ($5.4) million, and other revenue decreases, representing ($3.5) million. These other revenue decreases were attributable to billing rate pressures in many of our verticals. In terms of our service offerings, based on estimates derived from internal management operating data, our $59.2 million revenue increase was primarily due to growth in outsourcing and offshore engagements, representing $38.6 million, while $20.6 million was due to growth in our other offerings. The growth in outsourcing and offshore engagements was the result of our sales initiatives related to these offerings, including the hiring of key personnel and aligning of our organizational structure, and market demand for these services. In 2003, we implemented methodologies that allowed us to win large scale outsourced engineering contracts, managed labs and reusable offerings. Our increased sales to new and existing clients in our other offerings, representing $20.6 million, was a result of strong customer relationships and new sales initiatives. The billing rate, or price, pressure we experienced was due to increased competition resulting from the slowdown in the IT services market during the 2002–2003 period, in response to which we lowered our billing rates, accounting for the ($3.5) million decrease noted above. IT services rates have subsequently stabilized, and we do not currently expect additional pricing pressure in the near future. The life sciences and healthcare IT services market has also stabilized, and we currently do not foresee a decrease in the near future. We expect our revenues to grow in 2004 due to the inclusion of a full year of Apar financial results, continued expansion into North American and European markets in key verticals and securing of contracts from new and existing clients.

  Cost of revenues and provision for losses on uncompleted contracts

        Our cost of revenues, including salaries, wages and other direct costs, increased from $104.5 million in 2002 to $159.0 million in 2003, representing an increase of 52.1%. The increase was due primarily to an increase in the number of IT professionals resulting from our September 2002 acquisition of APP, representing $10.5 million, and the June 2003 acquisition of Apar, representing $25.7 million, an estimated $13.2 million of additional expense to support our organic revenue growth, net, and an estimated $5.4 million in currency exchange effects, partially offset by compensation reductions among our billable staff, representing an estimated ($0.8) million. The compensation reductions were both required and enabled by adverse market conditions. We had approximately 1,970 IT professionals at the end of 2002, which increased to approximately 3,480 at the end of 2003. In 2004, we expect our cost of revenues to increase, primarily due to an increase in the number of IT professionals needed to support our expected revenue growth. In addition, our cost of revenues will likely increase, due to higher salaries, especially in India, where there is strong demand for experienced IT professionals. We expect that this increase will be partially offset by our greater use of resources in lower cost regions. The change in our provision for losses on uncompleted contracts increased from $0.2 million in 2002 to $0.8 million in 2003, as a result of net changes in our fixed price project loss provisions.

  Gross profit

        Our gross profit (revenues less cost of revenues and provision for losses on uncompleted contracts) increased from $61.9 million in 2002 to $66.0 million in 2003, representing an increase of 6.7%. The increase was primarily due to the inclusion of $10.6 million of gross profit from the Apar acquisition, offset partially by a decrease in our gross margin from 37.1% in 2002 to 29.2% in 2003. The decrease in gross margin resulted from the shift in our mix of business toward an increased focus on outsourcing, representing an estimated ($2.0) million, pricing pressures in the IT services industry, representing an estimated ($3.5) million, and currency fluctuations, representing an estimated ($2.5) million. The decrease was partially offset by our cost reductions and improvement in billable utilization, representing approximately $1.0 million. Our acquisition and integration of Apar and APP did not significantly affect our gross margin, as each acquired company was operating at gross margins similar to ours prior to its acquisition. We decided to increase our focus on outsourcing, despite its lower margin, to take advantage of a new revenue source and to increase our backlog by increasing our proportion of multi-year contracts. In 2004, we expect that gross profit will increase as a result of our anticipated revenue growth. Because of our growth in offshore services, which are characterized by higher margins, we do not expect further significant decreases, if any, in our gross margin.

        The following table summarizes certain line items from our consolidated statement of operations (dollars in thousands):

	Year ended December 31,		Increase (Decrease)
	2002	2003	$	%
Selling and marketing	$19,192	$21,287	2,095	10.9
General and administrative	30,168	36,115	5,947	19.7
Research and development, net	1,516	1,559	43	2.8
Other	198	665	467	235.9

Total operating expenses	51,074	59,626	8,552	16.7

Operating income	$10,800	$6,367	(4,433)	(41.0)

  Selling and marketing

        Selling and marketing expenses increased from $19.2 million in 2002 to $21.3 million in 2003, representing an increase of 10.9%. This increase was due primarily to the inclusion of $1.2 million of selling and marketing expenses related to the Apar acquisition. Selling and marketing expenses include amortization of client based assets, which was $29,000 in 2002 and $0.3 million in 2003. This increase in amortization was due primarily to the increased cumulative cost of amortization of client based assets realized through the Apar acquisition. In 2004, we expect selling and marketing expenses to increase to support growth in new vertical markets and regions. In addition, we expect a modest increase in our marketing expenses to enhance our brand recognition.

  General and administrative

        General and administrative expenses increased from $30.2 million in 2002 to $36.1 million in 2003, representing an increase of 19.7%. The increase was a result of the Apar acquisition representing $8.7 million, offset by a decrease in general and administrative expenses of $2.8 million. This decrease related to our cost savings, consisting primarily of the consolidation of procurement arrangements and the more efficient use of our general and administrative overhead. General and administrative expenses represented 18.1% of revenues in 2002 and decreased to 16.0% of revenues in 2003. This decrease as a percentage of revenues was due primarily to increased efficiency in our operations and to our cost-management measures. In 2004, we expect our general and administrative expenses to increase to support our anticipated revenue growth. We also expect to incur certain additional expenses associated with being a public company.

  Research and development, net

        Research and development expenses, net, increased from $1.5 million in 2002 to $1.6 million in 2003. This increase was insignificant. These expenses were comprised solely of the development of Ness ISI's dbMotion system and we do not expect significant research and development expenses in the future.

  Other

        In 2002, we incurred non-recurring expenses of $0.2 million, compared to $0.7 million in 2003. These expenses resulted from the consolidation of certain corporate and branch administrative services in the United States.

        The following table summarizes certain line items from our consolidated statement of operations (dollars in thousands):

	Year ended December 31,		Increase (Decrease)
	2002	2003	$	%
Operating income	$10,800	$6,367	(4,433)	(41.0)
Financial expenses, net	(8,829)	(1,451)	7,378	(83.6)
Other expenses, net	(347)	(422)	(75)	21.6

Income before taxes on income	1,624	4,494	2,870	176.7
Tax benefit	(48)	(54)	(6)	12.5
Equity in net earnings (losses) of affiliates	(35)	11	46	N/A
Minority interests in earnings of subsidiary	(377)	—	377	(100.0)

Income from continuing operations	1,260	4,559	3,299	261.8
Loss from discontinued operations	(395)	(1,105)	(710)	179.7

Net income	$865	$3,454	2,589	299.3

  Financial expenses, net

        Financial expenses, net, decreased from $8.8 million in 2002 to $1.5 million in 2003, representing a decrease of 83.6%. The reduction was due primarily to lower interest rates on our long-term and short-term loans and the lower exchange rate for the dollar against the NIS. As the dollar strengthens, our financial expenses, net, and our operating income will increase. We also expect a positive net effect on our financial expenses as a result of the completion of this offering.

  Other expenses, net

        Other expenses, net, increased from $0.3 million in 2002 to $0.4 million in 2003, representing an increase of 21.6%. This change was insignificant.

  Tax benefit

        Our tax benefit was $48,000 in 2002 and $54,000 in 2003. We expect that our effective tax rate in 2004 will benefit from net operating loss carry forwards in the United States, Israel and Europe and will decrease slightly in each subsequent year due to an increase in the proportion of services performed in India, where we benefit from a tax holiday. In 2009, the tax holiday will terminate, at which time we expect our effective tax rate to increase significantly.

  Equity in net earnings (losses) of affiliates

        Equity in net earnings (losses) of affiliates increased from a loss of $35,000 in 2002 to earnings of $11,000 in 2003. This change was due to the increase in the net earnings of our affiliate, Ness Matach.

  Minority interests in earnings of subsidiary

        Minority interests in earnings of subsidiary decreased from ($0.4) million in 2002 to zero in 2003. This decrease was due to the decrease in net earnings of our subsidiary Ness U.S.A. Because we consolidate 100% of net losses for this subsidiary, there was no minority interest for 2003, when the subsidiary experienced a net loss. In 2004, we expect minority interest in losses of subsidiary to remain small, and we expect to acquire the minority interest in Ness U.S.A. through the exchange offer described elsewhere in this prospectus.

  Income from continuing operations

        Income from continuing operations increased from $1.3 million in 2002 to $4.6 million in 2003, representing an increase of 261.8%. This increase was due primarily to the decrease in our financial expenses offset by the decrease in our operating income.

  Loss from discontinued operations

        In 2002, we recognized a net loss after taxes of $0.4 million compared to a net loss after taxes of $1.1 million for results of discontinued operations in 2003. These losses were attributable to the closing of an insignificant line of business.

  Net income

        Net income increased from $0.9 million in 2002 to $3.5 million in 2003, representing an increase of 299.3%. The increase in net income was due primarily to the decrease in financial expenses, offset by the decrease in operating income. Operating income decreased due primarily to the lower exchange rate of the dollar. The lower exchange rate of the dollar caused a concurrent decrease in financial expenses, leading to an increase in net income.

  2002 Compared to 2001

        The following table summarizes certain line items from our consolidated statement of operations (dollars in thousands):

	Year ended December 31,		Increase (Decrease)
	2001	2002	$	%
Revenues	$151,612	$166,576	14,964	9.9
Cost of revenues	105,604	104,541	(1,063)	(1.0)
Provision for losses on uncompleted contracts	—	161	161	N/A

Gross profit	$46,008	$61,874	15,866	34.5
Gross margin	30.3%	37.1%

  Revenues

        Our revenues increased from $151.6 million in 2001 to $166.6 million in 2002, representing an increase of 9.9%. The increase was due primarily to the inclusion of a full year of revenues, representing $23.3 million, for Ness U.S.A., acquired in November 2001, and sales to new clients, representing an estimated $5.0 million, based on internal management operating data, partially offset by a decrease in sales to existing clients, representing an estimated ($10.0) million and other revenue decreases of an estimated ($3.3) million. These other revenue decreases were attributable to billing rate reductions as a result of billing rate, or price, pressures in some of our verticals. The billing rate pressure we experienced was due to increased competition resulting from the slowdown in the IT services market during the 2002-2003 period, in response to which we lowered our billing rates, accounting for the estimated ($3.3) million decrease.

  Cost of revenues and provision for losses on uncompleted contracts

        Our cost of revenues, including salaries, wages and other direct costs, decreased from $105.6 million in 2001 to $104.5 million in 2002, representing a decrease of 1.0%. The decrease was due primarily to an increase in billable utilization of our IT professionals and to lower compensation levels in 2002. The compensation reductions affected over 75% of our IT professionals in Israel, with an average compensation decrease of 5%, following compensation reductions for management. The compensation reductions, representing approximately ($3.0) million, based on management's internal operating data, were both required and enabled by adverse market conditions. Overall compensation expense decreased despite an increase in the number of our IT professionals from approximately 1,700 as of December 31, 2001 to approximately 1,970 as of December 31, 2002. The change in our provision for losses on uncompleted contracts increased from zero in 2001 to $0.2 million in 2002, as a result of net changes in our fixed price project loss provisions.

  Gross profit

        Our gross profit increased from $46.0 million in 2001 to $61.9 million in 2002, representing an increase of 34.5%. Gross margin for 2001 was 30.3%, compared to 37.1% in 2002. The increase in gross margin resulted primarily from our ongoing cost-saving efforts, which consisted of compensation adjustments.

        The following table summarizes certain line items from our consolidated statement of operations (dollars in thousands):

	Year ended December 31,		Increase (Decrease)
	2001	2002	$	%
Selling and marketing	$18,302	$19,192	890	4.9
General and administrative	29,679	30,168	489	1.6
Research and development, net	2,250	1,516	(734)	(32.6)
Goodwill amortization	5,390	—	(5,390)	(100.0)
Other	—	198	198	N/A

Total operating expenses	55,621	51,074	(4,547)	(8.2)

Operating income (loss)	$(9,613)	$10,800	20,413	N/A

  Selling and marketing

        Selling and marketing expenses increased from $18.3 million in 2001 to $19.2 million in 2002, representing an increase of 4.9%. This increase was due primarily to the inclusion of three months of selling and marketing expenses for APP, acquired in September 2002.

  General and administrative

        General and administrative expenses increased from $29.7 million in 2001 to $30.2 million in 2002, representing an increase of 1.6%. General and administrative expenses represented 19.6% of revenues in 2001 and 18.1% of revenues in 2002. This increase was due primarily to the inclusion of a full year of general and administrative expenses for Ness U.S.A., acquired in November 2001, representing $6.0 million, and three months of general and administrative expenses for APP, acquired in September 2002, representing $0.7 million. In 2001, our general and administrative expenses included an estimated $4.7 million of costs related to the consolidation, completed in second quarter, of the initial six Ness acquisitions.

  Research and development, net

        Research and development expenses, net, decreased from $2.3 million in 2001 to $1.5 million in 2002. These expenses were comprised solely of expenses incurred in connection with the development of Ness ISI's dbMotion system. This decrease reflects the reduced investment needed in dbMotion in 2002.

  Goodwill amortization

        Goodwill amortization was $5.4 million in 2001, compared to no goodwill amortization in 2002. This decrease was due to our implementation of SFAS 142. Under SFAS No. 142, goodwill acquired in business combinations on or after July 1, 2001 is not amortized. Goodwill arising from acquisitions prior to July 1, 2001 was amortized until December 31, 2001, on a straight-line basis over 20 years.

  Other

        In 2002, we incurred non-recurring expenses of $0.2 million compared to no non-recurring expenses in 2001. The 2002 expenses resulted from the consolidation of certain corporate and branch administrative services in the United States.

        The following table summarizes certain line items from our consolidated statement of operations (dollars in thousands):

	Year ended December 31,		Increase (Decrease)
	2001	2002	$	%
Operating income (loss)	$(9,613)	$10,800	20,413	N/A
Financial expenses, net	(5,887)	(8,829)	(2,942)	50.0
Other expenses, net	(856)	(347)	509	(59.5)

Income (loss) before taxes on income	(16,356)	1,624	17,980	N/A
Taxes on income (tax benefit)	807	(48)	(855)	N/A
Equity in net earnings (losses) of affiliates	12	(35)	(47)	N/A
Minority interests in earnings of subsidiary	(96)	(377)	(281)	(292.7)

Income (loss) from continuing operations	(17,247)	1,260	18,507	N/A
Loss from discontinued operations	(1,234)	(395)	839	(68.0)

Net income (loss)	$(18,481)	$865	19,346	N/A

  Financial expenses, net

        Financial expenses, net, increased from $5.9 million in 2001 to $8.8 million in 2002, representing an increase of 50.0%. The increase was due primarily to the higher exchange rate for the dollar against the NIS.

  Other expenses, net

        Other expenses, net, decreased from $0.9 million in 2001 to $0.3 million in 2002. This decrease was due primarily to the termination of real property leases by some of our subsidiaries in 2001 and the sale of leasehold improvements, which resulted in a capital loss.

  Taxes on income (tax benefit)

        Our tax expense in 2001 was $0.8 million, compared to a tax benefit of $48,000 in 2002. This change was primarily due to a one-time benefit from deferred income taxes recorded in 2002.

  Equity in net earnings (losses) of affiliates

        Equity in net earnings (losses) of affiliates decreased from earnings of $12,000 in 2001 to a loss of $35,000 in 2002. This change was due to the decrease in the net earnings of our affiliate, Ness Matach.

  Minority interests in earnings of subsidiary

        Minority interests in earnings of subsidiary decreased from ($0.1) million in 2001 to ($0.4) million in 2002. This change was due to the increase of net income of a subsidiary.

  Income (loss) from continuing operations

        Income (loss) from continuing operations increased from a loss of $17.2 million in 2001 to a gain of $1.3 million in 2002. This increase was primarily due to the significant improvement in our gross profit and to our lowered selling and marketing and general and administrative expenses for 2002.

  Loss from discontinued operations

        In 2001, we recognized a net loss after taxes of $1.2 million compared to a net loss after taxes of $0.4 million in 2002 for results of discontinued operations. These losses were due to the closing of an insignificant line of business.

  Net income (loss)

        Net income (loss) increased from a loss of $18.5 million in 2001 to a gain of approximately $0.9 million in 2002. The increase was due primarily to the significant improvement in our gross profit and to a decrease in our total operating expenses, attributable mainly to the elimination of goodwill amortization for 2002.

Quarterly Results of Operations

        The following table presents our unaudited quarterly results of operations for the eleven quarters in the period ended September 30, 2004. You should read the following table together with the consolidated financial statements and related notes contained elsewhere in this prospectus. We have prepared the unaudited information on the same basis as our audited consolidated financial statements. This table includes normal recurring adjustments that we consider necessary for fair presentation of our financial position and operating results for the quarters presented. Operating results for any quarter are not necessarily indicative of results for any future quarters or for a full year.

	Three months ended
	Mar 31, 2002	Jun 30, 2002	Sep 30, 2002	Dec 31, 2002(1)	Mar 31, 2003	Jun 30, 2003	Sep 30, 2003(2)	Dec 31, 2003	Mar 31, 2004	Jun 30, 2004	Sep 30, 2004
	(unaudited) (dollars in thousands)
Revenues	$40,290	$39,769	$39,063	$47,454	$47,574	$44,788	$64,327	$69,079	$71,146	$73,879	$77,152
Cost of revenues	25,635	23,172	23,826	31,906	32,605	32,426	45,288	48,668	48,848	51,785	53,969
Provision for losses (reverse of losses) on uncompleted contracts	—	—	28	133	162	161	224	241	(442)	(43)	26

Gross profit	14,655	16,597	15,209	15,415	14,807	12,201	18,815	20,170	22,740	22,137	23,157
Operating expenses:
Selling and marketing	4,775	4,920	4,822	4,676	4,794	4,996	5,634	5,863	6,086	6,044	6,822
General and administrative	8,252	8,131	7,022	6,764	6,732	6,638	11,263	11,482	11,448	11,749	10,945
Research and development, net	356	382	372	406	532	584	37	406	—	—	—
Other	—	—	—	198	—	—	460	205	—	—	—

Total operating expenses	13,383	13,433	12,216	12,044	12,058	12,218	17,394	17,956	17,534	17,793	17,767

Operating income (loss)	1,272	3,164	2,993	3,371	2,749	(17)	1,421	2,214	5,206	4,344	5,390
Financial income (expenses), net	(4,791)	(2,119)	(1,571)	(345)	(676)	1,000	(1,820)	44	(2,369)	(781)	(1,177)
Other income (expenses), net	(324)	823	(72)	(774)	(231)	(25)	536	(702)	84	11	(16)

Income (loss) before taxes on income	(3,843)	(1,868)	1,350	2,252	1,842	958	137	1,556	2,921	3,574	4,197
Taxes on income (tax benefit)	120	(61)	(49)	(58)	(22)	(11)	(2)	(19)	(111)	596	473
Equity in net earnings (losses) of affiliates	(23)	(46)	19	14	19	20	18	(45)	(615)	(33)	(3)
Minority interests in losses (earnings) of subsidiary	(125)	(509)	134	122	141	71	74	(286)	—	(35)	(30)

Income (loss) from continuing operations	(4,111)	1,374	1,552	2,446	2,024	1,060	231	1,244	2,417	2,910	3,691
Income (loss) from discontinued operations	989	(453)	(354)	(576)	(460)	(244)	(42)	(359)	—	—	—

Net income (loss)	$(3,122)	$921	$1,198	$1,870	$1,564	$816	$189	$885	$2,417	$2,910	$3,691

(1)
In September 2002, we acquired APP Group CEE B.V. See "—Consolidated Results of Operations—2003 Compared to 2002."

(2)
In June 2003, we acquired Apar. See "—Consolidated Results of Operations—2003 Compared to 2002" and "—Nine Months Ended September 30, 2004 Compared to the Nine Months Ended September 30, 2003."

Liquidity and Capital Resources

        We have historically funded our operations through our ability to generate cash from operations, sales of Class A, B and C preferred stock and bank borrowings. In March 1999, we raised approximately $5.5 million from the sale of Class A preferred stock, which was later converted into common stock. In November 1999, we raised approximately $34.8 million from the sale of Class B preferred stock. In May 2000, we raised approximately $43.6 million from the sale of Class C preferred stock. All of the shares of Class B preferred stock and Class C preferred stock outstanding at the closing of our initial public offering were converted into common stock.

        At September 30, 2004, we had aggregate short-term and long-term bank borrowings of $87.2 million, consisting of various notes denominated in dollars, Euros and NIS with interest rates (in various currencies and linked to various indices) ranging from approximately 3% to 8% and a weighted average interest rate of approximately 5%, with maturities of one to four years. These aggregate bank borrowings included $32.9 million from Bank Hapoalim, with interest rates of approximately 3% to 4% and maturities of two to four years; $21.1 million from Israel Discount Bank, with interest rates of approximately 3% to 8% and maturities of one to five years; and $33.2 million from seven other lenders, in amounts ranging from $2.6 million to $6.9 million, with interest rates of approximately 3% to 8% and maturities of up to five years. The maximum interest rate for our dollar-linked borrowings is approximately 6%, and for NIS-linked borrowings is approximately 8%.

        We intend to use approximately $40 million of the proceeds of our initial public offering to reduce long-term debt and an additional approximately $5.0 million for expansion of our infrastructure and facilities in India. Following such use of proceeds, our only material indebtedness will be amounts owed by Ness Technologies Holdings Ltd., one of our subsidiaries, to Bank Hapoalim and Israel Discount Bank. The shares of two of our Israeli subsidiaries are pledged to these banks as security for borrowings under the agreements. The relevant debt instruments contain customary restrictive covenants relating to the borrower and its wholly-owned subsidiary Ness A.T. Ltd., including the following:

  •
  limitations on incurring debt;

  •
  prohibition on pledging assets;

  •
  prohibition on distributing dividends;

  •
  stockholders' equity must not be less than 30% of its total assets;

  •
  EBITDA must not be less than 9.5% of revenues and not less than NIS 34 million; and

  •
  limitations on merging or transferring assets.

        In addition, the Israel Discount Bank agreement requires that the net cash and liquid assets of the borrower must not be lower than $18.0 million. As of September 30, 2004, we are in compliance and expect to remain in compliance with all of our covenants. Our failure to comply with these covenants could lead to an event of default under the agreements governing some or all of the indebtedness, permitting the applicable lender to accelerate all borrowings under the applicable agreement, and to foreclose on any collateral.

        During the three years ended December 31, 2003, our revenues increased from approximately $151.6 million to approximately $225.8 million and our assets increased from approximately $230.9 million to approximately $339.5 million while our debt remained relatively constant between approximately $90.5 million and approximately $92.2 million and increasing cash and cash equivalents from approximately $30.8 million to approximately $46.0 million plus $3.2 million in short-term deposits. During 2003 and 2002, we invested more than $9.0 million in total capital expenditures, primarily for technology assets, infrastructure and equipment and leasehold improvements to support our operations. During the nine months ended September 30, 2004, our debt decreased to $87.2 million while our cash and cash equivalents decreased to $40.7 million and no short-term deposits. These changes were due to a net decrease in our long-term debt of $3.3 million.

        We intend to fund future growth through cash flow from operations and available bank borrowings and the net proceeds of our initial public offering. We believe the proceeds of our initial public offering, together with borrowings and cash flow from operations, will be sufficient to fund continuing operations for the foreseeable future. In order to achieve our strategic business objectives, we may be required to seek additional financing. For example, future acquisitions may require additional equity and/or debt financing. In addition, we may require further capital to continue to develop our technology and infrastructure and for working capital purposes. These financings may not be available on acceptable terms, or at all.

  Cash flows

        The following table summarizes our cash flows for the periods presented (dollars in thousands):

	Year ended December 31,			Nine months ended September 30,
	2001	2002	2003	2003	2004
				(unaudited)
Net cash provided by (used in) operating activities	$8,105	$12,739	$4,894	$(9,430)	$4,920
Net cash provided by (used in) investing activities	(3,413)	950	(9,186)	(2,525)	(7,290)
Net cash provided by (used in) financing activities	10,280	(7,065)	3,825	(5,936)	(2,136)
Effect of exchange rate changes on cash and cash equivalents	(4,415)	(4,486)	2,977	980	(793)

Increase (decrease) in cash and cash equivalents	10,557	2,138	2,510	(16,911)	(5,297)
Cash and cash equivalents at the beginning of the period	30,799	41,356	43,494	43,494	46,004

Cash and cash equivalents at the end of the period	$41,356	$43,494	$46,004	$26,583	$40,707

  Nine months ended September 30, 2004 compared to the nine months ended September 30, 2003

        Net cash provided by operating activities was $4.9 million in the nine months ended September 30, 2004, compared to net cash used of $9.4 million in the nine months ended September 30, 2003. The major factors contributing to the change in net cash provided by operating activities were an increase in our net income, representing $6.4 million, and a significant advance from a customer, representing $3.2 million.

        Net cash used in investing activities was $7.3 million in the nine months ended September 30, 2004, compared with $2.5 million in the nine months ended September 30, 2003. This increase was primarily due to higher capital spending on property and equipment, mainly in India, representing $6.6 million, decline in proceeds from the sale of short-term bank deposits, representing $5.4 million.

        Net cash used in financing activities was $2.1 million in the nine months ended September 30, 2004, compared with $5.9 million in the nine months ended September 30, 2003. The decrease was primarily due to an increase in short-term loans and credit, representing $8.9 million, partially offset by payment of long-term loans, net, representing $5.1 million.

  2003 compared to 2002

        Net cash provided by operating activities was $4.9 million in 2003, compared to $12.7 million in 2002. The only material change in our working capital was due to an increase of $5.6 million in our trade and unbilled receivables and advances from customers, due to our significant growth in revenue for 2003, primarily attributable to our acquisition of Apar. Other factors were non-cash.

        Net cash used by investing activities was $9.2 million in 2003, compared with net cash provided of $1.0 million in 2002. This decrease is due primarily to a decline in proceeds from sales of investments and higher capital spending on property and equipment, mainly in India, partially offset by a decrease in capital spending for businesses in other regions in 2003.

        Net cash provided by financing activities was $3.8 million in 2003, compared with $7.1 million of net cash used in financing activities in 2002. The decrease was the result of a reduced need for short-term debt in 2002.

        The effect of exchange rate changes on cash and cash equivalents was $3.0 million in 2003, compared to ($4.5) million in 2002. The increase was primarily due to the declining exchange rate for the dollar during 2003 compared to the increasing exchange rate for the dollar in 2002, and the resulting effect on our cash and cash equivalents denominated in currencies other than dollars, when reflected in dollars.

  2002 compared to 2001

        Net cash provided by operating activities was $12.7 million in 2002, compared to $8.1 million in 2001. There was no material change in our working capital. The only significant factors in the change in net cash provided by operating activities were non-cash and consisted of goodwill amortization, representing $5.4 million, and depreciation.

        Net cash provided by investing activities was $1.0 million in 2002, compared with net cash used of $3.4 million in 2001, due mainly to an increase in proceeds from sales of investments in 2002 and higher capital spending in 2001 on property and equipment, mainly in Israel.

        Net cash used in financing activities was $7.1 million in 2002, compared with $10.3 million of net cash provided by financing activities in 2001. In 2002, we utilized cash flow from operations to decrease our short-term debt. In 2001, we increased our borrowings under bank credit facilities to fund operating activities.

        The effect of exchange rate changes on cash and cash equivalents was ($4.5) million in 2002, compared to ($4.4) million in 2001. This change was not significant. In each of 2001 and 2002, the exchange rate for the dollar increased, resulting in a negative effect in our cash and cash equivalents denominated in other than dollars, when reflected in dollars.

Off-Balance Sheet Arrangements

        We do not have any significant off-balance sheet arrangements, investments in special purpose entities or undisclosed borrowings or debt. In addition, we have not entered into any derivative contracts or any synthetic leases.

Contractual Obligations

        Our major outstanding contractual obligations relate to our long-term debt, operating leases and accrued severance pay. We have no long-term obligations more than four years. We have summarized in the table below our fixed contractual cash obligations for long-term debt and operating leases as of December 31, 2003 (dollars in thousands).

	Total	Less than 1 year	1-3 years	4 years
Long-term debt	$80,805	$21,703	$53,917	$5,185
Operating leases	21,031	5,556	12,750	2,725

Total	$101,836	$27,259	$66,667	$7,910

        Our obligation for accrued severance pay under Israel's Severance Pay Law as of December 31, 2003 was $32.9 million, of which $30.4 million was funded through deposits into severance pay funds, leaving a net obligation of $2.5 million.

        After giving effect to the use of proceeds from our initial public offering, our long-term debt, on a pro forma basis, at December 31, 2003, would have been $39.4 million, with $8.9 million due in less than one year, $29.7 million due in one to three years, and $0.8 million due in four years.

Quantitative and Qualitative Disclosures about Market Risk

        We do not engage in trading market-risk instruments or purchasing hedging or "other than trading" instruments that are likely to expose us to market risk, whether interest rate, commodity price or equity price risk. We have not purchased options or entered into swaps or forward or futures contracts. We do not use derivative financial instruments for speculative trading purposes.

        We have direct operations in 14 different countries and relationships in many other parts of the world. Our foreign operations contract with clients in their applicable local currencies or dollars. As a result, we are subject to adverse movements in foreign currency exchange rates in those countries where we conduct business. We may in the future enter into forward foreign currency exchange or other derivatives contracts to hedge our exposure to foreign currency exchange rates. We do not currently hedge any foreign currency exposure to offset the effects of changes in exchange rates.

        In the future, we may be subject to interest rate risk on our investments, which would affect the carrying value of our investments.

Recent Accounting Pronouncements

        In March 2004, the Emerging Issues Task Force, or EITF, reached a consensus on Issue No. 03-06 "Participating Securities and the Two Class Method under FASB Statement No. 128" related to "participating securities" and the application of the "two class method" under FASB Statement No. 128 "Earnings Per Share." EITF No. 03-06 provides guidance in determining when a security participates in dividends such that the two class method must be used to calculate earnings per share. The consensuses of EITF No. 03-06 should be applied retroactively beginning with the first reporting period (annual or interim) beginning after March 31, 2004. The adoption of EITF No. 03-06 is not expected to have a significant impact on our financial statements.

        In November 2003, the EITF reached a consensus on EITF Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," or EITF No. 03-01. EITF No. 03-01 provides guidance on other-than-temporary impairments and its application to debt and equity investments, and applies to investments in debt and marketable securities that are accounted for under SFAS No. 115. EITF No. 03-01 requires additional disclosure of investments with unrealized losses. Upon adoption of EITF No. 03-01, there was no impact on our consolidated results of operations or financial position, nor any requirement to expand current disclosure.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," or SFAS No. 150. SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective beginning in our first quarter of fiscal year 2004. Upon adoption of SFAS No. 150, there was no impact on our consolidated results of operations or financial position.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," or FIN No. 46. The objective of FIN No. 46 is to improve financial reporting by companies involved with variable interest entities. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. FIN No. 46 also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period ending after March 15, 2004. Upon adoption of FIN No. 46, there was no impact on our consolidated results of operations or financial position.

        In March 2004, the FASB issued a proposed statement, "Share-Based Payment, an amendment of FASB Statements Nos. 123 and 95" that addresses the accounting for share-based payment transaction in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of the company's equity instruments or that may be settled by the issuance of such equity instruments. The proposed statement would eliminate the ability to account for share-based compensations transactions using the intrinsic method that the Company currently uses and generally would require that such transactions be accounted for using a fair-value-based method and recognized as expense in the consolidated statement of income. The effective date of the proposed standard is for periods beginning after June 15, 2005. It is expected that the final standard will be issued before December 31, 2004 and should it be finalized in its current form, it will have a significant impact on the consolidated statement of income as the Company will be required to expense the fair value of stock option grants.

BUSINESS

General

        We are a global provider of IT services and end-to-end business solutions designed to help clients improve their competitiveness and effectiveness. End-to-end business solutions encompass all stages of a client's business process and incorporate all technologies and IT services related to that process. Our portfolio of solutions and services includes outsourcing, system integration and application development, software and consulting, and quality assurance and training.

        We provide services to a significant number of clients in the commercial, industrial and government sectors. We have a highly skilled workforce of experienced IT employees and consulting professionals across our key vertical markets. The primary industries, or verticals, we serve include government and defense, financial services, life sciences and healthcare, telecommunications and utilities, and independent software vendors, or ISVs. We combine our knowledge of these vertical markets and our clients' businesses with our technical expertise to deliver tailored solutions to our clients, many of whom are subject to rigorous regulatory requirements.

        We have operations in 14 countries across North America, Europe and Asia. We combine our deep vertical expertise and strong technical capabilities to provide a complete range of high quality services on a global scale. By integrating local and international personnel in focused business and project teams, this global delivery model leverages our corporate knowledge and experience, intellectual property and global infrastructure to develop innovative solutions for clients across the geographies and verticals we serve. We complement our global delivery model with our offshore delivery capabilities to achieve meaningful cost reductions or other benefits for our clients.

        We provide services to over 500 clients located throughout the world, including a number of Fortune 1000 and Global 2000 companies. We have achieved recurring revenues as a result of our multi-year contracts and long-standing relationships with clients such as ABN AMRO, American Express, AT&T, Business Objects, Czech Telecom, Israel Aircraft Industries, Israel Discount Bank, Orange and Pfizer, which are among the largest clients in each of our verticals, based on revenues. In 2003, existing clients from prior years generated more than 80% of our revenues, with no single client accounting for more than 5% of our revenues.

        Our services and solutions offerings are strengthened by our strategic alliances and close relationships with leading global software and infrastructure vendors, which allow our clients to benefit from a selection of technologies and innovation. We maintain the highest level of certification with many of our key partners, which allows us to influence their development of new products and obtain and offer our clients early access to new product offerings. These certifications are awarded by major ISVs and service providers to those partners that demonstrate high levels of professional and technical expertise. Some key alliances and partnerships that are applicable across multiple industry verticals and geographies, and with whom we conduct business and maintain high levels of certification are BEA Systems, Documentum, EMC, IBM, Mercury Interactive, Microsoft, SAP and Unisys.

        Our revenues, including through acquisitions, have grown from $151.6 million in 2001 to $225.8 million in 2003, representing a compounded annual growth rate of approximately 22%. During that time, our results of operations have also improved from a net loss of $18.5 million for 2001, to net income of $3.5 million for 2003. For the nine months ended September 30, 2004, our revenues were $222.2 million and our net income was $9.0 million.

        For 2001, 2002 and 2003, the percentage of our revenues generated by public and private sector clients in Israel was 93%, 80% and 68%, respectively, and 57% for the nine months ended September 30, 2004. The percentage of our revenues derived, in aggregate, from agencies of the government of Israel for the same time periods was 16%, 17%, 14% and 12%, respectively, while our revenues from these agencies increased steadily during the same periods.

        Ness Technologies, Inc. was incorporated in Delaware in March 1999 in connection with the acquisition between 1997 and 1999 of six Israeli IT companies, which collectively average more than 20 years of IT experience. These companies and each company we subsequently acquired have been successfully integrated into our corporate structure, and the acquired capabilities, know-how and staff have been assigned to our various business groups.

Service Offerings

        We offer a broad suite of services, including outsourcing, system integration and application development, software and consulting, and quality assurance, or QA, and training.

  Outsourcing

        We have several specific offerings in this category, each of which represents the outsourcing of a core client IT function to us. We perform these services either locally (at the client's facilities or our facilities) or at our offshore facilities. We offer the following outsourcing services:

        Offshore Application Development and Maintenance.    We believe our application development and maintenance services are characterized by low cost, high quality and short time-to-market. We create, implement and integrate software applications through a global infrastructure, and we believe we are well positioned to support virtually any client anywhere in the world through our global delivery model.

        Our offshore application development and maintenance services include a wide range of technologies and platforms. We customize our services according to each client's needs by employing flexible service models drawn from our experience helping our clients outsource software services. Our offshore center in India is ISO 9001 certified and accredited at CMM Level 5, and enables us to provide low cost, high quality and 24-hour development cycle capability. ISO 9001 is an international standard for quality management systems maintained by the International Organization of Standardization. The CMM, or Capability Maturity Model, is a widely accepted set of practices developed by the Software Engineering Institute at Carnegie Mellon aimed at producing defect free software by technical and management discipline, rather than by exhaustive testing. CMM Level 5 accreditation is reserved for organizations with the highest quality of disciplined and repeatable software development practices.

        To date, we have provided most of our offshore application development services to clients in the financial services, retail and telecommunications verticals. Following development and implementation, we provide services such as end-to-end application monitoring, scheduled downtime and maintenance, ad-hoc maintenance activities, application upgrades and legacy application integration within and across company firewalls.

        IT Outsourcing.    We offer customized IT outsourcing services, both onsite and off-site. Through our end-to-end service solution, we take responsibility for all or a portion of client operations and activities, including information security solutions, IT management, application development and maintenance, infrastructure implementation and management, network management, computer and communications hardware, help desk support, and disaster recovery planning, storage and backup solutions. We apply our proven methodologies, which cover every phase of a project's lifecycle, with strong project management, senior staff supervision and QA mechanisms to ensure reliable delivery. We currently provide these services, including support on a 24-hour-a-day, seven-day-a-week basis, to over 30 clients in diverse fields, representing over 100,000 end-users, for single-site and multi-site enterprises and organizations.

        Managed Labs for Independent Software Vendors.    ISVs are increasingly faced with challenges, including pricing pressures, lower license sales, increased competition and reduced development budgets. To address these challenges, we have developed a managed labs offering to provide ISVs with outsourced software product research and development centers that supplement those of the client. These offerings include product development and maintenance, testing, release automation services and porting services. We have experience in successfully providing management consulting, process transformation, technology solutions and offshore production services. Our strong infrastructure and proven processes ensure that our solutions are developed and built offshore and deployed onsite in an efficient and effective manner.

        Our expertise lies in the design and development of new software products, re-development, re-engineering, and maintenance of existing products, and global implementation and rollout support for existing products. Our labs are specially designed to assist software product companies through all phases of a product's life cycle. We consider ourselves custodians of our clients' intellectual property and accordingly offer them our build operate transfer model. We function as a partner with our clients to manage tactical needs at all phases of the development process. During the "build" phase, we provide strategic consulting to address our clients' business challenges and investment goals. During the "operate" phase, we help our clients track progress according to their plans. We report and advise our clients on the work in progress and refine the model in accordance with their business priorities. We have successfully executed this model with over 15 companies worldwide. After 36 months of operation, we offer our clients the option of purchasing back the offshore development center assets in their entirety.

  System Integration and Application Development

        We offer a broad set of IT services to our clients in the area of system integration and application development, including the following:

        Enterprise Resource Planning and Customer Relationship Management Solutions.    Enterprise resource planning, or ERP, and customer relationship management, or CRM, are integrated application software packages designed to support multiple business functions. For many organizations in the vertical markets we serve, ERP and CRM systems are the backbone of business transactions and communications. We offer a wide range of ERP and CRM solutions and services, including needs analysis, product selection and differentiation analysis, solution design, installation and administration, product adjustment and customization, data transfer from original information systems, integration with other systems, including business partner systems, end-user and administrator training, manual production and routine operational support, including upgrades and ongoing development. Our client service teams provide support activities such as localization, basis team infrastructure, training and delivery of complementary products. Our solutions and expertise include supply chain management, supplier relationship management and life cycle management.

        We provide these services from many of our delivery centers for clients around the world. In Israel, we are the sole SAP product distributor, where we also implement SAP and operate the Israeli SAP user group.

        Enterprise Application Integration (EAI).    We offer EAI solutions focused on building software infrastructure platforms that simplify connectivity between diverse applications and dissimilar business systems. We integrate and leverage our clients' investments in current systems while improving business efficiency and enabling the sharing of information across application boundaries.

        Our integration personnel are proficient in primary integration tools and standards, including webMethods, IBM's MQ Series, Tibco, SeeBeyond, Microsoft BizTalk, XML, Vitria, FileNet, BEA WebLogic Integrator, EDI and SAP NetWeaver.

        Command and Control and Real-Time Systems.    We deliver high-end technical solutions for protecting the safety of national borders, improving data gathering mechanisms, and enhancing communications channels for both military and civilian organizations. These services include:

  •
  air defense command and control systems, including simulators, test beds, C4I systems, planning systems and air traffic control systems;

  •
  ground command and control systems, or GCCS, including strategic and tactical visualization systems, digital GCCS systems, and tactical command and control systems;

  •
  surveillance systems, including mission management systems and unmanned aerial vehicle interpretation systems;

  •
  intelligence systems, including IT solutions for organizations which collect, process and disseminate large volumes of information, in a demanding environment;

  •
  missile defense, including missile defense simulation and theater defense systems; and

  •
  electronic warfare systems, including modern human machine interfaces, resource allocation, parameter management, results acquisition and threats database management.

        Geographic Information Systems (GIS).    We have been active in the field of digital mapping since 1985, developing advanced GIS that quickly and accurately process and transform large volumes of maps and photography into various digital and easily readable formats. For example, militaries are in critical need of accurate maps, GIS data, and photographic intelligence for mission planning, operational command and control, and three dimensional mission rehearsal and training. Similarly, emergency response systems require accurate road maps, current location display, shortest route determination and other GIS capabilities that we provide.

        Some of Israel's national (including military, civilian and commercial) geographic databases were created using software we developed. These systems cover all aspects of cartographic and photogrammetric data collection, manipulation, storage and retrieval.

        Telecommunications Systems.    We provide industrial, government and defense organizations with turnkey solutions, including complete systems and specifically tailored projects designed to facilitate the management of telecommunications systems and networks. We have developed a wide range of network management products, including:

  •
  contact centers and computer telephony integration systems;

  •
  large scale integrated network management systems for switching, transmission and data;

  •
  telephone directory assistance systems; and

  •
  voice activated dialing—telecommunication speech recognition technologies.

        Knowledge Management.    We offer a range of services and products designed to help our clients realize value from their corporate knowledge, including information storage, retrieval and sharing. Our specific offerings include:

  •
  enterprise portals—solutions integrating the necessary components for a knowledge centric portal infrastructure;

  •
  enterprise content management—business processes for delivering well-integrated information to key decision makers on a timely basis; and

  •
  document management and workflow solutions for facilitating the storage and management of electronic documents and images.

        Business Intelligence (BI) and Data Warehousing.    We enable organizations to develop what we believe to be complete state-of-the-art information systems for turning data into business intelligence. Our end-to-end BI and data warehousing solutions are designed to ensure accuracy, consistency and timeliness of information storage and retrieval to meet our clients' business requirements. Recent examples within the life sciences and healthcare vertical include BI and data warehousing solutions in the following areas:

  •
  clinical trials management systems; and

  •
  scientific data management systems utilized in the research and development area.

        Other examples include:

  •
  portfolio management systems, including balanced scorecard systems to measure business performance using data from clinical trials, research and development, and sales and marketing; and

  •
  sales, marketing and financial solutions, which analyze market share/size, revenues and costs to help increase profitability and produce other metrics relevant to business decisions.

  Software and Consulting

        We provide proprietary solutions that can be customized to our clients in certain verticals where we have developed substantial intellectual property and experience, such as through our work on the national border control system of Israel. In addition, we offer a comprehensive range of strategic consulting services and are able to assess a client's software needs and recommend and, in certain cases, resell, commercially available software products and systems.

        Proprietary and Turnkey Solutions.    We have developed software to market as proprietary turnkey solutions, which are customized applications designed and modified to meet client needs. We provide end-to-end business solutions from design to maintenance and are able to provide specialization according to the subtle differences within each specific industry. We retain certain intellectual property and rights which allow us to continue to exploit opportunities to market these products. Our turnkey solutions include:

  •
  AwareNess—an emergency management system;

  •
  medical records system, supplying a comprehensive view of medical data;

  •
  electronic toll collection system, including CRM billing and payment for toll road systems;

  •
  border control system used for identifying, controlling and registering passages through borders;

  •
  pension management system, enabling large organizations and pension funds to manage all aspects of employee pensions;

  •
  business rules technology software, permitting IT organizations to develop business solutions with reduced coding;

  •
  digital rights management software, enabling broadcasters, television and film producers, and media companies and publishers to manage all their author rights, contracts, and royalties; and

  •
  air traffic control systems, including various software solutions handling all aspects of the complicated task of air traffic control.

        Product Representation.    We select what we believe to be the best products for our clients by working closely with major international vendors who specialize in software product development, integration, localization, marketing, service and maintenance. In this way, we are able to leverage the products and methodologies supplied by our partners in order to provide our clients with comprehensive value added solutions. Through our partner relationships, we resell products for over 30 companies, including SAP, Sybase, Information Builders, Genesys, Documentum, Merant, Sterling Commerce, SyncSort and Avaya.

        Strategic Consulting.    We leverage our proven methodologies to help our clients analyze, plan and achieve objectives at various stages of the business lifecycle. Our expertise, coupled with product and technology alliances, provides organizations with a one-stop solution. To deepen our specialization and understanding of our clients' business needs, we have established teams with core competence in particular verticals. Our IT experience, combined with our technology independence, enables us to offer a range of IT solutions for combining business trends and company goals with IT implementation. We believe that this blend of IT and business expertise is unique and enables us to unify IT and business needs to enhance our clients' competitive advantage and growth.

  Quality Assurance and Training

        We offer a broad range of QA, testing, user interface engineering, training and user assimilation services, all designed to produce high quality business solutions with broad and rapid user acceptance.

        Quality Assurance, Testing and User Interface Engineering.    As technology platforms have become more complex at each of the application, operating system and hardware levels, there is a growing need to test, analyze and certify that software and hardware function as designed. Because of this growing complexity, together with reduced IT budgets, many companies outsource the testing and QA process to third party vendors. We target this growing market with our independent V-Ness software testing and QA service. In order to meet the needs of our client base, the V-Ness service provides a spectrum of solutions including: time to market QA methodology; system integration performance and testing; user interface engineering and user experience engineering; validation and full traceability capabilities that allow us to verify that the end product meets the initial product specifications; enterprise QA solutions, such as ERP, CRM and data warehousing; test automation; load testing; and quality consulting. Our professionals have extensive experience in QA and testing using our documented and proven work methodologies.

        Training and Assimilation.    We offer clients comprehensive learning solutions by providing a wide range of training services. Our staff provides training across a wide range of information, technology and communication applications. We customize our training programs based on advanced proprietary training methodologies and evaluation tools satisfying our clients' needs in terms of content, target audience, level of knowledge and training times. We complement traditional learning methods with learning management systems, e-learning platforms, and computer and web based self study kits, enabling end-users to learn at their own pace and level.

        In addition to training, we offer assimilation services, designed to help organizations deploy new solutions rapidly and effectively. We include these services as part of every project, and also offer them separately to meet client needs.

Industry Overview

        The IT services industry is highly fragmented and has evolved from simply supporting business functions to enabling their expansion and transformation. To succeed in this transformation, companies must respond rapidly to market trends, create new business models and improve productivity. In this dynamic, competitive environment, decisions with respect to technology have become increasingly important. Also, due to the recent global economic downturn and lack of compelling IT initiatives, such as Year 2000 and Euro conversion, companies have substantially reduced their IT services spending, resulting in hardship for many IT service vendors. According to industry analysts, however, the IT services market is now returning to a period of growth. Gartner Inc., an independent industry analyst, forecasted in its Gartner Dataquest Market Databook of June 2004 that the global IT services market will grow from $569 billion in 2003 to $762 billion in 2008, a compound annual growth rate of approximately 6.0%.

        Companies are increasingly seeking cost effective alternatives to acquire high quality IT services. The use of offshore vendors is becoming increasingly common among larger corporations. Based on our review of publicly available information, we believe IT services provided offshore totaled approximately $12 billion in 2002, which represents less than 2% of the total IT services market, and India has captured the bulk of this revenue, around $10 billion. Other offshore IT service countries are gaining market share. Based on our review of publicly available information, we project an annual growth rate for offshore IT services of 25% to 30%, making offshore IT services a particularly high growth market. Offshore business processing outsourcing services are projected to grow even faster, with an estimated annual growth rate as high as 60%.

        These factors reflect a business opportunity for global IT services vendors with established vertical practices, effective global delivery mechanisms and limited reliance on long-term staff relocation from offshore locations to client locations in the United States and around the world.

Competitive Strengths

        We believe our competitive strengths include:

        Our vertical expertise.    Since our inception, we have achieved leading positions in a number of the verticals in which we compete. We maintain a staff of highly skilled industry experts in each of these verticals and use this expertise on our engagements to provide a range of end-to-end business solutions.

        Our global delivery model.    We have operations in 14 countries in North America, Europe and Asia. We provide services to our clients through a comprehensive global delivery model that integrates both local and global resources in a cost-effective manner. Our fully operational offshore outsourcing centers, including our CMM level 5 offshore facility in India, enable us to minimize the difficulties other outsourcing vendors now face in using foreign employees in the United States on a temporary basis due to the tightening of immigration policies.

        Our proven track record.    By consistently providing high quality services, we have achieved a track record of project successes through the completion of numerous engagements around the world. Part of our success is attributable to our focus on methodology and repeatable high quality practices, which are ISO 9001 certified.

        Our focus on quality.    We believe strongly in quality throughout our organization. We maintain independent quality assurance capabilities in geographies where we operate. These groups provide QA, testing and audit services to our delivery organizations. We also provide these services to our clients on QA engagements through our independent V-Ness subsidiary.

        Our focus on innovation.    Our employees possess a level of business and technical knowledge that enables us to be innovative when on assignment. Utilizing both our practical understanding of our clients' needs and our technical expertise, we strive to provide innovative solutions to our clients' problems. An example of such innovation is our proprietary clinical application integration solution, the winner of Microsoft's Best Enterprise Comprehensive Solution Award 2001, which enables on-line unified access to medical data from decentralized information files for 3.7 million patients in and between hospitals, HMO facilities, individual physician's clinics, labs and suppliers. In addition, we were among the first to offer a managed labs extended development center offering, which supplements and extends the research and development facilities of ISVs for core product development and other activities.

        Our breadth of service offerings.    Our broad range of service offerings distinguishes us from many of our competitors. We believe that with these offerings, we are a one-stop shop, providing robust and comprehensive business solutions to meet the needs of our clients in the key verticals we cover.

        Our long-term relationships with a diverse client base.    We have long-term relationships with many of our clients, who frequently retain us for additional projects after an initial successful engagement. In 2003, existing clients from prior years generated more than 80% of our revenues. Moreover, our client base is diverse and we are not dependent on any single client. In 2003, no client accounted for more than 5% of our revenues and our largest twenty clients together accounted for approximately 38% of our revenues. Agencies of the government of Israel, in aggregate, represented 12% of our pro forma revenues in 2003.

        Our proven ability to scale.    We have grown continuously and successfully since inception, and we have demonstrated the ability to expand our teams and facilities to meet the needs of our clients. For example, over the past eight months we have expanded our Bangalore, India delivery facility from 400 to 800 employees in response to several of our clients' rapidly growing offshore development needs.

        Our organizational and business flexibility.    Our flexible organizational structure, business culture and technological abilities have allowed us to adapt to rapidly changing economic conditions, as well as significant changes in our clients' needs, enabling us to continue to grow and improve our performance despite the economic downturn of recent years. During this time we have increased our revenues, number of employees, geographic footprint and profitability. Additionally, our strong vertical alignment, the industry and technical experience of our employees, our operational efficiency, our ability to secure and retain key clients and the effective use of our global delivery model have helped insulate us from many of the hardships experienced by our competitors.

        Our ability to integrate acquired companies.    We have grown primarily through acquisitions since our inception. Due in part to our significant focus on the abilities of the senior management of acquired firms, we have been able to retain the senior management of each of these companies. We have successfully integrated each acquired company into our corporate structure and culture, working together with existing management, employees and clients to facilitate an efficient and productive transition.

        Our ability to retain and educate employees.    We have maintained a relatively low attrition rate despite traditionally high turnover in the IT services industry. We believe that our ability to retain our employees is due in part to our commitment to rewarding qualified employees and to our advanced continuing education and training courses.

        Our well-established internal infrastructure.    We utilize an enterprise resource planning system and a CRM system, embodying our best practices, corporate methodologies and financial controls.

Business Strategy

        Our goal is to further solidify and enhance our position as a global IT services and solutions provider on the basis of our quality, professionalism, vertical expertise, reliability and technical innovation. We hold a leading market position in Israel based on revenues from IT services. We intend to extend that geographic and vertical reach through the following strategic initiatives:

        Further penetrate the North American market as well as emerging markets such as Eastern Europe and Asia. We were formed in 1999 and quickly established a leading market position in the Israeli IT services market. In the last three years we expanded outside Israel with acquisitions in North America, Europe and Asia, and have achieved organic growth in each. We generated approximately 14% of our revenues in North America in 2002 and 21% in 2003 on a pro forma basis. We intend to focus considerably on expanding our revenues in North America, both organically and through acquisitions. In 2003, the North American market alone represented approximately 45% of total worldwide IT services spending, according to the Gartner Dataquest Market Databook of June 2004, which concentration is expected to continue in the future. We intend to penetrate specific niches in that market utilizing our vertical products and technical expertise. Our acquisition strategy will also target emerging markets in which we believe growth and potential profitability are higher, such as Eastern Europe and Asia. We may use a portion of the net proceeds we receive from this offering to fund some of those acquisitions, although we do not have any specific plans or commitments for any acquisitions or joint ventures at the present time.

        Be a market leader in key verticals.    In North America, we presently focus on several verticals: life sciences, ISVs, defense, financial services and retail. In Europe, we are focused on the financial services, media, retail, telecommunications and utilities verticals. In Israel, we have a strong focus on several verticals, including government and defense. We intend to further solidify our position in each of these verticals through internal growth based on complementary offshore offerings and key partnerships, and external growth through acquisitions. Our goal is to establish ourselves in North America as a leading provider in outsourcing and offshore services for life sciences, ISVs and defense.

        Continue to grow long-term and recurring revenues through outsourcing and offshore services. We intend to continue to expand the proportion of our revenues generated from long-term, recurring contracts by focusing on long-term engagements, outsourcing, life-cycle services and other multi-year services, including offshore services. Our goal is to further increase our recurring revenue, both in North America and in Europe, where outsourcing and offshore services are gaining acceptance.

        Enhance brand visibility.    We intend to continue to develop our brand identity including through the exposure provided by this offering. Our efforts will include media and industry analyst events, sponsorship of and participation in targeted industry conferences, trade shows, recruiting efforts, community outreach and investor relations.

        Pursue strategic alliances.    We intend to continue to develop alliances that complement our core competencies. Our alliance strategy is targeted at leading business advisory companies and at leading technology providers, which allows us to take advantage of emerging technologies in a mutually beneficial and cost-competitive manner.

        Continue to strengthen our leading position in the Israeli IT services market.    We intend to retain and enhance our leading market position in Israel with internal growth from outsourcing and a continued focus on the defense, government, financial services and telecommunications verticals. We also intend to leverage our ISV relationships to drive additional reselling and professional services revenues.

Vertical Focus

        We operate in a significant number of commercial and industrial sectors and in many areas of government operations. As a result of our deep understanding of the different markets and environments in which our clients operate, and our ability to understand our clients' needs and tailor solutions to meet those needs, we have developed a strong reputation for delivering systems to businesses that are subject to regulatory supervision, government control or other rigorous operational requirements. We are active in all of the following sectors, each influenced by fluctuating market conditions, as well as regulatory and oversight environments:

        Government and Defense.    Government agencies are increasingly required to modernize their traditional operating processes and models in order to improve and accelerate delivery of services to citizens. We have developed a track record in the public sector for helping government agencies deliver IT services to the public more effectively and efficiently. In Israel, we are a leading provider of solutions for security, integration, and design through consulting, implementation and support.

        The defense industry faces a multitude of challenges, including protecting the safety of national borders, improving command and control and intelligence gathering mechanisms, enhancing communications channels throughout the military and performing scenario analysis. We possess extensive experience in delivering high-end technical solutions to the defense industry to help surmount these challenges. Revenues for government and defense in 2003 represented approximately 18% of our total revenues.

        Financial Services.    Financial services organizations must strategically employ advanced technology in order to maximize their operational excellence and provide the best possible services to their clients. We combine advanced solutions, industry best practices, and the products and services of business partners to help our clients streamline their business processes and ensure long-term success in this fast-paced environment. We provide services to a number of segments of this vertical including: retail, private and investment banks; credit card companies; insurance and reinsurance companies; consumer finance organizations; and pension funds. Services we provide include credit card processing systems, options plan management systems, IT outsourcing, offshore services, turnkey solutions, custom development, system integration and offshore services. Revenues for financial services in 2003 represented approximately 17% of our total revenues.

        Telecommunications and Utilities.    Competitive pressures are causing telecommunications companies to find ways to reduce costs and make more informed decisions about their IT investments. We deliver reliable telecommunications systems and portals that help carriers reduce operating costs and increase revenue, while helping telecommunications companies evaluate the impact of new technologies and make informed planning decisions about their IT investments. We offer innovative information system solutions for improving time-to-market and enhancing telecommunications service delivery, addressing the specific needs of operators of all sizes from traditional wireline to wireless, and internet service provider to broadband. Our services include ERP solutions, internet protocol telephony, configuration management, contact centers, interactive voice response systems, management of common channel signaling systems, service assurance, mediation devices and consulting services. Revenues for telecommunications and utilities in 2003 represented approximately 15% of our total revenues.

        Globalization, escalating market competition and deregulation throughout the world are forcing utility companies to modify their IT strategies and adopt advanced solutions. We provide high-end e-business services in areas such as CRM, ERP, e-procurement, asset management and metering solutions.

        Life Sciences and Healthcare.    Effectively managing and improving the efficiency of a life sciences business requires innovative cross functional information management solutions. Our expertise lies in improving time-to-market of new products through clinical trial optimization, safety and adverse event tracking, knowledge management, BI and data warehousing, strategic planning and budgeting. We have been delivering business performance oriented data and document management solutions to large pharmaceutical and biotechnology firms for approximately 20 years. Revenues for life sciences and healthcare in 2003 represented approximately 12% of our total revenues.

        Increased government regulations and rising costs require healthcare organizations to address complex patient information management needs and share information across various hospitals and facilities more effectively. We help healthcare organizations remain competitive with services designed to simplify their administrative processes, reduce costs and improve the quality of care.

        High-Tech and Independent Software Vendors.    Software companies need to focus on their core competencies of developing software and other technology products. By utilizing our offshore capabilities, expertise and experience in developing complementary IT solutions, we enable our clients to meet this need. Revenues for high-tech and ISVs in 2003 represented approximately 7% of our total revenues.

        The following four verticals, in aggregate, together with clients associated with other verticals not listed here, represented 31% of our total revenues in 2003:

        Manufacturing.    We continually monitor emerging technologies to help clients evaluate the benefits and costs of adopting these new technologies. Our services enable clients to improve supply chain management, enhance their partner and client relations, enhance enterprise resource planning and optimize product quality.

        Retail.    As the retailing industry moves through a period of significant transformation, with major chains expanding their presence throughout the world and exposing their brands to new markets, retailers need to run their IT systems more cost effectively. Our services enable retailers to deliver consistent customer service (through store sales, call centers and internet websites) and to develop and extend their technology infrastructures.

        Transportation.    Intelligent transportation systems use a variety of technologies in order to facilitate the movement of people and goods via highways and public transportation systems. We have developed a wide range of services specifically tailored for clients within the transportation industry, including emergency management systems, electronic toll collection and traffic management solutions.

        Media, Entertainment and Publishing.    We have worked with a variety of media, entertainment and publishing companies to develop systems for managing and protecting content and digital assets. We possess the implementation expertise required to gather, analyze and distribute information for delivering the technical proficiency needed to develop new market opportunities. Our software solution for intellectual rights management has been chosen and implemented by some of the top market participants from the entertainment, publishing and advertising industries.

Global Delivery Model

        We have local and offshore delivery facilities in North America, Europe and Asia, with a range of industry expertise, software language and product focuses, and also with varying costs. Each facility has a high level of management skill, vertical expertise, IT services capabilities and quality at each location.

        In each of the 14 countries in which we operate, we apply our expertise to serve both our local clients and our clients throughout the world as part of our global delivery model. As expertise in certain technologies, skills or verticals is needed, we routinely assemble teams spanning several of our locations around the world. By doing this, we reduce or eliminate the need to carry potentially non-billable staff at each location to handle unanticipated needs or surge capacity, which results in lower costs on average.

        For example, we recently completed a sophisticated web-based document management and workflow solution for a large, international bio-pharmaceutical firm based in Switzerland. For this project we used teams from Switzerland, the United States and Israel. Similarly, we are providing SAP system integration and project services to a large, global law firm using resources from the United Kingdom and India. In these and virtually all other projects staffed using our global delivery model, the teams work in their home locations except for periodic travel to the client location for knowledge transfer, client meetings and implementation work. This model also means that we are substantially less affected by changing immigration regulations than other well-known offshore vendors. In our model, the team that remains at the client site throughout the engagement comprises our local resources, complementing our local presence with our strong vertical experience to the engagement from inception through completion. Our global delivery model is optimized by a worldwide proprietary knowledge management system that enables our employees to communicate and share knowledge. In addition, we continually host internal training courses.

        Other benefits gained by clients from our global delivery model are 24-hour delivery and support capabilities; built-in redundancy, both in terms of people and facilities; and the availability of a global knowledge base of business and technical information that is populated, maintained and leveraged by our employees around the globe.

        As of September 30, 2004, we employed approximately 4,855 employees worldwide, including approximately 2,505 in Israel, 1,295 in India, 390 in North America, 375 in Europe and 295 in the Asia Pacific region.

Sales and Marketing

        We market our services to large corporations in North America, Europe and Asia. We have a leading market presence in Israel and a growing presence in North America and Europe. We sell and market our services from sales offices located in 14 countries. We manage our business and results of operations as part of a global sales and marketing strategy. As of September 30, 2004, we had approximately 200 direct sales persons and approximately 80 account managers.

        Our sales and marketing strategy focuses on increasing awareness of and gaining new business from target clients and promoting client loyalty and repeat business among existing clients. We constantly seek to expand the nature and scope of our engagements with existing clients by increasing the volume of our business and extending the breadth of services offered. Members of our executive management team are actively involved in business development and in managing key client relationships through targeted interaction with our clients' senior management.

        For each prospective project, we assemble a team of our senior employees, drawn from various disciplines within our company. The team members assume certain roles in a formalized process, using their combined knowledge and experience to understand the client's needs, design a solution, identify key decision makers and maximize the strength of our bid. This approach allows for a smooth transition to execution once the sale is completed. We typically bid against other IT services providers in response to requests for proposals.

        Our sales and marketing teams work with our technical team as the sales process moves closer to the client's selection of an IT service provider. The duration of the sales process varies depending on the type of service, ranging from approximately two months to over one year. Throughout the process, the account manager or sales executive works with the technical team to:

  •
  define the scope, deliverables, assumptions and execution strategies for a proposed project;

  •
  develop project estimates;

  •
  prepare pricing and margin analysis; and

  •
  finalize sales proposals.

        Management reviews and approves proposals, which are then presented to the prospective clients. Our sales and account management personnel remain actively involved in the project through the execution phase. We focus our marketing efforts on businesses with extensive information processing needs. We maintain what we believe to be a state-of-the-art prospect/client database that is continuously updated and used throughout the sales cycle from prospect qualification to close. As a result of this marketing system, we are able to pre-qualify sales opportunities and direct sales representatives are able to minimize the time spent on prospect qualification. In addition, substantial emphasis is placed on client retention and expansion of services provided to existing clients. In this regard, our account managers play an important marketing role by leveraging their ongoing relationships with each client to identify opportunities to expand and diversify the type of services provided to that client.

Clients

        We presently serve over 500 clients in a wide range of industries. Our clients vary in size and include a number of Fortune 1000 and Global 2000 companies. For 2003, no client represented more than 5% of our annual revenues, and our largest 20 clients together represented approximately 38% of our revenues. Agencies of the government of Israel, in aggregate, represented 12% of our pro forma revenue in 2003.

        The percentage of our revenues derived from Israeli clients has been steadily decreasing as we have expanded our global presence. Our revenues for the periods presented, broken down by geographic area, are as follows:

	Year ended December 31,						Nine months ended September 30, 2004
	2001	2002		2003		Pro Forma 2003(1)
Israel	93%	80%		68%		60%	57%
United States	3	14		16		21	24
Europe	4	7		13		14	13
Asia and the Far East	—	—		3		5	5
Others	—	—		1		0	1

Total	100%	100	%*	100	%*	100%	100%

*
Due to rounding, the aggregate percentage for this period does not appear to equal 100%.

(1)
Pro forma assumes completion of our acquisition of Apar on January 1, 2003.

        The percentage of our revenues derived from outsourcing (including offshore development) has been steadily increasing. Based on estimates derived from internal management operating data, the proportion of our revenues by type of service for the periods presented is:

	Year ended December 31,				Nine months ended September 30, 2004
	2001	2002	2003	Pro Forma 2003(1)
System Integration and Application Development	55%	46%	35%	31%	31%
Outsourcing (including offshore development)	17	16	31	39	47
Software and Consulting	19	18	16	14	13
Quality Assurance and Training	5	16	11	10	4
Other	4	4	7	6	4

Total	100%	100%	100%	100%	100	%*

*
Due to rounding, the aggregate percentage for this period does not appear to equal 100%.

(1)
Pro forma assumes completion of our acquisition of Apar on January 1, 2003.

        Our client base includes leading worldwide and regional entities. The clients listed alphabetically below are among our largest clients, based on revenues, in each of our verticals:

Government and Defense		•	Chordiant
•	Czech Office for Surveying, Mapping and Cadastre	•	Cobalt Group
•	Insta	•	Comverse
•	Israel Aircraft Industries	•	Documentum
•	Israel Airport Authority	•	Indus
•	Israel Court Authority	•	Interwise
•	Israel Ministry of Defense	•	Portal Software
•	Israel Ministry of Finance	Telecommunications and Utilities
•	Israel Ministry of Justice	•	AT&T
•	Lockheed Martin	•	Cellcom
•	Tadiran Systems	•	Czech Telecom
Financial Services		•	Israel Electric Company
•	ABN AMRO	•	Orange
•	Achmea Zorg	•	Stredoceská Energetika (STE)
•	American Express	Life Sciences and Healthcare
•	Bank Hapoalim	•	Bristol Myers Squibb
•	Bank Leumi	•	Clalit Health Services
•	Capco	•	Pfizer
•	CIBC	•	Schering Plough
•	Citibank	•	Serono
•	Credit Suisse First Boston	•	Teva
•	Deutsche Bank	•	VITAS
•	Generali Group	Retail, Media, Entertainment and Publishing
•	Industrial Development Bank of Israel Ltd.	•	Kurt Salmon Associates
•	Israel Discount Bank Ltd.	•	Pearson Publishing
•	Menzis	•	SuperSol
•	Softtek, S.A. de C.V.	Manufacturing and Transportation
•	Swiss Re	•	American Automobile Association (AAA)
•	Waldviertler Sparkasse	•	Coca-Cola
High-Tech and Independent Software Vendors		•	EL AL Airlines
•	Business Objects	•	Philips
•	Check Point	•	Raytheon

Business Partners and Alliances

        We have strategic alliances and partnerships with leading global software, infrastructure and consulting vendors, thereby expanding the variety of technologies and capabilities we offer to our clients. We continuously evaluate partnership opportunities and add new partners to ensure that we are positioned to deliver what we believe to be the most effective and advanced solutions to our clients. We also maintain the highest level of certification with many of our key partners in order to obtain early access to new product offerings and to influence the development of new products and offerings. We take great pride in being "technology independent" in that we approach each project we undertake with no preconceived notions regarding the technology that will ultimately be deployed, and we recommend what we believe to be the most effective technology for our clients' needs.

        We have over 100 alliances and partnerships around the world. Some alliances are specific to certain verticals and others are specific to certain markets in which we operate. Some key alliances and partnerships that are applicable across multiple industry verticals and across multiple geographies, and with whom we conduct business, are described in the chart below.

Alliance Partner	Alliance Description
Archstone Consulting	We partner with Archstone Consulting to provide a range of business consulting and solutions services to life sciences and healthcare clients in the United States and Europe.
BEA Systems	We work with BEA Systems around the world to deliver powerful, scalable solutions built on BEA's application server, portal and EAI platforms.
Capco
We partner with Capco to provide a combination of onsite and offshore services to Capco and its clients in the financial services sector throughout the world, including co development of products, systems integration services and application managed services.
Deloitte	We partner with Deloitte as a Tier 1 provider of IT services at locations across North America and Asia, spanning a range of verticals and service offerings.
Documentum	We partner with Documentum worldwide to deliver robust, validated and high performing document and content management systems and workflow solutions to our clients.
EMC	We are the main EMC business partner in Israel, providing customized storage solutions to enterprise clients.
IBM
We work with IBM around the world to offer a broad array of scalable solutions built on IBM software and hardware platforms. In addition, we have supplier agreements with IBM in the United States, Asia Pacific and Israel for services, software and hardware.
Interwise	We partner with Interwise to provide customized enterprise communication services to our clients. We also provide offshore extended development services to Interwise.
Kurt Salmon Associates (KSA)
We support the retail and consumer products industries through a business alliance with KSA, a leading management consulting firm. We work as an integral component of KSA's teams at several North American and European consumer products retailers and suppliers.

Mercury Interactive	We partner with Mercury Interactive as their certified partner for the implementation and deployment of testing and QA enterprise projects around the world.
Microsoft
We work with Microsoft around the world to offer a broad array of scalable solutions built on Microsoft's.NET enterprise platform and other Microsoft platforms. We are a Microsoft Gold Partner with certifications on many platforms and products, and we have won numerous Microsoft awards for our solutions.
SAP	We partner with SAP in Israel as the sole product and professional services arm of SAP in the country. We also partner with SAP worldwide to deliver innovative ERP solutions.
Unisys
We partner with Unisys as their sole distributor for the Unisys ES7000 enterprise server platform in Israel, providing solutions for server consolidation, business intelligence and disaster recovery planning projects.

        While we are not substantially dependent on any one of these partnerships, we believe they collectively represent a significant competitive advantage for us. Through these partnerships and alliances, we:

  •
  perform joint engagements;

  •
  gain access to additional opportunities and engagements;

  •
  influence the products and services of our partners, through participation in advisory and/or steering committees;

  •
  in several cases, enhance and extend the products of our partners;

  •
  gain early access to new technologies and products, both for us and for our clients, as well as enhanced support for their products and platforms; and

  •
  further demonstrate our qualifications for leading technologies and key verticals.

        In addition to these benefits, the relationships enhance our ability to: deliver a broad range of IT services outsourcing; provide us a channel to sell additional services to our clients, such as quality assurance and training; and make us a more attractive employer, based on our employees' use of these advanced platforms and access to our partners.

        Some of the certification levels our partners require are difficult to attain, requiring the demonstration of significant technical expertise, high levels of training and certification, the influencing of a certain amount of product sales for the partner, certain levels of investment in the products and technologies of our partners, or other factors. Our relationships with these partners are long-term, unlike typical vendor relationships.

        We have written agreements with some, but not all, of our partners and alliances. The terms of the agreements vary. In some cases our partners are restricted from using other companies to provide similar services in certain markets. Some of our partners require that we achieve certain minimum sales levels to maintain our partner status level. We have oral contracts and working arrangements with the remainder of our partners and alliances. Although these oral contracts and other arrangements may be terminated by either party at any time without penalty, they also afford greater flexibility to our partners and alliances as well as to us.

Competition

        The IT services market has become increasingly competitive in recent years as a result of the economic downturn and associated decline in IT service spending. While some vendors have not survived, others have become more aggressive and some low-cost offshore vendors have entered new markets traditionally dominated by large multinational consultancy firms. The IT services vendors with whom we compete include:

  •
  consulting firms, such as Accenture Ltd., BearingPoint, Inc. and Cap Gemini Ernst & Young;

  •
  divisions of large multinational technology firms, such as Hewlett Packard Company and IBM;

  •
  IT outsourcing firms, such as Computer Sciences Corporation, Electronic Data Systems Corporation and Keane, Inc.;

  •
  US-based offshore IT services firms, such as Cognizant Technology Solutions Corp., Covansys Corp., Syntel Inc. and HCL Perot Systems;

  •
  large Indian IT services firms, such as Infosys Technologies Limited, Satyam Computer Services Limited, Tata Consultancy Services and Wipro Limited and smaller firms such as Patni and Symphony;

  •
  regional IT services firms in certain geographic markets, such as Matrix, Malam and Teldor in Israel, Logica and Sema in Europe, and First Consulting Group in the United States; and

  •
  in some cases, internal IT departments of our clients.

Some of these competitors are more established, enjoy greater market recognition and have significantly greater financial, technical and marketing resources than we do. Moreover, the IT services industry is experiencing rapid changes, primarily consolidation, that are affecting the competitive landscape. These changes may result in a greater number of competitors with significantly larger resources than ours. In addition, some of our competitors have added cost competitive offshore capabilities to their service offerings, which may adversely affect our ability to compete successfully against these competitors. We expect competition to intensify in the future as current competitors enhance their service offerings and new competitors penetrate the market due to low barriers to entry. Existing or future competitors may develop or offer services and products that provide significant performance, price or other advantages over those we offer.

        Our future success will depend in part on our ability to develop and market new or enhanced services that adequately address changes in technology, industry standards and client requirements and gain commercial acceptance. Any delay or failure to develop new services or to adapt our services to technological change and market requirements could have a material adverse effect on our competitive position. We believe that the principal competitive factors in our business include the ability to:

  •
  provide and leverage deep industry vertical expertise, and integrate this expertise with superior system integration, software development, QA and support abilities to deliver tailored, high quality business solutions that generate high returns on investments;

  •
  deliver solutions quickly and cost effectively, using an integrated global delivery model with industry leading methodologies and practices and appropriate SEI certification levels;

  •
  attract and retain experienced, high-quality IT professionals;

  •
  work effectively with leading partners and alliances to offer superior solutions and drive additional business;

  •
  respond rapidly to meet the challenging demands of each engagement; and

  •
  grow and thrive in challenging economic times, so that client needs and expectations can be met reliably and continuously.

        We believe we compete favorably based on these factors, and we possess significant competitive advantages. See "—Competitive Strengths."

Intellectual Property

        Our intellectual property rights are important to our business. We rely on a combination of copyright, trademark and design laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. We currently have no issued patents. We require employees, independent contractors and, whenever possible, vendors to enter into confidentiality agreements upon the commencement of their relationships with us. These agreements generally provide that any confidential or proprietary information developed by us or on our behalf be kept confidential. These agreements also provide that any confidential or proprietary information disclosed to third parties in the course of our business be kept confidential by such third parties. However, our clients usually own the intellectual property in the software we develop for them.

        We regard our trade name, trademarks, service marks and domain names as important to our success. We rely on the law to protect our proprietary rights to them and we have taken steps to enhance our rights by filing trademark applications where appropriate. We have registered our key brand "Ness" as a trademark in both Israel and in the United States.

        Third parties may assert infringement claims against us or claim that we have violated their intellectual property rights. We are obligated under some client contracts to indemnify our clients if claims are made against us alleging that we infringe on the proprietary rights of third parties. These claims, regardless of merit or ultimate outcome, could result in significant legal and other costs, harm to our reputation and a distraction to management. In particular, growth in the number of business method and software patents issued to others may greatly limit the solutions we are able to offer our clients.

Employees

        As of September 30, 2004, we employed approximately 4,855 employees, including approximately 4,180 IT professionals. None of our employees is represented by a labor union and we have not experienced any strikes or work stoppages. We believe our relations with our employees are good.

        Our employees in Israel are subject to Israeli labor laws and regulations and other special practices and employment customs. The laws and regulations principally concern matters such as paid annual vacation, paid sick days, the length of the workday, payment for overtime and severance pay. Israeli law generally requires severance pay equal to one month's salary for each year of employment upon the retirement or death of an employee or termination of employment without a valid legal reason. Furthermore, Israeli employees and employers are required to pay predetermined sums to the National Insurance Institute, which is similar to the U.S. Social Security Administration. Since January 1, 1995, these amounts also include payments for national health insurance. Our payments to the National Insurance Institute amount to approximately 15% of wages up to a specified amount, of which the employee contributes two-thirds and the employer contributes one-third.

        In addition, by order of the Israeli Ministry of Labor and Welfare, the provisions of a collective bargaining agreement between the Histadrut (the General Federation of Labor in Israel) and the Industrialists Association in Israel may be applicable to our employees in Israel. This collective bargaining agreement principally concerns cost of living increases, vacation and holiday pay, length of the workday, wage tariffs, termination and severance payments. We provide our employees with benefits and working conditions that are at least as favorable as the conditions specified in the collective bargaining agreement.

        Our employees are our most important asset. We believe that the quality and level of service that our professionals deliver are among the highest in the global IT services industry. We believe we provide a challenging, entrepreneurial and empowering work environment that demands dedication and a strong work ethic.

        Our training, continuing education and career development programs are primarily designed to ensure our IT professionals enhance their skill-sets in alignment with their respective roles. We continually provide our IT professionals with challenging assignments and exposure to new skills, technologies and global opportunities. We have instituted an appraisal program that incorporates a 360-degree feedback system, recognizing high performers and providing constructive feedback and coaching to under performers. Leadership development is also a key part of our training program.

        We believe that our IT professionals receive competitive salaries and benefits and are eligible to participate in our stock option plans. We have also adopted a performance linked compensation program that links compensation to both the employee's and our performance.

Properties

        Our principal executive office is located in leased premises of approximately 199,000 square feet in Tel Aviv, Israel. Our principal office in the United States is located in leased premises of approximately 25,000 square feet in Canonsburg, Pennsylvania. We have offices of various sizes at more than 30 additional locations in 14 countries, all of which are leased.

        We recently completed construction of two fully owned state-of-the-art offshore centers containing an aggregate of approximately 180,000 square feet of space in the Indian cities of Bangalore and Mumbai. Each of these centers contains up-to-date technology infrastructure and communications capabilities. These two facilities will be able to accommodate approximately 1,700 employees.

        We believe that there is sufficient office space available at favorable leasing terms both to replace existing office space and to satisfy any additional needs we may have as a result of future expansion.

Corporate History

        Ness Technologies Inc. was incorporated in Delaware in March 1999 in connection with the acquisition of six Israeli IT companies and their consolidation into a single operating structure. Compro Software Industries, a privately held Israeli software consulting company founded in 1985, was acquired by our founders in December 1997 and by us in April 1999. At the time of its acquisition, Compro had a staff of approximately 170 people.

        We subsequently acquired five Israeli IT services companies:

  •
  Gilad Software and Systems Integration, a privately held Israeli integration and networking company founded in 1990 that we acquired in April 1999. At the time of its acquisition, it had approximately 340 employees.

  •
  Contahal, a publicly traded Israeli IT services company (traded on the Tel Aviv Stock Exchange), founded in 1970. We acquired Contahal in May 1999 and took it private in February 2000. At the time of its acquisition, it had approximately 310 employees.

  •
  Advanced Technology, or ATL, a public Israeli IT services company (traded on the Tel Aviv Stock Exchange), founded in 1969 and engaged in systems integration, application development and consulting, with main lines of business of IS implementation, military and real time systems. We acquired ATL in August 1999, and took it private in December 1999. At the time of its acquisition, it had approximately 650 employees.

  •
  IPEX, a privately held Israeli systems integration company founded in 1992 that we acquired in November 1999. At the time of its acquisition, it had approximately 350 employees.

  •
  IPEX ISI, a privately held Israeli software development company founded in 1996 that we acquired in November 1999. At the time of its acquisition, it had approximately 40 employees.

        Following completion of these acquisitions, all the acquired companies (six Israeli companies in total) were consolidated into a single operating structure. The consolidation, which commenced in the second quarter of 2000 and was completed in the second quarter of 2001, involved a major reorganization effort and associated investment, including:

  •
  rationalization of facilities;

  •
  creation of a new organizational structure;

  •
  development of a new brand and identity;

  •
  creation and staffing of a new cross functional sales force;

  •
  development and installation of a new ERP system (SAP comprehensive business solution);

  •
  upgrade and consolidation of delivery methodologies and QA practices;

  •
  organic growth through hiring;

  •
  training of our staff on new internal systems and methodologies;

  •
  inception of a research and development function;

  •
  creation of our corporate knowledge sharing infrastructure; and

  •
  creation of a legal department.

        Towards the end of 2001, and after becoming a leading IT services company in Israel, we embarked on our global expansion strategy. The following material acquisitions were made as part of that strategy:

  •
  Ness U.S.A. Inc., a subsidiary formed to acquire substantially all of the internet based computer solutions assets and liabilities of Blueflame Inc., a company founded in 1985, out of Blueflame's Chapter 11 bankruptcy proceeding in November 2001. At the time of its acquisition, it had 120 employees and annual revenues of approximately $18 million.

  •
  APP Group CEE B.V., a privately held IT services firm in the Czech Republic and Slovakia specializing in CRM, ERP, EAI, enterprise asset management and e-commerce solutions in the utilities, telecommunication, finance, government and manufacturing sectors. APP was established in 1990 and we acquired it in September 2002. At the time of its acquisition, it had approximately 180 employees. The Warburg Pincus entities, who are principal stockholders of ours, were also principal stockholders of APP at the time of the acquisition.

  •
  Apar Holding Corp., a privately held U.S. Indian IT services company, founded in 1998 and providing a wide range of advanced ERP, CRM and EAI software services to the financial services, manufacturing, telecom, retail sales and logistics sectors, as well as sophisticated offshore software engineering development services for large software product companies. In addition to Apar's U.S. headquarters, Apar has operations in the United Kingdom, India and Singapore, and offices in Canada, Australia, Japan and Malaysia. At the time of its acquisition, effective in June 2003, it had approximately 1,200 employees. The Warburg Pincus entities, principal stockholders of ours, were also principal stockholders of Apar at the time of the acquisition.

The acquired companies were integrated into our corporate structure, with capabilities and staff assigned to the various divisions and business groups.

        We are continuously seeking to acquire new companies and businesses in order to expand our global presence and improve our position in our current sites of operation.

Legal Proceedings

        We are periodically a party to routine litigation incidental to our business. We do not believe that we are a party to any pending legal proceeding that is likely to have a material adverse effect on our business, financial condition or results of operations.

NESS MANAGEMENT

Executive Officers and Directors

        The following table sets forth the name, age and position of each of our directors and executive officers.

Name	Age	Position
Aharon Fogel(1)	57	Chairman of the Board of Directors
Raviv Zoller	40	President, Chief Executive Officer and Director
Yaron Garmazi	40	Chief Financial Officer
Rajeev Srivastava	41	President, Ness Global Services and Director
Tuvia Feldman	58	Chief Operating Officer
Lea Atad	54	Executive Vice President, Strategic Accounts
Yoram Michaelis	52	President, IT Services, Ness Israel
Shachar Efal	39	President, Managed Services, Ness Israel
Michael Zinderman	53	President, Telecom & Systems, Ness Israel
Ivan Hruska	45	President, Ness Europe
Shai Onn	42	Executive Vice President, Business Development
Uri Ben-Ari	50	Executive Vice President, Marketing
Efrat Shapira	39	Senior Vice President of Human Resources
Henry Kressel(1)(2)(3)	70	Director
Morris Wolfson(1)(2)	44	Director
Hagai Lavi	46	Director
Satyam C. Cherukuri(3)	48	Director
Dan S. Suesskind(3)	60	Director

(1)
Member of the Nominating and Corporate Governance Committee.

(2)
Member of the Stock Option and Compensation Committee.

(3)
Member of the Audit Committee.

        Aharon Fogel has served as our chairman of the board of directors since 1999. Since December 2000, he has served as the chairman of the board of Migdal Insurance Company Ltd., Israel's largest insurance company. Mr. Fogel served as general partner of Jerusalem Venture Partners, an Israeli venture capital fund, from 1996 to 1999. Mr. Fogel has held a number of senior positions, including Director General of the Israel Ministry of Finance, Chairman of Leumi & Co. Investment Bank, Chairman of the Hadassah Medical Center, and Director of the Economic & Control Division of Clal Israel Ltd. He holds a B.A. in Economics and Statistics from the Hebrew University of Jerusalem.

        Raviv Zoller has served as our president and chief executive officer since June 2001 and has served as a member of our board of directors since October 4, 2004. From October 1999 to May 2001, Mr. Zoller served as our chief financial officer. From 1994 to 1998, he served as founding partner of

Apex-Mutavim, an Israeli investment banking firm. From 1991 to 1999, Mr. Zoller was a partner in Zoller, Radiano and Co., an Israeli CPA firm. Mr. Zoller holds a B.A. in economics and a B.A. in accounting from Tel Aviv University, where he also completed studies for a masters degree in economics while serving as a faculty member. Mr. Zoller is a certified public accountant licensed in Israel.

        Yaron Garmazi has served as our chief financial officer since June 2004. From September 2002 to May 2004, Mr. Garmazi served as chief financial officer of Envara, Inc., a semiconductor company. From December 2000 to August 2002, Mr. Garmazi served as a managing director at ABN AMRO Inc.'s investment banking representative office in Tel Aviv. From January 1999 to December 2000, Mr. Garmazi served as chief financial officer at Nogatech, Inc., a publicly traded semiconductor company. From March 1995 to December 1998, Mr. Garmazi served as controller at DSPC, Inc., a publicly traded semiconductor company. From December 1992 to March 1995, Mr. Garmazi served as Audit Senior Manager at Doron & Co., an accounting firm. Mr. Garmazi is a licensed Israeli CPA and holds a B.A. in Business Administration from the Tel Aviv Business College.

        Rajeev Srivastava has served as president of Ness Global Services since the effective date of our acquisition of Apar Holding Corp. in June 2003 and has served as a member of our board of directors since August 2003. From June 1996 to June 2003, Mr. Srivastava served as chief executive officer of Apar, which he co-founded. From September 1992 to May 1996, Mr. Srivastava worked at Mastech Corporation (now iGate) and served as Director—Global Resources and as head of Mastech's Asia Pacific operations based out of Singapore. From June 1988 to August 1992, Mr. Srivastava served as an IT consultant with Tata Consultancy Services. Mr. Srivastava holds an engineering graduate degree and a masters degree in Management Studies from the University of Bombay.

        Tuvia Feldman has served as our chief operating officer since June 2001. From April 2000 to May 2001, Mr. Feldman served as our vice president of operations. From August 1982 to April 2000, Mr. Feldman served as vice president of finance and administration of Advanced Technology Ltd., or ATL, which we acquired in 1999. From August 1977 to August 1982, Mr. Feldman served as communication and real time systems department manager and project manager at ATL. From March 1976 to August 1977, Mr. Feldman was a project manager at Motorola Israel. Mr. Feldman holds an M.B.A. from Tel Aviv University and a B.Sc. in Electronic Engineering from the Technion Institute in Haifa, Israel.

        Lea Atad has served as our executive vice president of strategic accounts since June 2001. From November 1999 to July 2001, Ms. Atad served as president of our Business Solutions Group. From 1994 to 1999, Ms. Atad served as chief executive officer of Compro Software Industries, which we acquired in 1999. From 1992 to 1994, she was a vice president of sales at Compro. Ms. Atad holds a B.Sc. in Social Sciences and Mathematics from the University of Haifa, Israel.

        Yoram Michaelis has served as president of IT Services, Ness Israel, since January 2004. From April 2000 to December 2003, Mr. Michaelis served as president of our Enterprise Solutions Group. From June 1988 to April 2000, Mr. Michaelis served as vice president and manager of information systems for ATL, which we acquired in 1999. From January 1982 to June 1988, Mr. Michaelis served as vice president and manager of ATL's Marketing and Software Products division. From October 1977 to January 1982, he served as project manager and sales manager at ATL. Mr. Michaelis holds a B.A. in Economics and Computer Sciences from Bar-Ilan University, Israel.

        Shachar Efal has served as president of Managed Services, Ness Israel, since January 2004. From November 1999 to December 2003, Mr. Efal served as president of our Integration and Networking Group. From January 1999 to November 1999, Mr. Efal served as chief executive officer of IPEX ICS, an integration and systems company, and from January 1994 to December 1998 he served as chief executive officer and co-founder of New-X Systems, a networking and systems services company. We acquired IPEX and New-X Systems in November 1999. From January 1993 to December 1993 Mr. Efal

served as a consultant of Tefen Consultants, an industrial engineering and IT consulting firm. Mr. Efal holds a B.Sc. in Management and Industrial Engineering, specializing in Information Systems and Communication Technology from Ben Gurion University, Israel.

        Michael Zinderman has served as president of the Telecom & Systems, Ness Israel, since April 2002. From April 2000 to April 2002, Mr. Zinderman served as the division manager and vice president of Ness Telecom & Systems Group, and from June 1988 to March 2002, he served as the division manager and vice president of Real Time & Systems Group of ATL, an entity acquired in 1999. From May 1981 to May 1988, Mr. Zinderman served as software engineer and projects manager at ATL. From September 1977 to April 1981, Mr. Zinderman served as an electrical engineer at Yona Ushpiz, an electrical engines manufacturing company. Mr. Zinderman holds a B.Sc. in Electronic Engineering from the Ben Gurion University in Beersheba, Israel.

        Ivan Hruska has served as president of Ness Europe since April 2004. From September 2002 to March 2004, he served as managing director of Ness CEE. From May 2000 to September 2002, he served at Ness CEE (formerly APP prior to our acquiring it in 2002) as vice president for sales and marketing. From September 1997 to March 2000, Mr. Hruska served at Scala Business Solutions as vice president for sales in Central and Eastern Europe. Mr. Hruska holds a M.Eng. in Civil Engineering from the Technical University of Kosice, Slovakia.

        Shai Onn has served as our executive vice president of business development since January 2004. Mr. Onn served as president of Ness Europe from July 2001 to April 2004. From June 1999 to June 2001, Mr. Onn served as chief executive officer of NetGuard Ltd., an internet security firm; from June 1998 to May 1999, Mr. Onn served as chief operating officer of Vio Ltd., a joint venture of British Telecom and Scitex; and from 1994 to 1997, Mr. Onn served as vice president of international sales and marketing at Enigma Information Systems Inc., a supply chain software firm. Mr. Onn holds a B.A. in Economics and Computer Science and an M.B.A. from Tel Aviv University.

        Uri Ben-Ari has served as our executive vice president of marketing since May 2003. From January 2002 to May 2003, Mr. Ben-Ari served as vice president of our e-Business division. From January 2000 to December 2001, Mr. Ben-Ari served as chief executive officer of Internet Gold International, an internet services provider. From July 1998 to December 1999, Mr. Ben-Ari served as vice president of marketing and sales of Internet Gold International. From December 1997 to April 1998, Mr. Ben-Ari served as a business consultant for The Israeli Channel, an Israeli satellite television news channel in the United States. From July 1993 to November 1997, Mr. Ben-Ari served as the chief executive officer and president at Jeunesse Cosmetics Inc. From April 1991 to May 1993, Mr. Ben-Ari served as a division manager at Subcon Products Corporation, a trade company based in Fairfield, New Jersey. Mr. Ben-Ari holds an M.B.A. in Marketing and B.A. in Economics from Tel Aviv University, Israel.

        Efrat Shapira has served as our vice president of human resources since June 2001. From June 2000 to June 2001, Ms. Shapira served as the human resources manager at Ness ING. From June 1998 to June 2000, Ms. Shapira served as human resources manager at IPEX ICS, an integration and systems company, which we acquired in 1999. From January 1998 to June 1998, Ms. Shapira served as human resources manager at New-X systems, a networking and systems services company. Ms. Shapira is a certified organizational psychologist and holds a masters degree from Portland State University and a B.A. in political science and psychology from Tel Aviv University, Israel.

        Dr. Henry Kressel has served as a member of our board of directors since 1999. He joined Warburg Pincus in 1983 and has been a partner and managing director of Warburg Pincus since 1984. Prior to that, he was staff vice president of the RCA Corporation, where he was responsible for research and development of electronic devices and systems. Dr. Kressel is a graduate of Yeshiva College, Harvard University and holds an M.B.A. from the Wharton School of Business and a PhD in engineering from the University of Pennsylvania. He is an elected member of the National Academy of Engineering and has served in advisory capacities to the National Science Foundation and the United States Air Force. He serves on the board of directors of several privately held high technology companies.

        Morris Wolfson is the founder of our company and has served as a member of our board of directors since our inception in 1999. Mr. Wolfson is a private investor and entrepreneur since 1983, with investments in a variety of companies and investment vehicles. He is a member of the Wolfson family, the principals of the Wolfson Group, which together with other Wolfson family entities has historically owned and developed commercial real estate development and ownership and actively invests in a diverse array of investments and investment vehicles, including a substantial portfolio of hedge funds and private equity funds.

        Hagai Lavi has served as a member of our board of directors since May 1999. Since August 2001, Mr. Lavi has served as an executive director in our corporate sales unit. Mr. Lavi served as senior vice president of marketing at Ness Technologies Israel from October 1999 to July 2001. He founded Gilad Software and Systems Integration in January 1990 and served as its chief executive officer until September 1999. From April 1984 to December 1989, Mr. Lavi served as marketing manager at Digital Israel. Mr. Lavi has held management positions at Israel Discount Bank Ltd., Israel's third largest bank, and at Bezeq Israel Telecommunications Company.

        Dr. Satyam C. Cherukuri has served as a member of our board of directors since October 4, 2004. Since June 2002, Dr. Cherukuri has served as president and chief executive officer of Sarnoff Corporation, a manufacturer of electronic, biomedical and IT products and services. From November 2001 to June 2002, Dr. Cherukuri served as the chief operating officer of Sarnoff Corporation and from 1998 to 2001 he served as managing director of Sarnoff's life sciences and systems unit. Dr. Cherukuri joined Sarnoff Corporation in 1989 as a researcher and prior to that worked as a researcher at Olin Corporation, a materials producer and Siemens AG. Dr. Cherukuri received a B.Tech. in Ceramic Engineering from Banaras Hindu University in India and an M.S. in Glass Science and Ph.D. in Ceramics from Alfred University.

        Dan S. Suesskind has served as a member of our board of directors since October 4, 2004. Mr. Suesskind has worked in various capacities for Teva Pharmaceutical Industries Limited, a publicly traded company, since 1976 and has been its chief financial officer since 1978. From 1970 until 1976, he was a consultant and securities analyst with International Consultants Ltd. He received his B.A. in Economics and Political Science from the Hebrew University in 1965 and an M.B.A. from the University of Massachusetts in 1969. Mr. Suesskind is currently on the board of directors of Migdal Insurance Company Ltd, a member of the Investment Advisory Committees of the Jerusalem Foundation and the Israel academy of science and humanities, and a member of the Board of Trustees of the Hebrew University.

        There are no family relationships between any of our directors or executive officers.

Board Committees

        Our board of directors has three standing committees to assist it with its responsibilities. These committees are described below.

        Stock Option and Compensation Committee.    Our stock option and compensation committee is comprised of Messrs. Kressel and Wolfson. Our stock option and compensation committee will review the salaries and other compensation, including equity based compensation, of our executive officers and will make recommendations to our board of directors. In addition, the stock option and compensation committee will review and administer our incentive compensation and other stock based plans.

        Audit Committee.    Our audit committee is comprised of Messrs. Cherukuri, Suesskind and Kressel. Our audit committee will make recommendations to our board of directors regarding the selection of our independent auditors and will review the professional services provided by our independent auditors, the independence of our auditors, the professional fees payable to our auditors, our annual financial statements, our internal controls and procedures and our internal control over financial reporting.

        Nominating and Corporate Governance Committee.    Our nominating and governance committee is comprised of Messrs. Fogel, Kressel and Wolfson.

Compensation Committee Interlocks and Insider Participation

        Other than Mr. Zoller, none of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the members of our compensation committee has ever been our employee.

Director Compensation

        We entered into an agreement with Mr. Fogel, our chairman of the board, on August 1, 1999 and an amendment to such agreement as of May 31, 2001. The current term expires on July 31, 2004 and is automatically extended for successive one-year periods, unless terminated by either party by providing written notice at least three months prior to the expiration of the then existing term. Mr. Fogel is required to devote at least 50% of his time and efforts to the performance of his duties for us. Mr. Fogel's annual base compensation is currently $152,311, and he is eligible to receive an annual bonus, subject to board of directors approval, of up to 40% of the bonus awarded to our chief executive officer. According to the agreement, Mr. Fogel also received options to purchase 366,262 shares of our common stock at an exercise price of $0.58 per share (for 86,316 shares) and $8.47 (for 279,946). We may terminate Mr. Fogel for cause, as defined in the agreement, immediately or for any other reason upon six months prior written notice. In the event of termination for cause, Mr. Fogel will be entitled to his base salary through the termination date. However, if the agreement is terminated for any other reason by either party, Mr. Fogel will be entitled to receive his base salary and all amounts deposited in his favor in any pension funds, including payments made for severance pay. The agreement also contains customary confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions apply during the term of the agreement and for one year thereafter. In addition, effective January 1, 2004, Mr. Fogel was granted options to purchase 71,930 shares of our common stock at an exercise price of $11.82 per share. These options vest and become exercisable in three equal installments on each of the first three anniversaries of the grant and expire on December 31, 2010, subject to acceleration upon a change of control, as defined in the 2003 Israeli plan, if Mr. Fogel's agreement is terminated or Mr. Fogel resigns due to a reduction in his title or duties within six months of the change of control.

        On July 1, 2003, we entered into an agreement with GLY—Technological Horizons Ltd., or GLY Horizons, a company owned by Mr. Hagai Lavi, one of our directors, and his wife, pursuant to which Mr. Lavi provides us with consulting services. The services cover instruction and assistance with respect to sales and marketing activities, lectures and training for executives and employees, and participation in sales and special projects teams. The initial term of the agreement expired on December 31, 2004. The agreement was and will continue to be automatically extended for successive one-year periods, unless terminated by either party by providing written notice at least three months prior to expiration of the then existing term. The annual fees payable to GLY Horizons are $247,200 and GLY Horizons may be eligible to receive an annual bonus of up to $150,000 based on GLY Horizons reaching certain annual goals set by our chief executive officer. Beginning with 2005, our stock option and compensation committee will be required to approve all bonus criteria. The bonus criteria may change from year to year. For 2003, the bonus criteria were the completion of the training by Mr. Lavi of our Israeli sales personnel in our sales and marketing methodology, described in the section of this prospectus entitled "Business—Sales and Marketing," and a 50% increase in backlog for our Israeli subsidiaries as a result of their sales activities. GLY Horizons earned a $150,000 bonus for 2003.

        Each of our independent directors receives options to purchase 15,000 shares of our common stock upon election to our board of directors and $10,000 annually. In addition, independent directors will receive $5,000 annually for service on our audit committee, and $400 for each committee meeting they attend as members of our stock option and compensation committee or our nominating and governance committee. Other members of our board of directors do not receive any compensation for serving as directors or members of committees. All members of our board of directors are eligible for reimbursement for their reasonable expenses incurred in connection with attendance at meetings of the board of directors and its committees.

Executive Compensation

        The following table sets forth information with respect to compensation earned by our chief executive officer and our other four most highly compensated executive officers (including executive officers of our subsidiaries) for each of our last three completed fiscal years. We refer to these executive officers as the "named executive officers."

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Securities Underlying Options (#)	All Other Compensation ($)(2)
Raviv Zoller President and Chief Executive Officer	2003 2002 2001	215,911 201,703 208,327	272,207 441,130 120,934	78,950 89,881 98,868	— — 291,317	30,021 28,413 28,817
Tuvia Feldman Chief Operating Officer	2003 2002 2001	194,033 181,278 195,083	185,615 286,230 165,005	48,091 35,250 33,270	57,544 — —	21,969 25,907 24,627
Lea Atad Executive Vice President, Strategic Accounts	2003 2002 2001	183,652 171,580 185,689	75,546 156,238 89,571	30,439 14,127 33,083	— — —	29,229 29,691 26,682
Ivan Hruska President, Ness Europe	2003 2002 2001	214,420 196,400 175,000	272,177 120,137 63,220	6,205 5,536 3,565	— 43,158 —	— — —
Yoram Michaelis President, IT Services, Ness Israel	2003 2002 2001	182,717 170,706 183,703	225,332 223,857 73,893	36,959 25,265 34,572	— 35,965 —	24,087 24,238 22,560

(1)
Includes car and phone allowances, and, except for Mr. Hruska, our contributions to an education fund.

(2)
Consists of our contributions to managers insurance.

Option Grants In Last Fiscal Year

        The following table sets forth certain information regarding stock option grants made to the named executive officers during the fiscal year ended December 31, 2003.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees in Fiscal Year
Name			Exercise or Base Price ($/Sh)
				Expiration Date	5% ($)	10% ($)
Tuvia Feldman	57,544	5.0%	8.47	December 31, 2008	631,724	860,605

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth certain information regarding stock options exercised by the named executive officers in 2003 and stock options held by the named executive officers as of December 31, 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In- The-Money Options at Fiscal Year-End ($)(1) Exercisable/Unexercisable
Raviv Zoller	—	—	405,179/40,461	1,430,282/142,827
Tuvia Feldman	57,544	152,800	89,160/90,232	556,957/318,519
Lea Atad	—	—	460,352/—	5,519,620/—
Ivan Hruska	—	—	17,708/25,450	54,895/89,839
Yoram Michaelis	—	—	114,715/59,313	627,396/209,375

(1)
Represents the total gain that would be realized if all in-the-money options held at December 31, 2003 were exercised, determined by multiplying the number of shares underlying the options by the difference between the option exercise price per share and $12.00, the initial public offering price per share of our common stock in September 2004. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

Stock Option Plans

        We currently maintain five stock option plans, of which two are subject to the provisions of the Israeli Income Tax Ordinance, or the Ordinance, and two are subject to the U.S. Internal Revenue Code of 1986, as amended, or the Code. Pursuant to the terms of a merger agreement entered into on May 12, 2003, we assumed all outstanding options under the Apar Holding Corp. Employee Equity Plan, which is also subject to the provisions of the Code. Our stock option and compensation committee administers our stock option plans.

2003 Stock Option Plan

        General.    In April 2003, our board of directors adopted the 2003 stock option plan, or the 2003 plan, which subsequently was approved by our stockholders. The 2003 plan provides for the grant of incentive stock options, as defined in Section 422 of the Code, and non-qualified stock options. Under the 2003 plan, our employees, officers, directors, consultants and advisors are eligible to receive options (except that incentive stock options may be granted only to our employees). Unless earlier terminated by our board of directors, the 2003 plan terminates on April 10, 2013. The maximum number of shares of common stock that may be issued pursuant to options granted under the 2003 plan is 1,808,159 shares (less 457,254 shares allocated for the Apar Holding Corp. Employee Equity Plan). As

of September 30, 2004, options to purchase an aggregate of 577,814 shares of common stock were outstanding under the 2003 plan, of which options to purchase an aggregate of 58,875 shares of common stock were exercisable.

        Administration.    Grants are determined based on the optionee's seniority, term of service, contribution and other relevant factors. The committee determines the persons eligible to receive options, the number of shares of common stock that may be purchased under the options and their designation, vesting, exercise period and exercise prices.

        Stock Options.    The term of options granted under the 2003 plan may not exceed 10 years (or five years in the case of an incentive stock option granted to an optionee owning more than 10% of our voting stock). Payment for shares purchased upon exercise of options may be made in cash, check or other instrument which is acceptable to the committee, and at the discretion of the committee may be made by delivery of other shares of our common stock, by withholding shares from the shares of common stock otherwise to be received or a combination of these methods. Subject to the provisions of the Code, if any option granted under the 2003 plan expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to that expired or terminated option will become available for future grant.

        The 2003 plan provides that upon the occurrence of certain events the committee may determine, in its sole discretion, whether to accelerate the vesting and exercisability of all outstanding options or to terminate these options and compensate the optionees for such termination. These events include a merger, liquidation or sale of substantially all our assets, unless the obligations under outstanding options are assumed, or outstanding options are replaced, by a successor entity. Upon the occurrence of certain events involving a change in the number of outstanding shares of common stock, including a consolidation, merger or payment of stock dividend, the class and aggregate number of shares of common stock underlying options granted or that may be granted under the 2003 plan and the exercise price per share of each outstanding option will be proportionately adjusted.

        Limitation.    The exercise price for incentive stock options will not be less than 100% of the "fair market value" of the shares of common stock on the date of grant. However, with respect to an incentive stock option, in the case of an optionee owning more than 10% of our voting stock, the purchase price per share will be at least 110% of such fair market value. The exercise price for non-qualified options will not be less than the fair market value of the underlying common stock on the date of grant. The maximum number of shares that may be subject to options granted under the 2003 plan to any individual in any calendar year may not exceed 179,825. The aggregate fair market value of the shares of common stock as to which an optionee may exercise incentive stock options for the first time in any calendar year may not exceed $100,000. Stock options granted under the 2003 plan are not transferable, except by will, laws of descent and distribution and, with regard to non-qualified stock options, by gift or by domestic relations order to any family member, as defined in the Securities Act of 1933. Unless otherwise determined by the committee, all rights to exercise options terminate upon termination of employment. However, if the termination is not for cause, the options may be exercised until the earlier of (i) 30 days after the date of termination or one year in the case of death and (ii) their expiration date.

2003 Israeli Share Option Plan

        General.    In August 2003, our board of directors adopted the 2003 Israeli share option plan, or the 2003 Israeli plan. Under the 2003 Israeli plan, our employees, directors, consultants and advisors in Israel are eligible to receive options. Unless earlier terminated by our board of directors, the 2003 Israeli plan terminates on August 14, 2013. The maximum number of shares of common stock that may be issued pursuant to options granted under the 2003 Israeli plan is 2,681,899 shares. As of September 30, 2004, options to purchase an aggregate of 1,546,564 shares of common stock were outstanding under the 2003 Israeli plan, of which options to purchase an aggregate of 308,482 were exercisable.

        Administration.    Our executive committee determines the persons eligible to receive options, the number of shares of common stock that may be purchased under the options, their designation for purposes of tax treatment under the Ordinance, and their vesting, exercise period and exercise prices.

        Stock Options.    Payment for shares purchased upon exercise of options may be made in cash, check or other instrument which is acceptable to the committee. If any option granted under the 2003 Israeli plan expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to that expired or terminated option will become available for future grant.

        The 2003 Israeli plan provides that upon the occurrence of certain events, the vesting and exercisability of all outstanding options will accelerate. These events include a consolidation, merger or liquidation, unless the obligations under outstanding options are assumed, or outstanding options are replaced, by a successor entity. In addition, if assumed or replaced, a holder's options shall accelerate if the holder's employment is terminated without cause within one year of the change of control. Upon the occurrence of certain events involving a change in the number of outstanding shares of common stock, including a consolidation, merger or payment of stock dividend, the class and aggregate number of shares of common stock underlying options granted or that may be granted under the 2003 Israeli plan and the exercise price per share of each outstanding option will be proportionately adjusted.

        Limitations.    Options granted under the 2003 Israeli plan are not transferable. All rights to exercise options terminate upon termination of employment. However, if termination is not for cause, the options may be exercised until the earlier of (i) 90 days after the date of termination or one year in the case of death or disability, (ii) such other date determined by the committee and (iii) the expiration date of the options. Shares issued upon exercise of options are subject to an irrevocable proxy given by the optionee to a person designated by our board of directors and to our right of first refusal. This irrevocable proxy and our right of first refusal will expire upon the completion of this offering.

        Israeli Income Tax Consequences.    Under the 2003 Israeli plan, employees may only be granted options subject the terms of Section 102 of the Ordinance and non-employees may only be granted options subject to the terms of Section 3(i) of the Ordinance. In accordance with the terms and conditions imposed by Section 102 of the Ordinance, optionees that receive options under our 2003 Israeli plan are afforded certain tax benefits. We elected the benefits available under the capital gains alternative. To qualify for these benefits, certain requirements must be met, including registration of the options in the name of a trustee. Each option, and any common stock acquired upon the exercise of the option, must be held by the trustee for a period commencing on the date of grant and ending no earlier than 24 months after the end of the tax year in which the option was granted and deposited in trust with the trustee. Under the terms of the capital gains alternative, we may not deduct expenses pertaining to the options for tax purposes. We may also grant our employees options pursuant to Section 102(c) of the Ordinance that are not required to be held in trust by a trustee. This alternative, while facilitating immediate exercise of vested options and sale of the underlying shares, will subject the optionee to the marginal income tax rate of up to 50% as well as payments to the National Insurance Institute and health tax on the date of the sale of the shares or options. Non-employees are granted options subject to Section 3(i) of the Ordinance. Under that section, the income tax on the benefit arising to the optionee upon the exercise of options and the issuance of common stock is generally due at the time of exercise of the options.

2001 Stock Option Plan

        General.    In June 2001, our board of directors adopted the 2001 stock option plan, or the 2001 plan. The 2001 plan provided for the grant of incentive stock options, as defined in Section 422 of the

Code, and non-qualified stock options. Under the 2001 plan, our employees, officers, directors, consultants and advisors were eligible to receive options (except that incentive stock options were only available to our employees). The maximum number of shares of common stock that were authorized for issuance pursuant to options granted under the 2001 plan was 719,300 shares. As of September 30, 2004, options to purchase an aggregate of 346,866 shares of common stock were outstanding under the 2001 plan, of which options to purchase an aggregate of 255,545 were exercisable. As the 2001 plan has been terminated, no further grants will be made under that plan.

        Administration.    Grants were determined based on the optionees' seniority, years of service, contribution and other relevant factors. The committee determined the persons eligible to receive options, the number of shares of common stock that may be purchased under the options and their designation, vesting, exercise periods and exercise prices.

        Stock Options.    The term of options granted under the 2001 plan does not exceed 10 years (or five years in the case of an incentive stock option granted to an optionee owning more than 10% of our voting stock). Payment for shares purchased upon exercise of options may be made in cash, check or other instrument which is acceptable to the committee, and at the discretion of the committee may be made by delivery of other shares of our common stock, by withholding shares from the shares of common stock otherwise to be received or a combination of these methods.

        The 2001 plan provides that upon the occurrence of certain events the committee may determine, in its sole discretion, whether to accelerate the vesting and exercisability of all outstanding options or to terminate these options and compensate the optionees for such termination. These events included a merger, liquidation or sale of substantially all our assets, unless the obligations under outstanding options are assumed, or outstanding options are replaced, by a successor entity. Upon the occurrence of certain events involving a change in the number of outstanding shares of common stock, including a consolidation, merger or payment of stock dividend, the class and aggregate number of shares of common stock underlying each outstanding option and its exercise price per share will be proportionately adjusted.

        Limitations.    Pursuant to the terms of the 2001 plan, the exercise price for incentive stock options is not less than 100% of the "fair market value" of the shares of common stock at the time of grant. However, with respect to an incentive stock option, in the case of an optionee owning more then 10% of our voting stock, the purchase price per share is at least 110% of such fair market value. The exercise price for non-qualified options was not to be less than 80% of the fair market value of the underlying common stock on the date of grant. The maximum number of shares that may be subject to options granted under the 2001 plan to any individual in any calendar year could not have exceeded 179,825. Stock options granted under the 2001 plan are not transferable, except by will, laws of descent and distribution and, with regard to non-qualified stock options to a trust for the benefit of the optionee or a member of the optionee's immediate family (or a trust for his or her benefit). Unless otherwise determined by the committee, all rights to exercise options terminate upon termination of employment. However, if the termination is not for cause, the options may be exercised until the earlier of (i) 30 days after the date of termination or one year in the case of death and (ii) their expiration date.

1999 Israeli Share Option Plan

        General.    In December 1999, our board of directors adopted the 1999 share option plan, or the 1999 Israeli plan. Under the 1999 Israeli plan, our Israeli employees and non-employees are eligible to receive options. Unless earlier terminated by our board of directors, the 1999 Israeli plan terminates in December 2009. The maximum number of shares of common stock that may be issued pursuant to options granted under the 1999 Israeli plan is 4,317,960 shares. As of September 30, 2004, options to purchase an aggregate of 4,317,960 shares of common stock were outstanding under the 1999 Israeli plan, of which options to purchase an aggregate of 4,202,330 shares were exercisable and 391,499 shares have been subject to optionees' redemption rights since October 1, 2004. If all of these options are redeemed, our maximum liability would be $3.4 million. No further grants will be made under the 1999 Israeli plan.

        Administration.    The committee determines the persons eligible to receive options, the number of shares of common stock that may be purchased under the options and their designation, vesting, exercise period and exercise prices.

        Stock Options.    Payment for shares purchased upon exercise of options may be made in cash, check, cashless exercise or other instrument which is acceptable to the committee.

        The 1999 Israeli plan provides that upon the occurrence of certain events, the vesting and exercisability of all outstanding options will accelerate. These events include a consolidation, merger, liquidation or sale of substantially all our assets, unless the obligations under outstanding options are assumed, or outstanding options are replaced, by a successor entity. Upon the occurrence of certain events involving a change in the number of outstanding shares of common stock, including a consolidation, merger or payment of stock dividend, the class and aggregate number of shares of common stock underlying options granted or that may be granted under the 1999 Israeli plan and the exercise price per share of each outstanding option will be proportionately adjusted.

        Limitations.    Options granted under the 1999 Israeli plan are not transferable, except by will, laws of descent and distribution or under legal competence laws. All rights to exercise options terminate upon termination of employment. However, if termination is not for cause, the options may be exercised until the earlier of (i) 90 days after the date of termination or three months in the case of death or disability, (ii) such other period determined by the committee and (iii) the expiration date of the options. The shares issued upon exercise of the options are subject to an irrevocable proxy given by the optionee to a person designated by our board of directors and to our right of first refusal. This irrevocable proxy and our right of first refusal will expire upon completion of this offering.

        Israeli Income Tax Consequences.    Under the 1999 Israeli plan, only employees may be granted options subject to the terms of Section 102 of the Ordinance. Options granted under our 1999 Israeli plan are generally subject to the same provisions of the Ordinance as our 2003 Israeli plan. We elected this plan to be treated under the income tax alternative. As a non-Israeli company, we cannot deduct expenses pertaining to the options for tax purposes under such a plan. Upon the sale or transfer of the options from the trustee to the employee, the options will be subject to the marginal income tax rate of 50%, as well as payments to the National Insurance Institute and health tax on the date of sale of the shares or options.

Apar Holding Corp. Employee Equity Plan

        General.    In accordance with the terms of the merger agreement dated May 12, 2003, we assumed the outstanding options granted pursuant to the Apar Holding Corp. Employee Equity Plan, or the Apar plan. The assumed options remain subject to the terms of the Apar plan. The Apar plan provides for the grant of either incentive stock options, as defined in Section 422 of the Code, or non-qualified stock options. Unless earlier terminated by our board of directors, the Apar plan terminates on September 21, 2010. As of September 30, 2004, options to purchase an aggregate of 457,254 shares of common stock were outstanding under the Apar plan, of which options to purchase an aggregate of 351,027 were exercisable. No further grants will be made under the Apar plan.

        Stock Options.    The term of options granted under the Apar plan may not exceed ten years, or five years in the case of an incentive stock option granted to an optionee owning more than 10% of our voting stock. Payment for shares purchased upon exercise of options may be made in cash, check, cashless exercise or any combination of these methods, as determined by the board of directors. The Apar plan contains provisions relating to non-competition and non-solicitation of clients and company employees. The Apar plan provides that upon the occurrence of certain events, our board of directors may determine, in its sole discretion, whether to accelerate the vesting and exercisability of all outstanding options. Upon the occurrence of certain events involving a change in the number of outstanding shares of common stock, including a consolidation, merger or payment of stock dividend, the class and number of shares subject to each outstanding option and its exercise price per share will be proportionately adjusted.

        Limitations.    Pursuant to the terms of the Apar plan, the exercise price for incentive stock options is not less than 100% of the "fair market value" of the shares of common stock on the date of grant. However, with respect to an incentive stock option, in the case of an optionee owning more than 10% of our voting stock, the purchase price per share is at least 110% of such fair market value. The exercise price for non-qualified options was not to be less than the exercise price determined by the committee. The aggregate fair market value of the shares of common stock as to which an optionee may exercise incentive stock options for the first time in any calendar year may not exceed $100,000. Stock options granted under the Apar plan are not transferable, except by will and the laws of descent and distribution. Unless otherwise determined by the committee, all rights to exercise options terminate upon termination of employment, provided that the options may be exercised until the earlier of (i) 90 days after the date of termination or one year in the case of death or disability and (ii) their expiration date.

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

  Raviv Zoller

        We and our subsidiary, Ness Technologies Israel Ltd., entered into an amended and restated employment agreement with Mr. Zoller, effective as of June 1, 2001 as amended as of January 1, 2004. The current term of the agreement expires on December 31, 2005 but is automatically extended for successive one-year periods, unless terminated by either party giving written notice no later than three months prior to the expiration of the then existing term. Mr. Zoller's annual base salary is currently $250,000 and he is eligible to receive an annual bonus, ranging from $125,000 to $250,000. We or Mr. Zoller may terminate the agreement by providing the other party with six months prior written notice. However, we may terminate Mr. Zoller for cause immediately if Mr. Zoller is convicted of committing a felony. If Mr. Zoller's employment is terminated without cause at any time, or for cause within six months after a change in control, Mr. Zoller will be entitled to his base salary for six months from the date of the notice of termination and to all amounts deposited in his favor in pension funds, including payments made for severance pay. In addition, Mr. Zoller shall be entitled to a six-month paid adjustment period following termination. If we terminate Mr. Zoller's employment for cause, as defined in the agreement, Mr. Zoller will be entitled to his base salary through the date of termination. The agreement also contains customary assignment of rights, confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions apply during Mr. Zoller's employment and for two years thereafter. Effective January 1, 2004, Mr. Zoller was also granted options to purchase 179,825 shares of our common stock at an exercise price of $11.82 per share. These options vest and become exercisable in three equal installments on each of the first three anniversaries of the date of grant and expire on December 31, 2010, subject to acceleration upon a change of control, as defined in the 2003 Israeli plan, if Mr. Zoller's employment is terminated or Mr. Zoller resigns due to a reduction in his title or duties within six months of the change of control.

  Tuvia Feldman

        Upon our acquisition of ATL, we assumed the employment agreement, as amended, between ATL and Mr. Feldman and entered into an addendum to such agreement on August 27, 2000. Mr. Feldman may be deemed to be an employee-at-will, since his agreement does not specify a term of employment. Mr. Feldman's annual base salary is currently $194,033, and he is eligible to receive an annual bonus equal to 90% of the annual bonus of our chief executive officer. We may terminate the agreement at any time by providing Mr. Feldman with six months prior written notice, and Mr. Feldman may terminate the agreement at any time by providing us with three months prior written notice. Upon termination, Mr. Feldman will be entitled to his base salary through the date of termination and to all amounts deposited in his favor in pension funds, including payments made for severance pay. However, if Mr. Feldman is terminated due to his committing a crime bearing moral turpitude or causing us substantial harm resulting from a material breach of his duties to us, Mr. Feldman will not be entitled to receive any amount deposited on his behalf in any pension fund. The agreement also contains customary confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions apply during Mr. Feldman's employment and for one year thereafter. Effective January 1, 2004, Mr. Feldman was also granted options to purchase 25,176 shares of our common stock at an exercise price of $11.82 per share. These options vest and become exercisable in three equal installments on each of the first three anniversaries of the date of grant and expire on December 31, 2010.

  Yaron Garmazi

        We entered into an employment agreement with Mr. Garmazi on May 14, 2004. The current term of the agreement expires on December 31, 2005 but is automatically extended for successive one-year periods, unless terminated by either party giving written notice no later than six months prior to the expiration of the then existing term. Mr. Garmazi's annual base salary is $160,000 and he is eligible to receive an annual bonus not to exceed $120,000, half of which is linked to our chief executive officer's bonus and the other half based on specific performance targets set by our chief executive officer for 2004 and by our board of directors or compensation committee for the following years. We or Mr. Garmazi may terminate the agreement by providing the other party with six months prior written notice. However, we may terminate Mr. Garmazi's employment for cause immediately if Mr. Garmazi is convicted of committing a felony, fails to perform his duties, materially breaches the employment agreement or behaves in a way that is injurious to us or our subsidiaries. If Mr. Garmazi's employment is terminated without cause, Mr. Garmazi will be entitled to his base salary through the date of termination and to all amounts deposited in his favor in pension funds, including payments made for severance pay. If we terminate Mr. Garmazi's employment for cause, Mr. Garmazi will be entitled to his base salary through the date of termination. The agreement also contains customary assignment of rights, confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions apply during Mr. Garmazi's employment and for one year thereafter. Effective May 14, 2004, Mr. Garmazi was also granted options to purchase 71,930 shares of our common stock at an exercise price of $11.82 per share. These options vest and become exercisable in three equal installments on January 1 of each year following the date of grant and expire on December 31, 2010, subject to acceleration upon a change of control, as defined in the 2003 Israeli plan, if Mr. Garmazi's employment is terminated or Mr. Garmazi resigns due to a reduction in his title or duties within six months of the change of control.

  Lea Atad

        Pursuant to a transition agreement among Ness Technologies Ventures Ltd. (formerly known as Compro Software Industries (1997) Ltd.), Ness BSG Ltd., and Lea Atad upon our acquisition of Compro, we assumed the employment agreement, dated February 1, 1999, between Ms. Atad and Compro. Ms. Atad may be deemed to be an employee at will because her agreement does not specify a term of employment. Ms. Atad's annual base salary is currently $183,652 and she is eligible to receive a minimum annual bonus according to a bonus schedule established each year by our chief executive officer. Each party may terminate the agreement at any time by providing the other party with six months prior written notice. If we terminate the agreement, Ms. Atad will be entitled to an additional three month adjustment period. Upon termination, Ms. Atad will be entitled to receive her base salary through the termination date and all amounts deposited in her favor in pension funds, including payments made for severance pay. However, if Ms. Atad is convicted of committing a crime or breaches her fiduciary duty to us, or if we are able to substantiate that Ms. Atad has knowingly acted fraudulently or through self dealing, we may terminate the agreement without any prior notice requirement, but will be obligated to deliver to Ms. Atad the amounts deposited in pension funds in her favor. The agreement also contains customary confidentiality and non-competition provisions. These non-competition provisions apply during Ms. Atad's employment with us and for a period of eighteen months thereafter if Ms. Atad terminates her employment, or twelve months thereafter if her employment is terminated by us. Effective January 1, 2004, Ms. Atad was also granted options to purchase 25,176 shares of common stock, at an exercise price of $11.82 per share. These options vest and become exercisable in three equal installments on each of the first three anniversaries of the date of grant and expire on December 31, 2010.

  Ivan Hruska

        We entered into an offer letter of employment with Mr. Hruska on January 29, 2004 and a contract of employment with him, effective as of March 1, 2004. The agreement states that Mr. Hruska is an employee-at-will. Mr. Hruska's annual base salary is currently $204,400 and he is eligible to receive an annual bonus in an amount based on the earnings before taxes of our European subsidiaries. The agreement may be terminated by either party by providing six months prior written notice, except that no prior written notice is required for termination by us as a result of gross breach of professional conduct by Mr. Hruska. The agreement also contains customary confidentiality, non-competition and non-solicitation provisions, which apply during Mr. Hruska's employment, and for three years, six months and twelve months after termination, respectively. Effective January 1, 2004, Mr. Hruska was also granted options to purchase 25,176 shares of common stock, at an exercise price of $11.82 per share. These options vest and become exercisable in three equal installments on each of the first three anniversaries of the date of grant and expire on December 31, 2010.

  Yoram Michaelis

        Upon the acquisition of ATL, we assumed the employment agreement, as amended, between ATL and Mr. Michaelis. Mr. Michaelis may be deemed to be an employee at will because his agreement does not specify a term of employment. Mr. Michaelis' annual base salary is currently $182,717. We may terminate Mr. Michaelis' employment by providing six months prior notice and Mr. Michaelis may terminate his employment by providing us with three months prior notice. Upon termination, Mr. Michaelis will be entitled to his base salary through the date of termination and to all amounts deposited in his favor in pension funds, including payments made for severance pay. However, if Mr. Michaelis is terminated due to his committing a crime bearing moral turpitude or causing us substantial harm resulting from a material breach of his duties to us, Mr. Michaelis will not be entitled to receive any amount deposited on his behalf in any pension fund. The agreement also contains customary confidentiality and non-competition provisions. The non-competition provisions apply during Mr. Michaelis' employment and for one year thereafter. Effective January 1, 2004, Mr. Michaelis was also granted options to purchase 25,176 shares of common stock at an exercise price of $11.82 per share. The options vest and become exercisable in three equal installments on each of the first three anniversaries of the date of grant and expire on December 31, 2010.

Indemnification of Officers and Directors

        Our certificate of incorporation provides that we will indemnify directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, or DGCL. As permitted by the DGCL, our certificate of incorporation limits the personal liability of a director to us for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (1) any breach of the director's duty of loyalty to us or our stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL or (4) any transaction from which the director derived an improper personal benefit.

        We have entered into separate indemnification agreements with our directors and certain of our executive officers, as well as directors and certain executive officers of our subsidiaries. The indemnification agreements will provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines, penalties, excise taxes and amounts paid in settlement or incurred in defense of any threatened, pending or completed claim, action, suit or proceeding, including any derivative action, on account of their services as a director or executive officer of ours or of any of our subsidiaries or of any other company or enterprise in which they are serving at our request. Indemnification will be provided in a proceeding or action other than a derivative action unless it is determined that the indemnitee did not act in good faith and for a purpose he reasonably believed to be in our best interests, and in the case of a criminal proceeding or action, he had reasonable cause to believe that his conduct was unlawful. Indemnification will be provided in a derivative action under the same standards, except in respect of (1) any claim, issue or matter as to which the indemnitee is adjudged to be liable to us or (2) any pending or threatened action to which he is a party or threatened to be made a party unless an appropriate court shall have determined that in view of the circumstances he is fairly and reasonably entitled to indemnification. If provisions of the indemnification agreements exceed the indemnification permitted by applicable law, these provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Ownership in Acquired Companies

        APP Stock Purchase Agreement.    On August 30, 2002, we entered into a stock purchase agreement with the stockholders of APP Group CEE B.V. pursuant to which we purchased all of the outstanding stock of APP in exchange for 906,086 shares of our common stock. We also issued options to purchase an aggregate of 164,582 shares of common stock in exchange for options previously issued by APP to its employees and directors. Warburg, Pincus Ventures, L.P. and Warburg, Pincus Ventures International, L.P. received 361,384 and 362,384 shares of our common stock, respectively, upon the closing of the transaction in exchange for all of the outstanding shares of common stock of APP held by them. These Warburg Pincus entities owned approximately 78% of APP prior to the transaction. Immediately prior to the closing of that transaction, Warburg, Pincus Ventures International, L.P. owned approximately 10.0% of our outstanding common stock on an as-converted basis and all Warburg Pincus entities collectively owned approximately 20.0% of our outstanding common stock on an as-converted basis. Warburg, Pincus Ventures, L.P. did not own any of our stock. These two Warburg Pincus entities made their initial investment in, and together became a majority stockholder of, APP in October 1997.

        Pursuant to the terms of the stock purchase agreement, our subsidiary, Ness Technologies B.V., guaranteed the payment of the $2.0 million owed by APP to these Warburg Pincus entities. The $2.0 million represented the outstanding balance of $4.0 million of indebtedness originally issued by APP to these entities in August 2000. In consideration for our granting the guarantee, the lender reduced the annual interest rate to 2.95% and extended the maturity date. As amended, one-half of the principal amount and any accrued and unpaid interest was due on September 30, 2004 and the remaining principal amount and any accrued and unpaid interest is due on September 30, 2005.

        Negotiations of the terms of this transaction on our behalf were conducted by Raviv Zoller, our president and chief executive officer. In determining the purchase price of APP, Mr. Zoller and his counterpart at APP considered our revenues relative to those of APP for the six-month period prior to commencing negotiations and adjusted for the companies' growth expectations, non-recurring expenses, net debt and the potential cost savings that we might achieve as a combined company. Our board of directors conducted a detailed analysis of the value of APP to our business at that time. Given our board's collective financial sophistication and its understanding of our business and financial condition and the business and financial condition of APP, and considering the private nature of both companies at the time of the transaction, our board did not deem it necessary to receive a fairness opinion from an independent third party. Our board, including all disinterested directors, unanimously approved the transaction. Dr. Kressel, who is affiliated with the Warburg entities, did not participate in any of the negotiations of the terms of the transaction.

        Apar Merger Agreement.    On May 12, 2003, we entered into a merger agreement pursuant to which we acquired Apar Holding Corp., the parent of Apar InfoTech, resulting in Apar becoming our wholly-owned subsidiary. Upon the closing of the merger, we issued 6,221,712 shares of our common stock and assumed options previously issued by Apar to its employees and directors to purchase an aggregate of 540,121 shares of our common stock, based on the exchange rate set forth in the merger agreement. Five Warburg Pincus entities received shares of our common stock upon the closing of the merger, and each of these entities was one of our stockholders prior to the merger, as set forth in the table below. These Warburg Pincus entities owned approximately 53% of the outstanding common stock of Apar prior to the closing of the merger. These five Warburg Pincus entities made their initial investment in

Apar in March 2000. The aggregate amount invested by these entities in Apar was approximately $34.7 million.

		Ness Common Stock Received in Merger
Entity	Percentage Ownership of Ness Prior to the Merger	Number of Shares	Percentage	Percentage Ownership of Ness Following the Merger
Warburg, Pincus Equity Partners, L.P.	8.5%	1,868,819	12.0%	14.6%
Warburg, Pincus Ventures International, L.P.	11.3	1,977,585	12.7	17.1
Warburg, Pincus Netherlands Equity Partners I, C.V.	0.3	59,327	0.4	0.5
Warburg, Pincus Netherlands Equity Partners II, C.V.	0.2	39,551	0.3	0.3
Warburg, Pincus Netherlands Equity Partners III, C.V.	0.04	9,887	0.1	0.08

        Pursuant to the terms of the merger agreement, we agreed to issue additional shares of our common stock to the stockholders of Apar to the extent necessary to preserve their ownership percentages in us prior to the exchange of shares of our common stock for the remaining shares of common stock of Ness U.S.A. that we do not own.

        Negotiations of the terms of this transaction on our behalf were conducted by Raviv Zoller, our president and chief executive officer. In determining the merger consideration, Mr. Zoller and his counterpart at Apar considered our revenues and operating income relative to those of Apar for the six months prior to commencing negotiations, adjusted for the companies' growth expectations, non-recurring revenues and expenses and net debt. Mr. Zoller also considered the potential cost savings that we might achieve as a combined company. Our board of directors conducted a detailed analysis of the value of Apar to our business at that time. Given our board's collective financial sophistication and its understanding of our business and the business of Apar, and considering the private nature of both companies at the time of the transaction, our board did not deem it necessary to receive a fairness opinion from an independent third party. Our board, including all disinterested directors, unanimously approved the transaction. Dr. Kressel did not participate in any of the negotiations of the terms of the transaction.

        Warburg Pincus, and all of its related entities, is a private equity fund that seeks to raise money from limited partners, identify investments in privately held companies (in most cases) and attempt to increase the value of these investments. Although Warburg Pincus exercised some control over these investments by virtue of having board representation, rights inherent in preferred stock, rights contained in stockholders agreements and other similar rights typically afforded large investors, Warburg Pincus's investments in APP and Apar were passive equity interests.

Consulting Agreement

        On July 1, 2003, we entered into an agreement with GLY Horizons, a company owned by Mr. Hagai Lavi, one of our directors, and his wife, pursuant to which Mr. Lavi provides us with consulting services. The services cover instruction and assistance with respect to sales and marketing activities, lectures and training for executives and employees, and participation in sales and special projects teams. The initial term of the agreement expired on December 31, 2004. The agreement was and will continue to be automatically extended for successive one-year periods, unless terminated by either party by providing written notice at least three months prior to expiration of the then existing term. The annual fees payable to GLY Horizons are $247,200 and GLY Horizons may be eligible to receive an annual bonus of up to $150,000 based on GLY Horizons reaching certain annual goals set by our chief executive officer. Beginning in 2005, our stock option and compensation committee will be required to approve all bonus criteria. The bonus criteria may change from year to year. For 2003, the bonus criteria were the completion of the training by Mr. Lavi of our Israeli sales personnel in our sales and marketing methodology, described in the section of this prospectus entitled "Business—Sales and Marketing," and a 50% increase in backlog for our Israeli subsidiaries as a result of their sales activities. GLY Horizons earned a $150,000 bonus for 2003.

Stockholders Agreement

        The Warburg Pincus stockholders, Nesstech LLC and certain of its affiliates, GLY, Velston Pte. Ltd., or Velston, and other principal stockholders were parties to a stockholders agreement with us. The stockholders agreement provided, among other things, for the rights of these stockholders to designate members of our board of directors and certain cross-purchase and sale rights in respect of our common stock and our Class B and Class C preferred stock owned by these stockholders. The stockholders agreement terminated upon the consummation of our initial public offering.

Registration Rights Agreements

        The holders of 12,809,917 shares of our common stock have the right to require us to register these shares with the SEC pursuant to the terms of certain registration rights agreements.

        Registration Rights Agreements.    GLY and certain of the affiliates of Nesstech LLC are parties to a registration rights agreement with us, dated March 26, 1999, and Velston is a party to a registration rights agreement with us, dated May 13, 1999. The Warburg Pincus stockholders, Nesstec LLC, GLY and certain other common stockholders are parties to a second amended and restated registration rights agreement with us, dated June 30, 2003, as amended. Under these agreements, holders of shares having registration rights can demand that we file a registration statement or request to have their shares included in a registration statement that we file for our own account or for the account of other stockholders.

        Demand Registration Rights.    Beginning six months following the completion of our initial public offering, the stockholders party to the GLY and Velston agreements have the right to demand that we file a registration statement covering the offer and sale of their securities so long as these securities have an anticipated public offering price of at least $5.0 million for the securities covered by the GLY agreement and $3.0 million for the securities covered by the Velston agreement. If we are eligible to file a registration statement on Form S-3, any holder of shares having registration rights under the GLY or Velston agreements has the right to demand that we file a registration statement on Form S-3 once in any six-month period, under the same aggregate offering price restrictions.

        Under the second amended and restated agreement, certain holders have the right to demand that we file a registration statement covering the offer and sale of their securities so long as these securities have an anticipated public offering price of at least $15.0 million. If we are eligible to file a registration statement on Form S-3, any holder of shares having registration rights under this agreement has the right to demand that we file a registration statement on Form S-3 or similar short-form registration statement, once in any six-month period, so long as the value of the securities to be registered is at least $5.0 million. We have the ability to delay the filing of a registration statement under specified conditions, such as for a period of time following the effective date of a prior registration statement or during the period in which such disclosure would be seriously detrimental to us.

        Piggyback Registration Rights.    If we register any of our securities under the Securities Act for public sale, either for our own account or for the account of other stockholders exercising their registration rights, stockholders with registration rights under any of these agreements will have the right to include their shares in any subsequent registration statement we file. The underwriters of any underwritten offering will have the right to limit the number of shares of common stock having registration rights to be included in the registration statement.

        Expenses of Registration.    We are required to pay all expenses in connection with any registration, other than underwriting discounts and commissions. However, we will not pay for the expenses of any demand registration if the request is subsequently withdrawn by the requesting stockholders, subject to limited exceptions.

        Indemnification.    Each of these agreements contains customary indemnification provisions, pursuant to which each party is obligated to indemnify the other party in the event of material misstatements or omissions in a registration statement attributable to that party.

        Expiration of Registration Rights.    The registration rights described above will terminate with respect to a particular stockholder's securities on, or on such date after, they are freely transferable whether because they have been included in an effective registration statement, or pursuant to an exemption from registration.

Amendment to Class C Preferred Stock

        On September 2, 2004, our board of directors and stockholders approved an amendment to the anti-dilution provisions in the certificate of designations governing the Class C preferred stock. This amendment became effective on September 20, 2004 upon the filing with the Delaware Secretary of State's office of a certificate of amendment to the certificate of designations of the Class C preferred stock. This amendment reduced the conversion ratio of the Class C preferred stock, the result of which was that the number of shares of common stock into which the shares of Class C preferred stock were converted in connection with our initial public offering was less than the number of shares that would otherwise have been issuable had this amendment not occurred, as set forth in the table below. Our board of directors believed it was in our best interests and those of our stockholders to limit the amount of dilution that all stockholders would incur as a result of the anti-dilution provisions of the Class C preferred stock. In consideration of the amendment, the registration rights agreement that we have with the holders of Class C preferred stock and other stockholders was concurrently amended to modify the priority registration rights of the Class C holders so that the holders of Class C preferred stock received the highest priority to register the shares of common stock issuable upon conversion of the Class C preferred stock in any registration statement we file, which priority for these shares did not exist previously. The holders of Class C preferred stock were: Nesstech LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Ventures International, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., G.L.Y. High Tech Investments Inc. and Gmul -Amgal Investments Ltd. Morris Wolfson, the manager of Nesstech LLC, is one of our directors. Dr. Henry Kressel, a general partner of Warburg, Pincus & Co., is one of our directors. Hagai Lavi, a director and principal stockholder of GLY, is one of our directors. There were no other relationships between the holders of Class C preferred stock and us.

Initial Public Offering Price Per Share	$12.00
Additional shares of common stock without amendment	1,765,284
Additional shares of common stock with amendment	1,492,881

PRINCIPAL STOCKHOLDERS OF NESS

        The following table sets forth certain information regarding the beneficial ownership of our common stock by:

  •
  each of our directors,

  •
  each of our named executive officers,

  •
  all of our directors and executive officers as a group, and

  •
  each person, or group of affiliated persons, known to us to beneficially own 5% or more of our outstanding common stock.

        Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. The information set forth in the table below gives effect to the 0.7193 for one reverse split of shares of our common stock. The table also includes the number of shares underlying options that are exercisable within 60 days of December 15, 2004 and the sale of shares in this offering. Common stock subject to these options is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding these options, but is not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. As of December 15, 2004, 32,772,578 shares of common stock were issued and outstanding.

        Unless otherwise indicated, the address for all of the named executive officers, directors and stockholders named below is c/o Ness Technologies, Inc., Ness Tower, Atidim High-Tech Industrial Park, Building 4, Tel Aviv 61580, Israel. Except as otherwise indicated, the beneficial owners named in the table below have sole voting and investment power with respect to all shares of capital stock held by them.

	Shares of Common Stock Beneficially Owned
Name
	Number		Percentage
Warburg Pincus(1)	6,750,978	(2)	20.6
Nesstech LLC(3)	5,357,586		16.3
Aharon Fogel(4)	390,238		1.2
Raviv Zoller(4)	505,581		1.5
Rajeev Srivastava(5)	762,974		2.3
Tuvia Feldman(4)	159,012		*
Lea Atad(6)	599,417		1.8
Yoram Michaelis(4)	164,437		*
Ivan Hruska(4)	38,825		*
Henry Kressel(7)	6,750,978	(2)	20.6
Morris Wolfson	5,381,562	(8)	16.4
Hagai Lavi(9)	1,184,447		3.6
Satyam C. Cherukuri	—		—
Dan S. Suesskind	—		—
All directors and executive officers as a group (18 persons)(10)	16,257,566		46.5

*
Represents less than 1%

(1)
Warburg Pincus & Co., a New York general partnership, or WP, is the sole general partner of each of Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership and certain affiliated funds, or WPEP, Warburg, Pincus Ventures International, L.P., a Bermuda limited partnership, or WPVI, and Warburg, Pincus Ventures L.P., a Delaware limited partnership, or WPV. Each of

  WPEP, WPVI and WPV are managed by Warburg Pincus LLC, a New York limited liability company, or WP LLC. The members of WP LLC are substantially the same as the partners of WP. Due to the respective relationship among the Warburg Pincus funds that are the record holders of our stock, each of WPEP, WPV, WPVI, WP and WP LLC may be deemed to have shared beneficial ownership of these shares although each entity disclaims beneficial ownership of the shares of common stock owned of record by any other Warburg Pincus entity. The address of each of the Warburg Pincus entities is 466 Lexington Avenue, New York, New York 10017.

(2)
Consists of (i) 2,987,192 shares of common stock held by WPEP, (ii) 3,375,991 shares of common stock held by WPVI and (iii) 387,795 shares of common stock held by WPV.

(3)
Nesstech LLC is a New York limited liability company. Mr. Morris Wolfson is the sole manager of Nesstech LLC. As the sole manager, Mr. Wolfson has sole voting and investment power over, and therefore may be deemed to be the beneficial owner of, the shares of common stock held by Nesstech LLC. Mr. Wolfson disclaims beneficial ownership of the shares of common stock held by Nesstech LLC except to the extent of his equity interest therein. The address of Nesstech LLC is One State Street Plaza, New York, New York 10004. Nesstech LLC has granted an option to Lea Atad to purchase 130,673 shares of common stock.

(4)
Consists of shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of December 15, 2004.

(5)
Includes 13,487 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of December 15, 2004.

(6)
Consists of (i) 468,744 shares of common stock issuable upon exercise of currently exercisable stock options and (ii) 130,673 shares of common stock issuable upon exercise of an option granted by Nesstech LLC to Ms. Atad.

(7)
Dr. Kressel is a general partner of WP and a managing director and member of WP LLC. All shares indicated as owned by Dr. Kressel are included because of his affiliation with the Warburg Pincus entities. Dr. Kressel does not own any shares individually and disclaims beneficial ownership of all shares owned by the Warburg Pincus entities. The address of Dr. Kressel is c/o Warburg Pincus, 466 Lexington Avenue, New York, New York 10017.

(8)
Consists of (i) 5,357,585 shares of common stock held by Nesstech LLC, a New York limited liability company of which Mr. Wolfson is the sole manager, (ii) 11,988 shares of common stock held by the Chana Sasha Foundation, of which Mr. Wolfson is president, and (iii) 11,988 shares of common stock held by Morris Wolfson Family LP, a family limited partnership of which Arielle Wolfson, Mr. Wolfson's wife, is the general partner. Mr. Wolfson disclaims beneficial ownership of these shares except to the extent of his equity interest therein. The address of such entities is One State Street Plaza, New York, New York 10004.

(9)
Consists of (i) 8,392 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of December 15, 2004 and (ii) 1,176,055 shares of common stock held of record by GLY High-Tech Investments Inc. Mr. Lavi and his wife are the sole stockholders of GLY, and Mr. Lavi has sole voting and investment power over, and therefore may be deemed to be the beneficial owner of, shares of common stock held by GLY. The address of GLY is c/o Tulchinsky Stern & Co., 22 Kanfei Nesharim Street, Jerusalem, Israel.

(10)
Includes 2,223,460 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of December 15, 2004.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 76,500,000 shares of common stock, $0.01 par value per share, of which 33,601,806 shares are currently issued and outstanding, and 8,500,000 shares of preferred stock, $0.01 par value per share, of which no shares are currently issued and outstanding. We urge you to review our certificate of incorporation and bylaws that are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable law.

Common Stock

        The holders of our common stock, subject to any rights of holders of any preferred stock that may be issued in the future, are entitled to one vote per share on all other matters submitted for stockholder approval. Our common stock has no cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to participate equally in dividends when and as declared by our board of directors and in distribution of assets upon liquidation, dissolution or winding up. Holders of our common stock have no preemptive rights to participate in future stock offerings.

Preferred Stock

        Our board of directors are authorized to issue up to 8,500,000 shares of preferred stock, $0.01 par value per share. Our board of directors are authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

        The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. These rights may include voting and conversion rights which could adversely affect the holders of our common stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on common stock. Holders of our preferred stock would typically be entitled to receive a preference payment in the event of our liquidation, dissolution or winding up before any payment is made to the holders of common stock. Additionally, the issuance of our preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of the preferred stock after this offering.

Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Anti-Takeover Law

        Our certificate of incorporation and bylaws include provisions that are intended to enhance the likelihood of continuity and stability in our board of directors and in its policies. These provisions might have the effect of delaying or preventing a change in control of us and may make more difficult the removal of incumbent management even if such transactions could be beneficial to the interests of stockholders. These provisions include:

        Authority to Issue Preferred Stock.    Our board of directors have the authority to issue up to 8,500,000 shares of undesignated preferred stock and to determine the rights, preferences and privileges of the shares, without stockholder approval.

        Limitation of Director Liability.    As permitted by the Delaware General Corporation Law, or DGCL, our certificate of incorporation includes a provision that permits the elimination of personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the DGCL; or

  •
  any transaction from which the director derived an improper personal benefit.

        Such limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition and in accordance with the DGCL, we are permitted to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether indemnification would be permitted under the DGCL. We currently maintain, and intend to continue to maintain, liability insurance for our directors and officers.

        Indemnification.    Section 145 of the DGCL authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

        Our certificate of incorporation and bylaws authorize us to indemnify our officers, directors, employees and agents to the fullest extent permitted by the DGCL. Section 145 of the DGCL empowers us to enter into indemnification agreements with our officers, directors, employees and agents. We have entered into separate indemnification agreements with our directors and certain of our executive officers (as well as directors and certain executive officers of our subsidiaries) to give such directors and executive officers additional contractual assurances regarding the scope of indemnification set forth in our certificate of incorporation and our bylaws. The indemnification agreements may require us, among other things, to indemnify such directors against liabilities that may arise by reason of status or service as directors and to advance expenses they spend as a result of any proceeding against them as to which they could be indemnified.

        At present, there is no pending litigation or proceeding involving any of our directors, executive officers, other employees or agents for which indemnification is sought, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

        Right to Fix the Size of our Board of Directors.    Pursuant to our certificate of incorporation, subject to specific rights of preferred stockholders, our board of directors has exclusive authority to fix the number of directors constituting our board.

        Action by Stockholders.    Stockholders are unable to act by written consent, unless unanimous, thereby limiting stockholder action to that taken at a meeting of our stockholders. A stockholder or group of stockholders will be unable to require the call of a special meeting of stockholders unless they own at least a majority of our outstanding voting stock. A stockholder or group of stockholders desiring to nominate a candidate for election to our board of directors or to introduce a proposal for action at a meeting of our stockholders will be required to give us not less than 120 days' prior written notice of such intention.

        Delaware Anti-Takeover Law.    We are subject to the provisions of Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder, unless:

  •
  prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        A "business combination" includes a merger, asset or stock sale or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of a corporation's outstanding voting stock. This provision may have the effect of delaying, deterring or preventing a change in control of us without further actions by our stockholders.

Registration Rights

        The holders of an aggregate of 12,809,917 shares of our common stock will have the right to require us to register these shares under the Securities Act under certain circumstances. Upon registration, these shares will become freely tradable without restriction under the Securities Act. For more information regarding these registration rights, see "Certain Relationships and Related Transactions—Registration Rights Agreements."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

        Our shares of common stock are listed on the Nasdaq National Market under the symbol "NSTC." We shall use commercially reasonable efforts to have the shares of our common stock issuable pursuant to the exchange offer authorized for listing, subject only to official notice of issue.

CERTAIN INCOME TAX CONSEQUENCES

        The following discussion of the material Federal income tax considerations relevant to the exchange offer does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Code, Treasury Regulations, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a minority holder electing to receive our common stock.

        We have not sought and will not seek any rulings from the IRS or any opinions of counsel with respect to our positions discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences to a minority holder electing to receive our common stock or that any such position would not be sustained. This summary is not intended to be a tax opinion or a substitute for independent tax planning by the minority holder.

        The tax treatment of a minority holder may vary depending on his or her particular situation or status. This summary does not address the tax consequences to taxpayers who are subject to special rules such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers and foreign entities and individuals, or aspects of Federal income taxation that may be relevant to a minority holder based upon such minority holder's particular tax situation. In addition, the description does not consider the effect of any applicable foreign, state, local or other tax.

        We anticipate that the transfer of shares of our common stock by us in exchange for Ness U.S.A. common stock held by the minority holders will constitute a nontaxable reorganization pursuant to Code section 368. Accordingly, no gain or loss will be recognized by an exchanging minority holder upon his or her receipt of our common stock pursuant to the exchange offer.

        A minority holder should consult tax counsel regarding the qualifications of the exchange offer as a tax-free reorganization under section 368 of the Code and whether such minority holder will recognize gain, in whole or in part, as a result of the receipt of our common stock in connection with the exchange offer.

LEGAL MATTERS

        The validity of the shares of our common stock offered hereby will be passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York, one of whose members owns options to purchase 10,790 shares of our common stock.

EXPERTS

        Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, have audited our consolidated financial statements at December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003, as set forth in its report. We have included our consolidated financial statements in this prospectus and in this registration statement in reliance on Kost Forer Gabbay & Kasierer's report given on their authority as experts in accounting and auditing.

        The financial statements of Apar Holding Corp. and its subsidiaries as of September 30, 2001 and 2002 and for each of the three years in the period ended September 30, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Ness Technologies (India) Limited, formerly known as Apar Technologies Limited, a wholly-owned subsidiary of Apar Holding Corp., as of September 30, 2001 and 2002 and for each of the three years in the period ended September 30, 2002 have been audited by RSM & Co., independent accountants, as stated in its report appearing herein. We have included RSM & Co.'s report in this prospectus and in this registration statement in reliance on their report given on its authority as experts on accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4, including exhibits and schedules, under the Securities Act with respect to the shares of our common stock to be issued in this exchange offer. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the shares to be sold in this offering, we refer you to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
CONSOLIDATED FINANCIAL STATEMENTS FOR NESS TECHNOLOGIES, INC.
Report of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global	F-2
Consolidated Balance Sheets as of December 31, 2002 and 2003 and September 30, 2004	F-3
Consolidated Statements of Operations for Years Ended December 31, 2001, 2002 and 2003, the Three Months Ended September 30, 2003 and 2004 and the Nine Months Ended September 30, 2003 and 2004	F-5
Consolidated Statements of Changes in Stockholders' Equity for Years Ended December 31, 2001, 2002, and 2003	F-6
Consolidated Statements of Cash Flows for Years Ended December 31, 2001, 2002 and 2003 and the Nine Months Ended September 30, 2003 and 2004	F-8
Notes to Consolidated Financial Statements	F-10
CONSOLIDATED FINANCIAL STATEMENTS FOR APAR HOLDING CORP.
Report of PricewaterhouseCoopers LLP	F-53
Report of RSM & Co.	F-54
Consolidated Balance Sheets as of September 30, 2001 and September 30, 2002	F-55
Consolidated Statements of Income for Years Ended September 30, 2000, 2001 and 2002	F-56
Consolidated Statements of Convertible Preferred Stock and Shareholders' Equity for Years Ended September 30, 2000, 2001 and 2002	F-57
Consolidated Statements of Cash Flows for Years Ended September 30, 2000, 2001 and 2002	F-58
Notes to Consolidated Financial Statements	F-59
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2003	F-72
Unaudited Condensed Consolidated Statements of Operations for nine months ended June 30, 2002 and June 30, 2003	F-73
Unaudited Condensed Consolidated Statements of Convertible Preferred Stock and Shareholders' Equity for nine months ended June 30, 2002 and June 30, 2003	F-74
Unaudited Condensed Consolidated Statements of Cash Flows for nine months ended June 30, 2002 and June 30, 2003	F-75
Notes to Unaudited Condensed Consolidated Financial Statements	F-76

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of

NESS TECHNOLOGIES, INC.

        We have audited the accompanying consolidated balance sheets of Ness Technologies, Inc. (the "Company") and its subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index at Item 21. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2002 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

        Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets," effective July 1, 2001 and January 1, 2002, respectively.

Tel-Aviv, Israel May 3, 2004 except as to Note 15, as to which the date is September 20, 2004	/s/ KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

NESS TECHNOLOGIES, INC.
AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,
			September 30, 2004
	2002	2003
			(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$43,494	$46,004	$40,707
Short-term bank deposits	—	3,248	237
Marketable securities (Note 3)	305	368	340
Trade receivables (net of allowance for doubtful accounts of $1,486, $1,785 and $1,888 at December 31, 2002 and 2003 and at September 30, 2004 (unaudited), respectively)	44,375	61,067	71,601
Unbilled receivables	7,560	14,921	19,041
Other accounts receivable and prepaid expenses (Note 4)	6,496	8,442	11,306
Work-in-progress	1,552	1,348	969
Total assets attributed to discontinued operations (Note 1c)	1,817	1,314	36

Total current assets	105,599	136,712	144,237

LONG-TERM ASSETS:
Long-term prepaid expenses	2,729	2,067	3,361
Marketable securities (Note 3)	133	144	84
Deferred income taxes (Note 13)	1,311	5,626	4,380
Severance pay fund	26,629	30,421	31,480

Total long-term assets	30,802	38,258	39,305

PROPERTY AND EQUIPMENT, NET (Note 5)	8,159	14,436	18,200

OTHER INTANGIBLE ASSETS, NET (Note 6)	744	2,485	3,671

GOODWILL (Note 7)	96,579	147,592	144,256

Total assets	$241,883	$339,483	$349,669

	December 31,
			September 30, 2004
	2002	2003
			(unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term bank loans and credit (Note 8)	$4,905	$8,898	$18,608
Current maturities of long-term debt (Note 11)	15,796	21,703	28,588
Trade payables	19,689	29,802	30,398
Advances from customers	5,778	3,940	3,419
Other accounts payable and accrued expenses (Note 9)	40,244	54,604	60,419
Total liabilities attributed to discontinued operations (Note 1c)	1,009	995	—

Total current liabilities	87,421	119,942	141,432

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities (Note 11)	63,503	59,852	39,988
Excess of losses over investment in affiliate (Note 10)	269	286	294
Accrued severance pay	28,196	32,912	34,538
Minority interests	129	136	199

Total long-term liabilities	92,097	93,186	75,019

COMMITMENTS AND CONTINGENT LIABILITIES (Note 12)
STOCKHOLDERS' EQUITY (Note 15):
Common stock of $0.01 par value—
Authorized: 31,500,000 shares at December 31, 2002, 46,500,000 shares at December 31, 2003 and September 30, 2004 (unaudited); issued and outstanding: 9,823,633 shares at December 31, 2002, 16,460,138 at December 31, 2003, and 16,658,462 at September 30, 2004 (unaudited)	98	164	166
Class B Convertible Preferred stock of $0.01 par value—
Authorized: 4,676,986 shares at December 31, 2002, December 31, 2003 and September 30, 2004 (unaudited); issued and outstanding: 4,676,986 shares at December 31, 2002, December 31, 2003 and September 30, 2004 (unaudited); aggregate liquidation preference of $44,545 at December 31, 2003 and September 30, 2004 (unaudited)	47	47	47
Class C Convertible Preferred stock of $0.01 par value—
Authorized: 3,500,000 shares at December 31, 2002, December 31, 2003 and September 30, 2004 (unaudited); issued and outstanding: 3,352,654 shares at December 31, 2002, December 31, 2003 and September 30, 2004 (unaudited); aggregate liquidation preference of $43,585 at December 31, 2003 and September 30, 2004 (unaudited)	34	34	34
Preferred stock of $0.01 par value—
Authorized: 323,014 shares at December 31, 2002, December 31, 2003 and September 30, 2004 (unaudited) ; issued and outstanding: no shares at December 31, 2002, December 31, 2003 and September 30, 2004 (unaudited)	—	—	—
Additional paid-in capital	114,298	171,786	171,859
Deferred stock compensation	—	(365)	(206)
Accumulated other comprehensive loss	(7,458)	(4,111)	(6,500)
Accumulated deficit	(44,654)	(41,200)	(32,182)

Total stockholders' equity	62,365	126,355	133,218

Total liabilities and stockholders' equity	$241,883	$339,483	$349,669

The accompanying notes are an integral part of the consolidated financial statements.

NESS TECHNOLOGIES, INC.
AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands (except per share data)

	Year ended December 31,			Three months ended September 30,		Nine months ended September 30,
	2001	2002	2003	2003	2004	2003	2004
				(unaudited)
Revenues (Note 17)	$151,612	$166,576	$225,768	$64,327	$77,152	$156,689	$222,177
Cost of revenues	105,604	104,541	158,987	45,288	53,969	110,319	154,602
Provision for losses (reverse of losses) on uncompleted contracts	—	161	788	224	26	547	(459)

Gross profit	46,008	61,874	65,993	18,815	23,157	45,823	68,034

Operating expenses:
Selling and marketing	18,302	19,192	21,287	5,634	6,822	15,424	18,952
General and administrative	29,679	30,168	36,115	11,263	10,945	24,633	34,142
Research and development, net (Note 18a)	2,250	1,516	1,559	37	—	1,153	—
Goodwill amortization	5,390	—	—	—	—	—	—
Other	—	198	665	460	—	460	—

Total operating expenses	55,621	51,074	59,626	17,394	17,767	41,670	53,094

Operating income (loss)	(9,613)	10,800	6,367	1,421	5,390	4,153	14,940
Financial income (expenses), net (Note 18b)	(5,887)	(8,829)	(1,451)	(1,820)	(1,177)	(1,496)	(4,327)
Other income (expenses), net	(856)	(347)	(422)	536	(16)	280	79

Income (loss) before taxes on income	(16,356)	1,624	4,494	137	4,197	2,937	10,692
Taxes on income (tax benefit) (Note 13)	807	(48)	(54)	(2)	473	(35)	958
Equity in net earnings (losses) of affiliates	12	(35)	11	18	(3)	57	(651)
Minority interests in losses (earnings) of subsidiary	(96)	(377)	—	74	(30)	286	(65)

Income (loss) from continuing operations	(17,247)	1,260	4,559	231	3,691	3,315	9,018
Loss from discontinued operations (Note 1c)	(1,234)	(395)	(1,105)	(42)		(746)	—

Net income (loss)	$(18,481)	$865	$3,454	$189	$3,691	$2,569	$9,018

Allocation of undistributed earnings on Class B Convertible Preferred stock	$(2,780)	$(2,780)	$(1,445)	$(29)	$(554)	$(1,360)	$(1,356)

Net income (loss) after allocation of undistributed earnings	$(21,261)	$(1,915)	$2,009	$160	$3,137	$1,209	$7,662

Net earnings (loss) per share (Note 16):
Basic net earnings (loss) per share from continuing operations	$(2.43)	$(0.18)	$0.20	$0.01	$0.16	$0.13	$0.40

Basic net loss per share from discontinued operations	$(0.15)	$(0.05)	$(0.07)	$— (*)	$—	$(0.05)	$—

Basic net earnings (loss) per share	$(2.58)	$(0.23)	$0.13	$0.01	$0.16	$0.08	$0.40

Diluted net earnings (loss) per share from continuing operations	$(2.43)	$(0.18)	$0.19	$0.01	$0.14	$0.13	$0.36

Diluted net loss per share from discontinued operations	$(0.15)	$(0.05)	$(0.07)	$— (*)	$—	$(0.05)	$—

Diluted net earnings (loss) per share	$(2.58)	$(0.23)	$0.12	$0.01	$0.14	$0.08	$0.36

(*)
Represents an amount less than $0.01.

The accompanying notes are an integral part of the consolidated financial statements.

  NESS TECHNOLOGIES, INC.

  AND ITS SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

  U.S. dollars in thousands

				Class B Convertible Preferred stock		Class C Convertible Preferred stock
	Common stock										Accumulated other comprehensive income (loss)
								Additional paid-in capital		Deferred stock compensation		Accumulated deficit	Total comprehensive income (loss)	Total stockholders' equity
	Stock	Amount		Stock	Amount	Stock	Amount
Balance as of January 1, 2001	8,247,622	$82		4,676,986	$47	3,352,654	$34	$102,084		$—	$2,018	$(27,038)		$77,227
Exercise of options granted to employees	239	—	(*)	—	—	—	—	—	(*)	—	—	—		— (*)
Stock based compensation related to options granted to consultants and warrants granted to banks	—	—		—	—	—	—	50		—	—	—		50
Comprehensive loss:
Foreign currency translation adjustments	—	—		—	—	—	—	—		—	(5,737)	—	$(5,737)	(5,737)
Unrealized losses on available-for-sale marketable securities, net of taxes	—	—		—	—	—	—	—		—	(172)	—	(172)	(172)
Net loss	—	—		—	—	—	—	—		—	—	(18,481)	(18,481)	(18,481)

Total comprehensive loss													$(24,390)

Balance as of December 31, 2001	8,247,861	82		4,676,986	47	3,352,654	34	102,134		—	(3,891)	(45,519)		52,887
Issuance of Common stock related to Ness CEE and Ness USA acquisitions	1,548,510	16		—	—	—	—	11,734		—	—	—		11,750
Exercise of options granted to an investor	27,262	—	(*)	—	—	—	—	385		—	—	—		385
Stock based compensation related to warrants granted to banks	—	—		—	—	—	—	45		—	—	—		45
Comprehensive loss:
Foreign currency translation adjustments	—	—		—	—	—	—	—		—	(3,568)	—	$(3,568)	(3,568)
Unrealized gain on available for sale marketable securities, net of taxes	—	—		—	—	—	—	—		—	1	—	1	1
Net income	—	—		—	—	—	—	—		—	—	865	865	865

Total comprehensive loss													$(2,702)

Balance as of December 31, 2002	9,823,633	$98		4,676,986	$47	3,352,654	$34	$114,298		$—	$(7,458)	$(44,654)		$62,365

(*)
Represents an amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

NESS TECHNOLOGIES, INC.
AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY—(Continued)
U.S. dollars in thousands

			Class B Convertible Preferred stock		Class C Convertible Preferred stock
	Common stock								Accumulated other comprehensive income (loss)
							Additional paid-in capital	Deferred stock compensation		Accumulated deficit	Total comprehensive income (loss)	Total stockholders' equity
	Stock	Amount	Stock	Amount	Stock	Amount
Balance as of December 31, 2002	9,823,633	$98	4,676,986	$47	3,352,654	$34	$114,298	$—	$(7,458)	$(44,654)		$62,365
Issuance of Common stock related to Ness GSG and Ness CEE acquisitions	6,226,458	62	—	—	—	—	55,594	—	—	—		55,656
Exercise of warrants granted to banks	113,192	1	—	—	—	—	210	—	—	—		211
Exercise of options granted to employees	176,228	2	—	—	—	—	1,168	—	—	—		1,170
Exercise of options granted to investors	120,627	1	—	—	—	—	1	—	—	—		2
Deferred stock compensation related to Ness GSG acquisition	—	—	—	—	—	—	548	(548)	—	—		—
Reversal of deferred stock compensation in respect of forfeitures related to Ness GSG acquisition	—	—	—	—	—	—	(78)	78	—	—		—
Amortization of deferred stock compensation related to Ness GSG acquisition	—	—	—	—	—	—	—	105	—	—		105
Stock based compensation related to warrants granted to banks	—	—	—	—	—	—	45	—	—	—		45
Comprehensive income:
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	3,350	—	$3,350	3,350
Unrealized losses on available-for-sale marketable securities, net of taxes	—	—	—	—	—	—	—	—	(3)	—	(3)	(3)
Net income	—	—	—	—	—	—	—	—	—	3,454	3,454	3,454

Total comprehensive income											$6,801

Balance as of December 31, 2003	16,460,138	164	4,676,986	47	3,352,654	34	171,786	(365)	(4,111)	(41,200)		126,355
Accumulated unrealized losses from available-for-sale marketable securities, net of taxes									$(43)
Accumulated foreign currency translation adjustments									(4,068)

Accumulated other comprehensive loss as of December 31, 2003									$(4,111)

NESS TECHNOLOGIES, INC.
AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,			Nine months ended September 30,
	2001	2002	2003	2003	2004
				(unaudited)
Cash flows from operating activities:
Net income (loss)	$(18,481)	$865	$3,454	$2,569	$9,018
Adjustments required to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of deferred stock compensation related to Ness GSG acquisition	—	—	105	52	159
Stock based compensation related to warrants granted to banks and options granted to consultants	50	45	45	33	32
Equity in net (earnings) losses of affiliates	(12)	35	(11)	(57)	651
Minority interests in losses (earnings) of a subsidiary	96	377	—	(286)	65
Goodwill amortization	5,390	—	—	—	—
Currency fluctuation of long-term debt	3,529	4,760	(3,276)	(87)	1,882
Accrued interest on long-term debt	534	(1,251)	(1,056)	(3,018)	(542)
Depreciation and amortization	3,987	2,847	3,449	1,914	3,691
Deferred income taxes, net	—	(1,630)	(2,148)	(2,747)	(784)
Loss (gain) on sale of property and equipment	(86)	119	36	(66)	31
Trading marketable securities, net	3,205	1,065	(37)	—	19
Decrease (increase) in trade receivables	3,345	(4,956)	1,519	3,225	(11,590)
Decrease (increase) in unbilled receivables	(4,733)	1,631	(6,498)	(7,622)	(4,589)
Decrease (increase) in other accounts receivable and prepaid expenses	3,219	952	(454)	(1,633)	(770)
Decrease (increase) in work in progress	468	(791)	308	(56)	370
Decrease (increase) in long-term prepaid expenses	708	(162)	948	2,020	(1,337)
Increase in trade payables	4,191	4,679	4,461	(824)	1,174
Increase (decrease) in advances from customers	3,576	1,710	(2,226)	(1,209)	(428)
Increase (decrease) in other accounts payable and accrued expenses	(737)	4,440	5,500	(2,165)	7,126
Increase (decrease) in accrued severance pay, net	(144)	(1,996)	775	527	742

Net cash provided by (used in) operating activities	8,105	12,739	4,894	(9,430)	4,920

Cash flows from investing activities:
Net cash provided (paid) from acquisitions of consolidated subsidiaries (a)	(2,838)	819	(9,165)	(9,007)	(168)
Net cash in deconsolidated subsidiary	—	—	—	—	—
Proceeds from sale of short-term bank deposits	34	190	6,577	8,277	2,920
Proceeds from sale of available for sale marketable securities	94	—	—	—	—
Proceeds from sale of property and equipment	3,323	2,484	516	467	540
Purchase of property and equipment and capitalization of software developed for internal use	(4,026)	(2,543)	(6,600)	(1,856)	(8,491)
Capitalization of software development costs	—	—	(514)	—	(2,030)
Other	—	—	—	(406)	(61)

Net cash provided by (used in) investing activities	$(3,413)	$950	$(9,186)	$(2,525)	$(7,290)

	Year ended December 31,			Nine months ended September 30,
	2001	2002	2003	2003		2004
				(unaudited)
Cash flows from financing activities:
Exercise of options and warrants	$—	$385	$1,383	$—		$43
Short-term bank loans and credit, net	2,750	(7,385)	2,346	1,356		10,214
Proceeds from long-term debt	16,280	24,570	20,445	7,154		10,765
Principal payment of long-term debt	(8,750)	(24,635)	(20,349)	(14,446)		(23,158)

Net cash provided by (used in) financing activities	10,280	(7,065)	3,825	(5,936)		(2,136)

Effect of exchange rate changes on cash and cash equivalents	(4,415)	(4,486)	2,977	980		(791)

Increase (decrease) in cash and cash equivalents	10,557	2,138	2,510	(16,911)		(5,297)
Cash and cash equivalents at the beginning of the period	30,799	41,356	43,494	43,494		46,004

Cash and cash equivalents at the end of the period	$41,356	$43,494	$46,004	$26,583		$40,707

(a) In conjunction with the acquisitions, the fair values of the assets acquired and liabilities assumed at the dates of related acquisitions were as follows:
Working capital (capital deficiency), net (excluding cash and cash equivalents)	$3,349	$(900)	$16,598	$16,929	(*)	$1,571
Long-term receivables	414	—	—	1,193	(*)	—
Property and equipment	538	347	2,401	2,401		(487)
Long-term loans and convertible loan	(750)	(2,000)	—	(1,524	)(*)	—
Accrued severance pay	—	(450)	—	—		129
Minority interests	(720)	279	—	—		—
Goodwill	7	12,882	44,308	44,150		—
Customer related intangible assets	—	773	1,514	1,514		—
Investment in subsidiary				—		(1,045)

	2,838	10,931	64,821	64,663		168
Issuance of shares	—	(11,750)	(55,656)	(55,656)		—

Net cash paid (provided) from acquisitions of consolidated subsidiaries	$2,838	$(819)	$9,165	$9,007		$168

Supplemental disclosures of cash flows information:
Cash paid during the period for:
Interest	$5,578	$6,838	$4,449	$3,687		$2,573

Taxes	$463	$892	$2,520	$428		$661

(*)
Reclassified.

The accompanying notes are an integral part of the consolidated financial statements.

NESS TECHNOLOGIES, INC.
AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

(information as of September 30, 2004, and for the three month and nine month periods ended
September 30, 2003 and 2004, is unaudited)

NOTE 1:—GENERAL

  a.
  Ness Technologies, Inc. (the "Company") was incorporated under the laws of the State of Delaware, in March 1999, and operates through its subsidiaries in Israel, the United States, Europe and Asia.

    The Company is a global provider of information technology ("IT") services and solutions designed to help clients improve their competitiveness and effectiveness. The Company's portfolio of solutions and services includes system integration and application development, outsourcing, software and consulting, and quality assurance and training. Offshore services and development are a significant component of each of these categories. The Company and its subsidiaries primarily serve the following vertical markets: defense and government, financial services, life sciences and healthcare, telecommunications and utilities, and independent software vendors.

  b.
  Acquisitions of subsidiaries:

  1.
  Ness GSG Inc. ("Ness GSG"):

      Effective June 30, 2003, the Company acquired through merger all of the outstanding stock of Ness GSG (formerly, Apar Holding Corp.) for the purpose of expanding the Company's IT services capabilities. Ness GSG is a corporation incorporated under the laws of the Commonwealth of Pennsylvania, with operations in Asia, the United States and Europe. Ness GSG specializes in hardware and software consulting. Some of the principal stockholders of the Company, who owned approximately 53% of the outstanding Common stock of Ness GSG prior to the acquisition, received 3,955,169 shares of the Company's Common stock upon the closing of the merger.

      The total consideration of $67,650 (including $1,542 of transaction costs) for the merger consisted of (i) the issuance of 6,221,712 shares of the Company's Common stock valued at the fair value of $52,677, (ii) the assumption of options to purchase 540,121 shares of the Company's Common stock at a weighted average exercise price of $3.64 per share valued at the fair value of $2,979 of which $548 was allocated to deferred stock compensation (see Notes 15b3 and 15b6) and (iii) $11,000 in cash. The value of the options issued was determined based on the Black-Scholes option pricing model. Pursuant to the merger agreement, the Company agreed to issue additional shares of Common stock to the stockholders of Ness GSG if and when the Company issues shares of Common stock in exchange for the remaining shares of Ness U.S.A. (see also Note 1b3). The Company agreed to issue the number of shares necessary to preserve the ownership percentage of the former stockholders of Ness GSG to the same percentage ownership they held prior to the issuance of such shares to the Ness U.S.A. remaining stockholders in exchange for their Ness U.S.A. shares. These shares will be recorded at their par value and reduced from additional paid in capital, when and if issued. The transaction was accounted for by the purchase method of accounting according to Statement of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS No. 141"). The results of Ness GSG operations have been included in the Company's consolidated financial statements since July 1, 2003.

      Based upon a valuation of tangible and intangible assets acquired, the Company has allocated the total cost of the acquisition to Ness GSG's assets and liabilities as follows:

At June 30, 2003
Cash and cash equivalents	$3,423
Short-term investments	9,707
Trade receivables	11,807
Unbilled receivables	1,327
Employee advances and other current assets	1,668
Other long-term tangible assets	1,193
Property and equipment	2,373

Total tangible assets acquired	31,498
Customer related intangible asset (five years useful life)	1,514
Goodwill	43,524

Total intangible assets acquired	45,038
Total tangible and intangible assets acquired	76,536
Accounts payable	(3,426)
Other account payable	(3,936)
Long-term debt	(1,524)

Total liabilities assumed	(8,886)

Net assets acquired	$67,650

      Goodwill includes but is not limited to the synergistic value and potential competitive benefits that could be realized by the Company from the acquisition, as well as Ness GSG's skilled and specialized workforce. The goodwill is not deductible for tax purposes.

      In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), goodwill arising from acquisitions will not be amortized (see also Note 2k).

      The value assigned to the tangible assets, intangible assets and liabilities has been determined as follows:

      a.
      Ness GSG's current assets and liabilities are recorded at their carrying amounts. The carrying amounts of the current assets and liabilities were reasonable proxies for their market values due to their short-term maturity. Property and equipment are presented at current replacement cost. Long-term debt is presented at present value of amounts to be paid determined at appropriate current interest rates.

      b.
      The value assigned to the customer-related intangibles amounted to $1,514. The fair value of Ness GSG's customer base was determined using the Income Approach.

      Pro forma results:

        The following unaudited pro forma information does not purport to represent what the Company and its subsidiaries' results of operations would have been had the acquisition been consummated on January 1, 2002 and 2003, nor does it purport to represent the results of operations of the Company and its subsidiaries for any future period.

      Pro forma results of operations for the period:

	Year ended December 31,		Nine months ended September 30,
	2002	2003	2003
	(unaudited)
Revenues	$218,071	$256,453	$187,374

Net income	4,179	1,979	970
Allocation of undistributed earnings on Class B Convertible Preferred stock	(3,110)	(1,180)	(1,043)

Net income (loss) after allocation of undistributed earnings	$1,069	$800	$(73)

Basic and diluted net earnings (loss) per share	$0.06	$0.04	— (*)

Weighted average number of shares of Common and Preferred stock used in computation of basic net earnings per share (in thousands)	17,108	18,490	16,854

Weighted average number of shares of Common and Preferred stock used in computation of diluted net earnings per share (in thousands)	18,141	19,722	16,854

      (*)
      Represents an amount less than $0.01.

        Effective August 1, 2004, Ness GSG was merged into the Company, and, as a result, the Ness GSG operating subsidiaries are direct, rather than indirect, subsidiaries.

    2.
    Ness CEE B.V. ("Ness CEE"):

      Effective September 30, 2002, the Company acquired all of the Common stock of Ness CEE (formerly, APP Group CEE B.V.), an IT company organized under the laws of the Czech Republic, for the purpose of expanding the Company's IT service capabilities. Some of the principal stockholders of the Company owned approximately 78% of Ness

      CEE prior to the acquisition and received 723,768 shares of the Company's Common stock upon the closing of the transaction.

      The total consideration of $7,280 (including $205 of transaction costs) consisted of (i) the issuance of 906,086 shares of the Company's Common stock valued at the fair value of $6,550 and (ii) the assumption of options to purchase 164,582 shares of Common stock of the Company at a weighted average exercise price of $8.90 per share valued at the fair value of $525 (see Notes 15b6 and 15b7). The value of the options issued was determined based on the Black-Scholes option pricing model. The transaction was accounted for by the purchase method of accounting according to SFAS No. 141. The results of Ness CEE operations have been included in the Company's consolidated financial statements since October 1, 2002.

      Based upon a valuation of tangible and intangible assets acquired, the Company has allocated the total cost of the acquisition to Ness CEE's assets and liabilities as follows:

At September 30, 2002
Cash and cash equivalents	$1,024
Trade receivables	2,226
Other accounts receivable	393
Other long-term tangible assets	95
Property and equipment	301

Total tangible assets acquired	4,039
Customer related intangible asset (five years useful life)	583
Goodwill	7,438

Total intangible assets acquired	8,021
Total tangible and intangible assets acquired	12,060
Accounts payable	(695)
Other accounts payable	(1,923)
Long-term loan and convertible loan from stockholders	(2,000)
Other liabilities assumed	(162)
Total liabilities assumed	(4,780)

Net assets acquired	$7,280

      In connection with the acquisition of Ness CEE pursuant to the stock purchase agreement, certain stockholders of Ness CEE extended the maturity of an existing loan to Ness CEE in an amount of $2,000, of which $1,000 may be converted at any time prior to September 30, 2004 at the sole discretion of these holders into shares of the Company's Common stock at a conversion price of $18.07 per share. The loan is U.S. dollar denominated and bears interest of 2.95%. A maximum of 55,340 shares of the Company's Common stock are issuable upon such conversion. The maturity dates of the loan and the convertible loan are September 30, 2005 and September 30, 2004, respectively. The

      Company had accounted for the convertible loan under Emerging Issues Task Force No. 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments" ("EITF No. 00-27"), no beneficial conversion feature existed.

      Goodwill includes but is not limited to the synergistic value and potential competitive benefits that could be realized by the Company from the acquisition, as well as Ness CEE's skilled and specialized workforce. The goodwill is not deductible for tax purposes.

      In accordance with SFAS No. 142, goodwill arising from acquisitions will not be amortized (see also Note 2k).

      The value assigned to the tangible assets, intangible assets and liabilities has been determined as follows:

      a.
      Ness CEE's current assets and liabilities are recorded at their carrying amounts. The carrying amount of the current assets and liabilities were reasonable proxies for their market values, due to their short-term maturity. Property and equipment are presented at current replacement cost. Long-term debt is presented at present value of amounts to be paid determined at appropriate current interest rates.

      b.
      The value assigned to the customer-related intangible assets amounted to $583. The fair value of Ness CEE's customer base was determined using the Income Approach.

      Pro forma results:

        The following unaudited pro forma information does not purport to represent what the Company and its subsidiaries' results of operations would have been had the acquisition been consummated on January 1, 2001 and 2002, nor does it purport to represent the results of operations of the Company and its subsidiaries for any future period.

        Pro forma results of operations for the period:

	Year ended December 31,
	2001	2002
	(unaudited)
Revenues	$163,245	$174,052

Net income (loss)	(16,955)	1,048
Allocation of undistributed earnings on Class B Convertible Preferred stock	(2,780)	(2,780)

Net loss after allocation of undistributed earnings	$(19,735)	$(1,732)

Basic and diluted net loss per share	$(2.15)	$(0.19)

Weighted average number of shares of Common and Preferred stock used in computation of basic and diluted net loss per share (in thousands)	9,154	9,154

    3.
    Ness U.S.A. Inc. ("Ness U.S.A."):

      On October 25, 2001, the Company and other investors incorporated Ness U.S.A., under the laws of the State of Delaware, for the purpose of acquiring certain assets and assuming certain liabilities of Blueflame Inc. ("Blueflame") out of Blueflame's Chapter 11 bankruptcy proceeding. On the date of incorporation, the Company held 68% of the outstanding Common stock of Ness U.S.A. and other investors held the remaining 32%. On November 1, 2001, Ness U.S.A. acquired these assets with a fair market value of approximately $6,656 for cash consideration and related purchase costs totaling approximately $5,140. The transaction was accounted for by the purchase method of accounting according to SFAS No. 141. The results of Ness U.S.A. operations have been included in the Company's consolidated financial statements since October 25, 2001.

      Ness U.S.A. is a full-service business and advanced technology solutions provider to the life sciences, financial services, telecommunications and other industries. Ness U.S.A. offers technical and management consulting services intended to create business improvements by building integrated business process and technology solutions to strategic problems.

      In addition to the consideration paid at closing, the Company agreed to the following contingent payments:

      a.
      An amount equal to 50% of the pre-closing accounts receivable actually collected by the Company in excess of $6,000, net of prepayments.

      b.
      Payment of a contingent promissory note in the amount of $750, following the occurrence of the earlier of the following two events:

      (i)
      The sum of $750, if Ness U.S.A.'s annual EBITDA, as defined in the asset purchase agreement relating to the acquisition, in each of any two calendar years during the period commencing on January 1, 2002 and ending December 31, 2005 exceeds $5,000; or

      (ii)
      Upon the sale or liquidation of Ness U.S.A., or its merger with an unrelated party, whereby:

      (1)
      if the qualifying transaction occurred prior to December 31, 2003, the contingent payment would have been equal to the aggregate consideration in excess of $4,500, but not more than $750.

      (2)
      if the qualifying transaction occurs after December 31, 2003 but prior to January 1, 2005, the contingent payment will be equal to $650, unless the consideration for such qualifying transaction is in excess of $6,600, in which case the contingent payment will be equal to $750.

      (3)
      if the qualifying transaction occurs after December 31, 2004 but prior to January 1, 2006, the contingent payment will be equal to $550, unless the consideration for such qualifying transaction is equal to or in excess of $750.

      As the purchase price was lower than the fair market value of the net assets acquired, but is subject to contingent payment, the Company recorded at the date of acquisition, the lesser of the maximum amount of contingent consideration or the excess over cost (prior to any pro rata reduction of assets acquired) as if it were a liability until the consideration contingency is resolved.

      An amount of $435 and $0 as of December 31, 2002 and 2003, respectively, represents the obligation regarding the collection of the accounts receivable. In respect of the contingent promissory note, a liability in the amount of $750 has been recorded among long-term liabilities as of December 31, 2002 and 2003.

      Based upon a valuation of tangible and intangible assets acquired, the Company has allocated the total cost of the acquisition to Ness U.S.A.'s assets and liabilities as follows:

At November 1, 2001
Trade receivables	$5,344
Unbilled receivables	1,761
Other accounts receivable and prepaid expenses	482
Property and equipment	526

Total tangible assets acquired	8,113

Trade payable	(550)
Other accounts payable and accrued expenses	(1,673)
Long-term debt	(750)

Total liabilities assumed	(2,973)

Net assets acquired	$5,140

      The value assigned to the tangible assets and liabilities has been determined as follows:

      Ness U.S.A.'s current assets and liabilities are recorded at their carrying amounts. The carrying amounts of the current assets and liabilities were reasonable proxies for their market values due to their short-term maturity. Property and equipment are presented at current replacement cost. Long-term debt is presented at present value of amounts to be paid determined at appropriate current interest rates.

      Pro forma information in accordance with SFAS No. 141, has not been provided, since the revenues and net loss were not material in relation to total consolidated revenues and net loss.

      On December 27, 2002, the Company acquired additional stock of Ness U.S.A. from certain of the employees and other private investors so that, as of December 31, 2003, the Company holds 86% of Ness U.S.A.'s Common stock. Under the securities exchange agreement, the Company agreed to offer the remaining stockholders of Ness U.S.A. (all of whom are employees of Ness U.S.A.) shares of Common stock in exchange for their shares of Ness U.S.A. at the same exchange ratio used in the December 2002 exchange on the earliest date practicable after receiving a no-action letter from the SEC or completing an initial public offering ("IPO") of the Company's Common stock. Assuming that all of these holders of Ness U.S.A. stock elect to accept the exchange offer, when made, Ness U.S.A. will become a wholly owned subsidiary of the Company and the Company will issue an aggregate of 262,319 shares of its Common stock in exchange for the Ness U.S.A. shares. On November 12, 2004, the Company filed a registration statement with the Securities and Exchange Commission in respect of the shares of Common stock that the Company will offer in exchange for the remaining shares of Ness U.S.A.'s Common stock that the Company does not currently own. The acquisition was accounted for under the purchase method of accounting according to SFAS No. 141. The total consideration of $5,001 (including $323 transaction costs) for the shares purchased consisted of the issuance of 647,170 shares of the Company's Common stock valued at a fair value of $4,678.

      Based upon a valuation of tangible and intangible assets acquired, the Company has allocated the incremental cost of the additional stock acquisition to Ness U.S.A.'s assets and liabilities as follows:

At December 27, 2002
Cash and cash equivalents	$1,290
Trade receivables	830
Other accounts receivable and prepaid expenses	230
Property and equipment	21

Total tangible assets acquired	2,371

Customer related intangible asset (five years useful life)	190
Goodwill	4,528

Total intangible assets acquired	4,718

Total tangible and intangible assets acquired	7,089

Trade payable	(110)
Other accounts payable and accrued expenses	(1,805)
Long-term debt	(173)

Total liabilities assumed	(2,088)

Net assets acquired	$5,001

      Goodwill includes but is not limited to the synergistic value and potential competitive benefits that could be realized by the Company from the acquisition, as well as Ness U.S.A.'s skilled and specialized workforce. The goodwill is not deductible for tax purposes. In accordance with SFAS No. 142, goodwill arising from acquisitions will not be amortized (see also Note 2k).

      The value assigned to the tangible assets, intangible assets and liabilities has been determined as follows:

      a.
      Ness U.S.A.'s current assets and liabilities are recorded at their carrying amounts. The carrying amounts of the current assets and liabilities were reasonable proxies for their market values due to their short-term maturity. Property and equipment are presented at current replacement cost. Long-term debt is presented at present value of amounts to be paid determined at appropriate current interest rates.

      b.
      The value assigned to the customer-related intangibles amounted to $190. The fair value of Ness U.S.A.'s customer base was determined using the Income Approach.

    4.
    In 2002 and 2003, the Company acquired five small Israeli IT services companies for aggregate consideration of $971 and $1,009, respectively. In addition, as part of those acquisitions, in 2002 the Company issued options to acquire 25,834 shares of the Company's Common stock at an exercise price of $8.47 per share related to former investors (see Note 15b7). The fair value of options issued was determined based on the Black-Scholes option pricing model. The acquisitions were accounted for by the purchase method of accounting according to SFAS No. 141.

      The excess of the cost over the fair market value of the assets acquired as of December 31, 2002 and 2003 amounted to $916 and $784, respectively, and was recorded as goodwill.

  c.
  Discontinued Operations

    In November 2003, the Company determined to discontinue the operations of one of its subsidiaries. The facts and circumstances leading to this disposal included the generation of losses from operations during previous years and the characterization of the operations of this subsidiary which was substantially different from the Company's core business. The Company ceased the operations and disposed of all assets that could not be used elsewhere by this subsidiary. The operations and cash flows of this subsidiary have been eliminated from the operations of the Company as a result of the disposal. The Company's plan of discontinuance involved (i) termination of all employees whose time was substantially devoted to this business and who could not be used elsewhere in the Company's operations, including payment of all statutory and contractual severance amounts, by the end of the fourth quarter of 2003 and (ii) disposal of the equipment that could not be used elsewhere, because the Company has no reasonable expectation of being able to sell such equipment for any amounts substantially greater than the cost of disposal or shipping. As of December 31, 2003, these operations were actually terminated. The discontinued operations were accounted for in accordance with Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144").

    The results of operations, including revenue, operating expenses and other expense of the discontinued business for 2001, 2002 and 2003, have been reclassified in the accompanying statements of operations as discontinued operations. The Company's balance sheet at December 31, 2002 and 2003 reflect the liabilities (most of which are trade payables and other accounts payable) attributed to discontinued operations, in the amounts of $1,009 and $995, respectively, and assets (most of which are trade receivables and other accounts receivable) attributed to discontinued operations, in the amounts of $1,817 and $1,314, respectively.

    Summary operating results from the discontinued operations for the years ended December 31, 2001, 2002 and 2003 are as follows:

	Year ended December 31,
	2001	2002	2003
Revenues	$2,523	$1,659	$1,150
Cost of revenues	2,239	1,288	1,289

Gross profit (loss)	284	371	(139)
Selling and marketing expenses	921	169	15
General and administrative expenses	554	397	885

Operating loss	(1,191)	(195)	(1,039)
Other expenses	43	200	66

Net loss from discontinued operations	$(1,234)	$(395)	$(1,105)

  d.
  Revenues from agencies of the government of Israel

    For the years ended December 31, 2001, 2002 and 2003, the percentage of the Company's revenues derived, in aggregate, from agencies of the government of Israel was 16%, 17% and 14%, respectively.

NOTE 2:—SIGNIFICANT ACCOUNTING POLICIES

  The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

  a.
  Use of estimates:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    The Company's board of directors determined the fair market value of the Company's Common stock prior to its IPO in the absence of a public market for these shares. For purposes of financial accounting for employee stock-based compensation, management has applied hindsight within each year to arrive at deemed values for the shares underlying the options that are higher than the fair market value determined by the board. These deemed values were determined based on factors, including input from advisors, the Company's historical and forecasted operating results and cash flows, and comparisons to publicly-held companies. The deemed values were used to determine the amount of stock-based compensation recognized related to stock and stock options.

  b.
  Financial statements in U.S. dollars:

    The Company's subsidiaries' transactions are recorded in local currencies. The Company has designated the U.S. dollar as the primary functional currency of its operations in the United States and the Czech Republic, the NIS as the primary functional currency of its subsidiaries' operations in Israel, and local currencies as the primary functional currencies of its operations elsewhere.

    Accordingly, for all companies of which the dollar is the functional currency, monetary accounts maintained in other currencies are remeasured into U.S. dollars, in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation" ("SFAS No. 52"). All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the statement of operations as financial income or expenses, as appropriate.

    For those foreign subsidiaries whose functional currency has been determined to be their local currency, assets and liabilities are translated at year-end exchange rates and statement of operations items are translated at average exchange rates prevailing during the year. Such translation adjustments are recorded as a separate component of accumulated other comprehensive income (loss) in stockholders' equity.

    The financial statements of affiliates reported using the equity method of accounting, whose functional currency has been determined to be their local currency, have been translated into dollars. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate for the period. The resulting aggregate translation adjustments are reported as a separate component of accumulated other comprehensive income (loss) in stockholders' equity.

  c.
  Principles of consolidation:

    The consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries (the "Group"). Inter-company transactions and balances, including profit from inter-company sales not yet realized outside the Group, have been eliminated in consolidation.

  d.
  Cash equivalents and short-term bank deposits:

    Cash equivalents are short-term, highly liquid investments that are readily convertible into cash, with maturities of three months or less at the date acquired.

    Short-term deposits are deposits with maturities of more than three months but less than one year, that bears weighted average interest of 5% per annum as of December 31, 2003, respectively. The short-term bank deposits are presented at their costs including accrued interest.

  e.
  Marketable securities:

    The Company and its subsidiaries account for investments in equity securities (other than those under the equity method) in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). Management determines the appropriate classification of its investments in equity securities at the time of purchase and reevaluates such determinations at each balance sheet date.

    In accordance with SFAS No. 115, the Company has designated certain of its marketable securities as trading securities. Trading securities are held for resale in anticipation of short-term market movements. Under SFAS No. 115, marketable securities classified as trading securities are stated at the quoted market prices at each balance sheet date. Gains and losses (realized and unrealized) related to trading securities as well as interest on such securities are included as financial income or expenses, as appropriate.

    Certain other marketable securities have been designated as available-for-sale. Accordingly, these equity securities are stated at fair value, with unrealized gains and losses, net of taxes, reported in accumulated other comprehensive income (loss), a separate component of stockholders' equity.

  f.
  Work in progress:

    Work in progress includes amounts of costs incurred related to long-term IT services contracts as determined by the percentage of completion method of accounting (see also Note 2l).

  g.
  Investment in affiliates:

    Investment in affiliate reflects a 50% investment in the Ordinary shares of a privately held company, in which the Company can exercise significant influence over operating and financial policies, but does not assume control. The investment in this affiliate is accounted for by the equity method. As the Company guaranteed the obligations of this entity and provides further financial support, reflecting its share of ownership, it recorded an excess of losses over this investment.

    Investment in another affiliate reflects the currently reduced voting interest of 33% in a former wholly-owned subsidiary, in which the Company can exercise significant influence over operating and financial policies, but no longer assumes control.

    The reduction in investment is due to a $6,000 financing round led by two unaffiliated venture capital investors. This investment could be reduced further to 27% pending the grant and exercise of options. As the new investors were issued Preferred shares with dividend rights and liquidation preferences, no gain was recognized by the Company.

    As the Company is the sole holder of the Ordinary shares of the affiliate, it adjusted the carrying amount of the investment to recognize the entire losses of the affiliate. However, as the Company has not guaranteed the obligations of the affiliate and has not otherwise committed to provide further financial support for it, the Company discontinued applying the equity method to its investment when the investment account was reduced to zero.

  h.
  Property and equipment:

    Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%
Computers and peripheral equipment	20 – 33
Motor vehicles	15
Office furniture and equipment	6 – 15
Leasehold improvements	By the shorter of the term of the lease and the life of the asset

    The Company and its subsidiaries account for costs of computer software developed or obtained for internal use in accordance with Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP No. 98-1"). SOP No. 98-1 requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. Since these assets are not considered ready for their intended use, they are not being amortized as of December 31, 2003.

  i.
  Other intangible assets:

    Intangible assets acquired in a business combination on or after July 1, 2001, should be amortized over their useful life using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up, in accordance with SFAS No. 142. Customer related intangible assets are amortized over a period of 5 years.

  j.
  Impairment of long-lived assets:

    The Company's and its subsidiaries' long-lived assets and certain identifiable intangibles are reviewed for impairment in accordance with SFAS No. 144, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. As of December 31, 2003, no impairment losses have been identified.

  k.
  Goodwill:

    Goodwill represents excess of the costs over the net assets of businesses acquired. Under SFAS No. 142, goodwill acquired in business combinations on or after July 1, 2001 is not amortized. Goodwill arising from acquisitions prior to July 1, 2001 was amortized until December 31, 2001, on a straight-line basis over 20 years.

    SFAS No. 142 requires goodwill to be tested for impairment on adoption and at least annually thereafter or between annual tests in certain circumstances, and written down when impaired, rather than amortized as previous accounting standards required. Goodwill is tested for impairment at the reporting unit level by comparing the fair value of the reporting unit with its carrying value. Fair value is determined using discounted cash flows. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates, and weighted average cost of capital for the reportable unit. As of December 31, 2003, no impairment losses were identified.

    The adoption of SFAS No. 142 did not affect the consolidated financial position and results of operations of the Company as of January 1, 2002. The test was based on the Company's single operation segment and reporting unit structure.

    The Company has elected to perform its analysis of goodwill during the fourth quarter of the year. No indications of impairment were identified during the nine months ended September 30, 2004.

  l.
  Revenue recognition:

    The Company's portfolio of solutions and services includes: 1) system integration and application development services for which revenues are generated from long term fixed-price contracts; 2) outsourcing, consultation, quality assurance and training services for which revenues are generated from either fixed-price basis or time-and-materials basis contracts; and 3) sales of third party software licenses.

    Revenues from IT services (including system integration and application development services) are generated from fixed-price contracts according to which the time between the signing of the contract and the final customer acceptance is over a period generally exceeding one year. Fees are payable upon completion of agreed upon milestones, and subject to customer acceptance. Following customer acceptance for a certain milestone and only thereafter, services could be performed for the next milestone. Such revenues that require significant customization, integration and installation are recognized in accordance with Statement of Position No. 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" ("SOP No. 81-1"), using contract accounting on a percentage of completion method, in accordance with the "Input Method".

    The amounts of revenues recognized are based on the total fees under the agreement and the percentage to completion achieved. The percentage to completion is measured by monitoring progress using records of actual time incurred to date in the project compared to the total estimated project requirement, which corresponds to the costs related to earned revenues. Estimates of total project requirements are based on prior experience of customization, delivery and acceptance of similar services, and are reviewed and updated regularly by management. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are first determined, in the amount of the estimated loss on the entire contract.

    Estimated gross profit or loss from long-term contracts may change due to changes in estimates resulting from differences between actual performance and original forecasts. Such changes in estimated gross profit are recorded in results of operations when they are reasonably determinable by management, on a cumulative catch-up basis.

    The Company believes that the use of the percentage of completion method is appropriate as the Company has the ability to make reasonably dependable estimates of the extent of progress towards completion, contract revenues and contract costs. In addition, contracts executed include provisions that clearly specify the enforceable rights regarding services to be provided and received by the parties to the contracts, the consideration to be exchanged and the manner and the terms of settlement, including in cases of terminations for convenience. In all cases the Company expects to perform its contractual obligations and its customers are expected to satisfy their obligations under the contract.

    Certain long-term arrangements involve multiple elements including maintenance, support services, training and other services. Such services are excluded from the total estimated project requirements for purposes of measurement of progress to completion. Such services-related revenues are deferred and recognized on a straight-line basis over the term of the related service period. The fair value of those elements is determined based on the price charged for those elements when sold separately.

    Amounts recognized as revenue in advance of contractual billing are recorded as unbilled receivables.

    Advances from customers include unearned amounts under system integration and application development services.

    In November 2002, Emerging Issues Task Force reached a consensus on Issue No. 00-21 "Revenue Arrangements with Multiple Deliverables" ("EITF No. 00-21"), which provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF No. 00-21 applied to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF No. 00-21 did not have a material impact upon the Company's financial position, cash flows or results of operations.

    Outsourcing, consultation, quality assurance and training services are performed under either fixed-price basis or time-and-materials basis contracts. Under fixed-price contracts, the Company agrees to perform certain work for a fixed price. Under time-and-materials contracts, the Company is reimbursed for labor hours at negotiated hourly billing rates. Such service contracts are not in the scope of SOP No. 81-1, and accordingly, related revenues are recognized in accordance with the SEC Staff Accounting Bulletin No. 104 "Revenue Recognition in Financial Statement" ("SAB No. 104"), as those services are performed or over the term of the related agreements provided that, an evidence of an arrangement has been obtained, fees are fixed and determinable and collectibility is reasonably assured.

    Sales of third-party software licenses are recognized in accordance with Statement of Position No. 97-2, "Software Revenue Recognition", as amended ("SOP No. 97-2"). SOP No. 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of the element. In addition, the Company has adopted Statement of Position No. 98-9, "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions, '('SOP No. 98-9"). SOP No. 98-9 requires that revenue be recognized under the "residual method" when Vendor Specific Objective Evidence ("VSOE") of fair value exists for all undelivered elements, VSOE does not exist for all of the delivered elements and all other SOP No. 97-2 criteria are met. Under the residual method, any discount in the arrangement is allocated to the delivered elements.

    Revenues are recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant obligations with regard to implementation remain, the fee is fixed or determinable and collectibility is probable.

    Maintenance and support revenue included in multiple element arrangements is deferred and recognized on a straight-line basis over the term of the maintenance and support agreement. The VSOE of fair value of the undelivered elements (maintenance, support and services) is determined based on the price charged for the undelivered element when sold separately.

    In respect of such arrangements the Company follows the guidance of Emerging Issues Task Force No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" ("EITF No. 99-19"). The Company records revenue on a gross basis representing the amount that has been billed to a customer when the Company bears the risks and rewards of ownership including the risk of loss for collection, latitude in establishing product pricing above a specific minimum price and the credit risk in the event collection is not made from a customer. When the Company performs as an agent without assuming the risk and rewards of ownership, revenues are recorded on a net basis.

    Deferred revenue includes unearned amounts under outsourcing, consultation, quality assurance, training services contracts, maintenance and support.

  m.
  Accounting for stock-based compensation:

    The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25") and Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" ("FIN No. 44") in accounting for its employee stock option plans. Under APB No. 25, when the exercise price of the Company's stock options is less than the market price of the underlying shares on the date of grant, compensation expense is recognized.

    The Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-transition and disclosure" ("SFAS No. 148"), which amended certain provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, effective as of the beginning of the fiscal year. The Company continues to apply the provisions of APB No. 25 in accounting for stock-based compensation.

    Pro forma information regarding the Company's net income (loss) and net earnings (loss) per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123.

    The fair value for options granted in 2001, 2002, 2003 and in the three month and nine month periods ended September 30, 2003 and 2004 is amortized over their vesting period and estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	Year ended December 31,			Three months ended September 30,		Nine months ended September 30,
	2001	2002	2003	2003	2004	2003	2004
				(unaudited)
Dividend yield	0%	0%	0%	0%	0%	0%	0%
Expected volatility	0.38	0.42	0.52	0.42	0.52	0.42	0.52
Risk-free interest	4.1%	3.1%	2.5%	3.1%	2.5%	3.1%	2.5%
Expected life of up to (in years)	4	4	4	4	4	4	4

    Pro forma information under SFAS No. 123, is as follows:

	Year ended December 31,			Three months ended September 30,		Nine months ended September 30,
	2001	2002	2003	2003	2004	2003	2004
				(unaudited)
Net income (loss) available to Common stock after allocation of undistributed earnings-as reported	$(21,261)	$(1,915)	$2,009	$160	$3,137	$1,209	$7,662
Add - allocation of undistributed earnings on Class B Convertible Preferred stock—as reported	2,780	2,780	1,445	29	554	1,360	1,356
Deduct - Pro forma allocation of undistributed earnings on Class B Convertible Preferred stock	(2,780)	(2,780)	(1,117)	—	(441)	(1,090)	(1,022)
Add - stock-based employee compensation-intrinsic value	—	—	105	52	54	52	159
Deduct - stock-based employee compensation-fair value	(1,124)	(1,126)	(1,931)	(430)	(805)	(1,738)	(2,362)

Pro forma - net income (loss)	$(22,385)	$(3,041)	$511	$(189)	$2,499	$(207)	$5,793

Basic net earnings (loss) per share - as reported	$(2.58)	$(0.23)	$0.13	$0.01	$0.16	$0.08	$0.40

Diluted net earnings (loss) per share - as reported	$(2.58)	$(0.23)	$0.12	$0.01	$0.14	$0.08	$0.36

Pro forma basic net earnings (loss) per share	$(2.71)	$(0.36)	$0.03	$(0.01)	$0.13	$(0.01)	$0.31

Pro forma diluted net earnings (loss) per share	$(2.71)	$(0.36)	$0.03	$(0.01)	$0.11	$(0.01)	$0.27

    The Company applies SFAS No. 123 and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" ("EITF No. 96-18"), with respect to options and warrants issued to non-employees. SFAS No. 123 requires the use of option valuation models to measure the fair value of the options and warrants at the measurement date as defined in EITF No. 96-18.

  n.
  Research and development costs:

    Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS No. 86"), requires capitalization of certain software development costs, subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon the completion of a working model or a detailed program design. Research and development costs incurred in the process of developing product improvements or new products, are generally charged to expenses as incurred, net of participation of the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade (the "OCS"), when applicable. Significant costs incurred by the Company between completion of the working model or a detailed program design and the point at which the product is ready for general release, have been capitalized. Capitalized software costs will be amortized by the greater of the amount computed using the: (i) ratio that current gross revenues from sales of the software bears to the total of current and anticipated future gross revenues from sales of that software, or (ii) the straight-line method over the estimated useful life of the product (up to three years). The Company assesses the recoverability of this intangible asset on a regular basis by determining whether the amortization of the asset over its remaining life can be recovered through undiscounted future operating cash flows from the specific software product sold. Based on its most recent analyses, management believes that no impairment of capitalized software development costs exists as of December 31, 2003. During the year ended December 31, 2003, a former subsidiary of the Company capitalized software development costs in the amount of $514, which is included in the other intangible assets. (See also Notes 6, 12c and 18a).

  o.
  Royalty-bearing grants:

    Royalty-bearing grants from the Government of Israel for funding approved research and development projects are recognized at the time one of the Company's subsidiaries is entitled to such grants, on the basis of the costs incurred and included as a deduction of research and development costs. (See also Note 18a).

  p.
  Net earnings (losses) per share:

    Basic net earnings (losses) per share are computed based on the weighted average number of shares of Common stock outstanding during each period, plus dilutive Convertible Preferred stock considered outstanding during each period, in accordance with the guidance of Emerging Issues Task Force No. D-95 "Effect of Participating Convertible Securities on the

    Computation of Basic Earnings Per Share" ("EITF No. D-95"). Diluted net earnings per share are computed based on the weighted average number of shares of Common stock outstanding during each period plus dilutive potential shares of Common stock considered outstanding during the period, in accordance with Statement of Financial Standards No. 128, "Earnings Per Share" ("SFAS No. 128").

    The total weighted average number of shares related to the outstanding options, warrants, Preferred stock and convertible loan from stockholders excluded from the calculations of diluted net earnings (losses) per share, as they would have been anti-dilutive for all periods presented, was 10,529,771, 10,749,757, 4,870,696, 160,386, 104,386, 3,788,774 and 116,053 for the years ended December 31, 2001, 2002 and 2003 and the three months ended September 30, 2003 and 2004 and the nine months ended September 30, 2003 and 2004, respectively.

  q.
  Income taxes:

    The Company and its subsidiaries account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). This statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

  r.
  Concentrations of credit risk:

    Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents, short-term bank deposits, trade receivables and unbilled receivables.

    Cash and cash equivalents and short-term bank deposits are mainly invested with major banks in Israel, the United States and Europe. Cash and cash equivalents in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company's and its subsidiaries' funds are financially sound, and accordingly minimal credit risk exists with respect to these funds.

    Trade receivables and unbilled receivables of the Company and its subsidiaries are derived from sales to customers located throughout the world. The Company and its subsidiaries perform ongoing credit evaluations of their clients and, to date, have not experienced any material losses. An allowance for doubtful accounts is determined with respect to those amounts that the Company has determined to be doubtful of collection.

    The Company and its subsidiaries have no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts or foreign hedging arrangements.

  s.
  Severance pay:

    Certain of the Company's Israeli subsidiaries' liability for severance pay is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month's salary for each year of employment or a portion thereof. These companies' liability for all of their employees is fully provided for by monthly deposits with severance pay funds, insurance policies and by accrual. The value of these policies is recorded as an asset in the Company's balance sheet.

    The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrender value of these policies and includes immaterial profits.

    Severance expenses for the years ended December 31, 2001, 2002 and 2003, were $2,268, $1,735 and $2,208, respectively.

  t.
  Fair value of financial instruments:

    The following methods and assumptions were used by the Company in estimating fair value and disclosures for financial instruments:

    (i)
    The carrying amounts of cash and cash equivalents, short-term bank deposits, trade payables, trade receivables, unbilled receivables and short-term bank loans and credit approximate their fair values due to the short-term maturity of such instruments.

    (ii)
    The fair market value of marketable securities is based on quoted market prices (See Note 3).

    (iii)
    The carrying amounts of the Company's long-term debt and long-term lease deposits approximate their fair value, estimated by discounting the future cash flows, using incremental borrowing rates for similar type of arrangements.

  u.
  Advertising costs:

    Advertising costs are charged as expenses to the statement of operations, as incurred. Advertising expenses for the years ended December 31, 2001, 2002 and 2003 were $306, $775 and $922, respectively.

  v.
  Unaudited information:

    The accompanying condensed consolidated balance sheet as of September 30, 2004, the condensed consolidated statements of operations for the three and nine months ended September 30, 2003 and 2004, and the condensed consolidated statements of cash flows for the nine months ended September 30, 2003 and 2004 are unaudited. These unaudited interim condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information. In the opinion of management, the unaudited interim condensed consolidated financial statements include all adjustments of a normal recurring nature necessary for a fair presentation of the Company's consolidated financial position as of September 30, 2004, its consolidated results of operations for the three and nine months ended September 30, 2003 and 2004, and its consolidated cash flows for the nine months ended September 30, 2003 and 2004.

    Results for the three months and nine months ended September 30, 2004 are not necessarily indicative of results that may be expected for the year ending December 31, 2004.

  w.
  Impact of recently issued accounting pronouncements:

    In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective beginning in our first quarter of fiscal year 2004. Upon adoption of SFAS No. 150, there was no impact on the Company's consolidated results of operations or financial position.

    In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"). The objective of FIN No. 46 is to improve financial reporting by companies involved with variable interest entities. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. FIN No. 46 also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period ending after March 15, 2004. Upon adoption of FIN No. 46, there was no impact on the Company's consolidated results of operations or financial position.

    In November 2003, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("EITF No. 03-01"). EITF No. 03-01 provides guidance on other-than-temporary impairments and its application to debt and equity investments, and applies to investments in debt and marketable securities that are accounted for under SFAS No. 115. EITF No. 03-01 requires additional disclosure of investments with unrealized losses. Upon adoption of EITF No. 03-01, there was no impact on the Company's consolidated results of operations or financial position, nor any requirement to expand current disclosure.

    In March 2004, the EITF reached a consensus on Issue No. 03-06 "Participating Securities and the Two-Class Method under FASB Statement No. 128" ("EITF No. 03-06") related to "participating securities" and the application of the "two-class method" under SFAS No. 128. EITF No. 03-06 provides guidance in determining when a security participates in dividends such that the two-class method must be used to calculate earnings per share. The consensuses of EITF No. 03-06 should be applied retroactively beginning with the first reporting period (annual or interim) beginning after March 31, 2004. The adoption of EITF No. 03-06 is not expected to have a significant impact on the Company's financial statements.

    In March 2004, the FASB issued a proposed statement, "Share-Based Payment, an amendment of FASB Statements Nos. 123 and 95" that addresses the accounting for share-based payment transaction in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of the company's equity instruments or that may be settled by the issuance of such equity instruments. The proposed statement would eliminate the ability to account for share-based compensations transactions using the intrinsic method that the Company currently uses and generally would require that such transactions be accounted for using a fair-value-based method and recognized as expense in the consolidated statement of income. The effective date of the proposed standard is for periods beginning after June 15, 2005. It is expected that the final standard will be issued before December 31, 2004 and should it be finalized in its current form, it will have a significant impact on the consolidated statement of income as the Company will be required to expense the fair value of stock option grants.

  x.
  Reclassification:

    Certain prior period amounts have been reclassified to conform to the current period presentation.

NOTE 3:—MARKETABLE SECURITIES

  The following is summary of trading and available-for-sale securities:

	December 31, 2002			December 31, 2003
	Cost	Gross unrealized losses	Estimated fair value	Cost	Gross unrealized losses	Estimated fair value
Available-for-sale:
Equity securities(a)	$208	$(75)	$133	$211	$(67)	$144

(a)
The change in the value of available-for-sale marketable securities, excluding those resulting from gross unrealized losses, is related to foreign currency translation adjustments.

  The fair value of the Company's trading securities as of December 31, 2002 and 2003 was $305 and $368, respectively.

  During 2001, 2002 and 2003, the Company recorded losses of $57, $47 and $42, respectively, on trading securities under financial expenses, net.

NOTE 4:—OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

	December 31,
	2002	2003
Government authorities	$759	$1,194
Deferred income taxes (see also Note 13d)	2,810	2,108
Employees(1)	921	1,327
Prepaid expenses	1,640	3,483
Others	366	330

	$6,496	$8,442

(1)
Loans to employees bear 4% interest and are linked to the Israeli Consumer Price Index ("CPI"). Certain employee loans are forgiven upon certain conditions including their continued employment with the Company and accordingly are recognized as an expense as they are earned by the employees.

NOTE 5:—PROPERTY AND EQUIPMENT, NET

  a.
  Composition of assets grouped by major classification is as follows:

	December 31,
	2002	2003
Cost:
Computers and peripheral equipment	$9,993	$21,649
Motor vehicles	1,236	422
Office furniture and equipment	2,169	5,152
Leasehold improvements	4,757	6,721

	18,155	33,944
Accumulated depreciation	9,996	19,508

Depreciated cost	$8,159	$14,436

    Depreciation expenses for the years ended December 31, 2001, 2002 and 2003 were $3,987, $2,818 and $3,162, respectively.

  b.
  Cost of computers and peripheral equipment at December 31, 2002 and 2003 include costs of computer software development for internal use in the amounts of $0 and $464, respectively.

  c.
  As for leased property under operating lease, see Note 12a.

  d.
  As for liens and charges, see Note 12e.

NOTE 6:—OTHER INTANGIBLE ASSETS, NET

  a.
  Intangible assets:

	December 31,
	2002	2003
Cost:
Capitalized software development costs	$—	$514
Customer related intangible assets	773	2,287

	773	2,801

Accumulated amortization:
Customer related intangible assets	29	316

Amortized cost	$744	$2,485

  b.
  Amortization expenses of customer related intangible assets for the years ended December 31, 2001, 2002 and 2003 amounted to $0, $29 and $287, respectively, and were included in selling and marketing expenses.

  c.
  The following are estimated amortization expenses of customer related intangible assets for the years ended:

December 31,
2004	$458
2005	458
2006	458
2007	458
2008	139

$1,971

NOTE 7:—GOODWILL

  a.
  The changes in the carrying amount of goodwill for the years ended December 31, 2002 and 2003, are as follows:

Total
Balance as of January 1, 2002	$88,738
Goodwill acquired during the year	12,882
Foreign currency translation adjustments	(5,041)

Balance as of December 31, 2002	96,579
Goodwill acquired during the year	44,308
Foreign currency translation adjustments	6,705

Balance as of December 31, 2003	$147,592

  b.
  Goodwill amortization expenses for the years ended December 31, 2001, 2002 and 2003 amounted to $5,390, $0 and $0, respectively.

  c.
  Pro forma information for 2001 results assuming that SFAS No. 142 had been in effect during that period:

Year ended December 31, 2001
Reported net loss	$(18,481)
Goodwill amortization for the period	5,390

Adjusted net loss	$(13,091)

Basic and diluted net loss per share:
Reported net loss	$(2.58)
Goodwill amortization	0.65

Adjusted net loss	$(1.93)

  d.
  As for liens and charges, see Note 12e.

NOTE 8:—SHORT-TERM BANK LOANS AND CREDIT

  Classified by currency, linkage terms and interest rates, the credit and loans are as follows:

	Interest rate		Amount
	December 31,		December 31,
	2002	2003	2002	2003
	%
Short-term bank loans:
In NIS	8	—	$269	$—

			269	—
Short-term bank credit:
In, or linked to, NIS	8	5	3,109	5,817
In, or linked to, dollar	—	3	—	3,081
In, or linked to, Euro	6	—	1,527	—

			$4,905	$8,898

(1) Total authorized credit lines (including guarantees)			$34,690	$47,773

(2) Weighted average interest rates during the year			7%	4%

NOTE 9:—OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

	December 31,
	2002	2003
Employees and payroll accruals	$8,937	$12,791
Accrued vacation pay and employee benefits	5,616	6,011
Government authorities	6,205	13,609
Accrued expenses	14,434	16,939
Deferred revenues	3,937	3,631
Estimated losses on uncompleted contracts	161	949
Deferred excess of value over cost of acquisitions (Note 1b3)	435	—
Others	519	674

	$40,244	$54,604

NOTE 10:—EXCESS OF LOSSES OVER INVESTMENTS IN AFFILIATE

	December 31,
	2002	2003
Net equity as of investment date	$—	$—
Accumulated net losses (including foreign currency translation adjustments)	269	286

	$269	$286

NOTE 11:—LONG-TERM DEBT

  a.
  Composed as follows:

	December 31,
			September 30, 2004
	2002	2003
			(unaudited)
Banks(1)	$76,549	$78,805	$65,204
Loan from stockholders (Note 1b2)	1,000	1,000	1,000
Convertible loan from stockholders (Note 1b2)	1,000	1,000	1,000

	78,549	80,805	67,204
Less—current maturities	15,796	21,703	28,588

	62,753	59,102	38,616
Promissory note with respect to acquisition cost (Note 1b3)	750	750	750
Other	—	—	622

	$63,503	$59,852	$39,988

(1)
The long-term loans default upon the failure of any of the Company's subsidiaries named as borrowers under the loans to satisfy certain conditions and comply with covenants.

  As of December 31, 2003 and September 30, 2004, management believes that the subsidiaries are in compliance with such conditions and covenants. The weighted average interest rate on the bank loans as of December 31, 2003 is 5%. The loan repayments will be carried out primarily over the next five years.

  b.
  Classified by currency, linkage terms and interest rates, the total amount of the liabilities (before deduction of current maturities) is as follows:

	Interest rate			Amount
	December 31,			December 31,
			September 30, 2004			September 30, 2004
	2002	2003		2002	2003
			(unaudited)			(unaudited)
In, or linked to dollar	1–3%	3–5%	3–6%	$52,937	$47,514	$41,170
In NIS—linked to CPI	6–8	6–8	6–8	25,612	33,291	26,034

				$78,549	$80,805	$67,204

  c.
  The liabilities mature as follows:

December 31,
2004 (current maturity)	$21,703
2005	22,323
2006	18,878
2007	12,716
2008	5,185

$80,805

NOTE 12:—COMMITMENTS AND CONTINGENT LIABILITIES

  a.
  Lease commitments:

    The Company and its subsidiaries rent their facilities under various operating lease agreements, which expire on various dates. Aggregate minimum rental commitments, under non-cancelable leases as of December 31 for the years presented, are as follows:

Year
2004	$5,556
2005	4,973
2006	3,996
2007	3,781
2008	2,725

$21,031

    Total rent expenses for the years ended December 31, 2001, 2002 and 2003 amounted to $4,178, $5,459 and $6,473, respectively.

  b.
  Litigation:

    In 2002, 2003 and the nine month period ended September 30, 2004, several employees filed lawsuits against subsidiaries of the Company claiming payments due to them in the total amount of $40. The Company's management and its legal advisor believe that the provision in the consolidated financial statements is adequate to cover probable costs arising from these matters.

  c.
  Royalties:

    One of the Company's subsidiaries participated in programs sponsored by the Israeli Government for the support of research and development activities. Through December 31, 2003, the Company had obtained grants from the OCS aggregating to $2,344 for certain of the Company's subsidiary research and development projects. The Company's subsidiary is obligated to pay royalties to the OCS, amounting to 3%-4% of the sales of the products and other related revenues generated from such projects, up to 100%-150% of the grants received, linked to the dollar and also bearing interest at the rate of LIBOR. The obligation to pay these royalties is contingent on actual sales of the products and in the absence of such sales no payment is required.

    Through December 31, 2003, the Company accrued and paid $2 in royalties to the OCS. As of September 30, 2004, this subsidiary is no longer consolidated, as a result of a change in the control of such subsidiary. Therefore, the Company has no contingent liability to the OCS.

  d.
  Guarantees:

    Guarantees are contingent commitments issued by the Company generally to guarantee the performance of the Company in different projects to its customers, such as tenders. The term of a guarantee generally is equal to the term of the related projects, which can be as short as 30 days or as long as 5 years. The maximum potential amount of future payments the Company could be required to make under its guarantees at December 31, 2003 and September 30, 2004 is $19,480 and $19,682, respectively. The Company does not hold collateral to support guarantees when deemed necessary.

  e.
  Liens and charges:

    To secure their liabilities, the Company and its subsidiaries recorded fixed and floating charges on the Company's holdings in subsidiaries, and on the property and equipment, share capital and goodwill of the Company and its subsidiaries.

  f.
  For contingencies related to the acquisition of assets by Ness U.S.A., see Note 1b3.

  g.
  For the bank covenants for one of the subsidiaries, see Note 11a1.

NOTE 13:—INCOME TAXES

  a.
  Measurement of taxable income under the Israeli Income Tax (Inflationary Adjustments) Law, 1985:

    Results, for tax purposes, of the Israeli subsidiaries are measured and reflected in real terms in accordance with the change in the CPI. As explained in Note 2 the consolidated financial statements are presented in U.S. dollars. The differences between the change in the Israeli CPI and in the NIS/U.S. dollar exchange rate causes a difference between taxable income or loss and the income or loss before taxes reflected in the consolidated financial statements. In accordance with paragraph 9(f) of SFAS No. 109 the Company and its subsidiaries have not provided deferred income taxes on this difference between the reporting currency and the tax bases of assets and liabilities.

  b.
  Tax benefits under Israel's Law for the Encouragement of Industry (Taxation), 1969:

    Some of the Company's subsidiaries are "industrial companies," as defined by the law for the Encouragement of Industry (Taxes), 1969, and as such, are entitled to certain tax benefits, mainly the right to claim public issuance expenses and accelerated depreciation.

  c.
  Taxes on income is comprised as follows:

	Year ended December 31,
	2001	2002	2003
Current taxes	$807	$1,233	$2,094
Taxes in respect of prior years	—	349	—
Deferred income benefit	—	(1,630)	(2,148)

	$807	$(48)	$(54)

Domestic	$21	$780	$(591)
Foreign	786	(828)	537

	$807	$(48)	$(54)

  d.
  Deferred taxes on income:

    Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's and its subsidiaries' deferred tax liabilities and assets are as follows:

	December 31,
	2002	2003
Deferred tax assets:
Reserves and allowances	$2,591	$4,153
Net operating loss carry forwards of subsidiaries	8,540	8,480

Net deferred tax asset before valuation allowance	11,131	12,633
Valuation allowance	(7,010)	(4,899)

Net deferred tax asset	$4,121	$7,734

Domestic	$—	$1,485
Foreign	4,121	6,249

	$4,121	$7,734

  e.
  The Company's subsidiaries in Israel, the United Kingdom, the Netherlands, the Czech Republic and the United States have estimated total available carry forward tax losses of $9,100, $4,500, $7,800, $1,900 and $960, respectively, to offset against future taxable profits.

    Utilization of U.S. net operating losses may be subject to substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

    Management currently believes that since certain of the Company's subsidiaries have a history of losses it is more likely than not that the deferred tax assets regarding the loss carry forwards will not be utilized in the foreseeable future. During the year 2003, net change in valuation allowance was in the amount of $2,111.

  f.
  Consolidated tax return and tax assessment:

    The Company considers the activities of its Israeli subsidiaries as that of industrial companies, in accordance with the Law of Encouragement of Industry (Taxation) 1969 and, therefore, the subsidiaries are entitled to file a consolidated tax return for their operations. The Company's management and its professional consultants are of the opinion that the conditions enabling filing consolidated tax return exist and, therefore, since 2001 the Company is implementing this tax policy. Nevertheless, the Israeli tax authorities may have a different opinion, and accordingly, the Company, based on its professional consultants, recorded a current provision for tax in the years in which consolidated tax returns were filed.

    In December 2002, one of the Company's Israeli subsidiaries received a notice of tax assessment in respect of 1999 in the amount of approximately $3,700. The Company and its tax advisors are of the opinion that there is a fair likelihood to postpone or reduce the tax liability. The Company and its tax advisors are of the opinion that the existing provision for tax in the accumulated amount of $1,000 is sufficient.

  g.
  A reconciliation between the theoretical tax expenses, assuming all income is taxed at the statutory tax rate applicable to income of the Company and the actual tax expense as reported in the consolidated statements of operations, is as follows:

	Year ended December 31,
	2001	2002	2003
Income (loss) before taxes, as reported in the consolidated statements of operations	$(16,356)	$1,624	$4,494

Statutory tax rate	35%	35%	35%

Theoretical tax expenses on the above amount at the federal statutory tax rate	$(5,725)	$568	$1,573
Tax adjustments in respect of foreign subsidiary different tax rate	—	(80)	(270)
Deferred taxes on losses for which valuation allowance was provided	4,666	(1,007)	(1,731)
Goodwill and other amortization	1,620	14	224
Non-deductible expenses	154	176	220
Taxes in respect of prior years	—	349	—
Others	92	(68)	(70)

Actual tax expense (benefit)	$807	$(48)	$(54)

  h.
  Israeli tax reform:

    On January 1, 2003, a comprehensive tax reform took effect in Israel. Pursuant to the reform, resident companies are subject to Israeli tax on income accrued or derived in Israel or abroad. In addition, the concept of "controlled foreign corporation" was introduced according to which an Israeli company may become subject to Israeli taxes on certain income of a non-Israeli subsidiary if the subsidiary's primary source of income is passive income (such as interest, dividends, royalties, rental income or capital gains). The tax reform also substantially changed the system of taxation of capital gains.

NOTE 14:—RELATED PARTIES TRANSACTIONS AND BALANCES

	December 31,
			September 30, 2004
	2002	2003
			(unaudited)
Balances with related parties:
Long-term loan and convertible loan from related party (see also Note 1b2) (interest accumulated is included in other accounts payable)	$2,000	$2,079	$2,134

NOTE 15:—STOCKHOLDERS' EQUITY

    The Company's stockholders approved on September 2, 2004, to adopt a 0.7193-for-1 reverse split of the Company's shares of Common stock, to be effected on the effective date of filing an amendment to the Company's certificate of incorporation in respect of the reverse split. Such filing became effective on September 20, 2004. All Common share, options, warrants and per share data included in these financial statements for all periods presented as well as the exchange ratios for the Preferred shares and convertible loan from stockholders have been retroactively adjusted to reflect this 0.7193-for-1 reverse split.

  a.
  General:

    Common stock confers upon its holders the right to receive notice to participate and vote in the stockholders meetings of the Company, the right to receive dividends, if and when declared, and the right to receive the remaining assets of the Company upon liquidation, after the distribution to the holders of Preferred stock.

    Class B convertible Preferred stock confers the same rights as those conferred by Common stock. In addition, the holders of Class B Preferred stock are entitled to receive, if and when declared by the Board of Directors of the Company or upon a sale of the Company or IPO, out of the net profits of the Company, cumulative cash dividends at the rate per share of 8% per annum on the invested amount. Pursuant to the amendment to the class B certificate of designations, the dividends ceased accruing from May 12, 2003 until the earlier of a termination event as defined in the certificate (including an IPO) and January 1, 2005 and in certain events, including an IPO, all accumulated dividends are payable in shares of Common stock at the Company's sole discretion. The shares are convertible into Common stock on a 1 to 0.7193 basis.

    Shares of Class C convertible Preferred stock are convertible into Common stock on a 1 to 0.7193 basis (the certificate of designations contains an adjustment provision in case of an IPO of the Company's Common stock at a price below $20.78 per share in which case the conversion ratio of each share Class C Preferred stock will be adjusted to the quotient obtained in accordance with the following formula: 18.07/(IPO price/1.15)) and could be redeemed, at the holder's sole discretion, into cash (at $18.07 per share) upon the closing of an IPO of the Company's Common stock, which raises more than $20,000. If not redeemed, each share of Class C Preferred stock then outstanding will be automatically converted into shares of Common stock pursuant to the terms of the Class C certificate of designations. Class C convertible Preferred stock confers upon the holders the right to receive dividends, if and when declared.

    In accordance with Emerging Issues Task Force No. D-98 "Classification and Measurement of Redeemable Securities" ("EITF No. D-98"), and Statement of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"), as the redemption right is subject to the closing of a qualified IPO, and as such within the control of the Company, such Preferred stock was classified within stockholders' equity.

    The Company had accounted for the Convertible Preferred stock under Emerging Issues Task Force No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" ("EITF No. 98-5"), no beneficial conversion feature existed.

    The Board of Directors of the Company approved and resolved on April 1, 2004 to recommend that holders of the Class B Preferred stock convert accumulated dividends on the Class B Preferred stock (approximately $9,474) to Common stock at a conversion price of $18.07 per share. On September 20, 2004, the Class B convertible Preferred stock certificate of designations was amended to reflect such change. The Board of Directors also approved and resolved on April 1, 2004 to recommend that holders of the Class C Preferred stock waive their redemption right upon an IPO and that the ratchet protection granted to holders of the Class C Preferred stock be reduced to $18.07 per share.

    Additionally, the Board of Directors of the Company and its stockholders approved and resolved on September 2, 2004 an amendment to the Class C convertible Preferred stock certificate of designation. Such amendment became effective on September 20, 2004. Accordingly, if the Company consummates an IPO prior to December 31, 2004 at a price below $19.44, the conversion ratio of each share of Class C Preferred stock shall be revised to the quotient obtained in accordance with the following formula: 18.07/(IPO price/1.075); provided, that if less than all of the shares of Common stock underlying the Class C convertible Preferred Stock is not sold in such IPO, the conversion ratio applicable to such shares shall be calculated according to the following formula: 18.07/(IPO price/1.15). If the Company consummates an IPO subsequent to January 1, 2005 at a price below $20.78, the conversion ratio shall be calculated according to the following formula: 18.07/(IPO price/1.15).

  b.
  Stock option plans:

  1.
  Under the Company's 1999 Israeli and 2003 Stock Option Plans (the "Israeli Plans") and the Company's U.S. 2001 and 2003 stock option plans (including the assumption of the Apar Employee Equity Plan) (the "U.S. Plans"), options may be granted to officers, directors, employees, advisors and consultants of the Company or its subsidiaries.

    2.
    Pursuant to the Israeli Plans, 5,716,451 options to purchase Common stock were approved. The number of shares issuable upon exercise of outstanding options as of December 31, 2003, under these Israeli Plans is 5,098,000, and options to purchase 618,451 shares are available for future grant.

      Pursuant to the U.S. Plans, options to purchase up to 2,157,900 shares were approved. The number of shares issuable upon exercise of outstanding options as of December 31, 2003 under these U.S. Plans is 1,093,644, and options to purchase 684,628 shares are available for future grant.

    3.
    Options granted under the Israeli Plans and the U.S. Plans are generally exercisable within seven years from the date of the grant. The exercise price of the options granted under the Israeli Plans may not be less than the par value of the shares for which the options are exercisable. The minimum exercise price of the options granted under the U.S. Plans may not be less than a price ranging from 80% to 110% of the fair market value, depending on the applicable circumstances, of the shares for which the options are exercisable. The options granted under the Plans generally vest over three to four years, and any options that are canceled or forfeited before expiration become available for future grants.

    4.
    On September 2, 2004, the Board of Directors of the Company and its stockholders approved an increase of 400,000 options to the U.S. 2003 Stock Option Plan and 600,000 options to the 2003 Israeli Stock Option Plan.

      A summary of the Company's employees' stock option activity and related information is as follows:

	Year ended December 31,
	2001		2002		2003
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options(*)	Weighted average exercise price
Outstanding at the beginning of the period	4,179,646	$7.83	3,875,774	$7.78	4,323,719	$7.86
Granted	363,505	$8.47	515,319	$8.47	1,162,532	$6.22
Exercised	(239)	$0.01	—	$—	(176,228)	$6.64
Forfeited	(667,138)	$8.47	(67,374)	$8.47	(92,189)	$4.89

Outstanding at the end of the period	3,875,774	$7.78	4,323,719	$7.85	5,217,834	$7.55

Exercisable options at the end of the period	557,951	$4.32	1,963,109	$7.27	3,486,998	$7.21

(*)
Including the options granted to the employees of Ness GSG (see Note 15b7)

      The options outstanding as of December 31, 2003 have been classified by exercise price, as follows:

Exercise price	Options outstanding as of December 31, 2003	Weighted average remaining contractual life	Weighted average exercise price	Options exercisable as of December 31, 2003	Weighted average exercise price of options exercisable
		Years
$0.01	20,499	3	$0.01	19,989	$0.01
$0.58	86,316	3	0.58	86,316	0.58
$1.78	269,111	7	1.78	269,111	1.78
$3.49	283,893	3	3.49	283,893	3.49
$5.57	214,548	8.75	5.57	75,956	5.57
$7.45	107,607	3	7.45	107,607	7.45
$8.47	4,235,860	3.35	8.47	2,644,126	8.47

	5,217,834		$7.55	3,486,998	$7.21

      Where the Company has recorded deferred stock compensation for options issued with an exercise price below the fair market value of the Common stock at the date of grant, the deferred stock compensation has been amortized and recorded as compensation expense ratably over the vesting period of the options. Compensation expense of approximately $0, $0 and $105 was recognized during the years ended December 31, 2001, 2002 and 2003, respectively.

      The weighted average fair values of options granted during the years ended December 31, 2001, 2002 and 2003 were:

	Exceeds market price			Less than market price
	Year ended December 31,			Year ended December 31,
	2001	2002	2003	2001	2002	2003
Weighted average exercise prices	$8.47	$8.47	$—	$—	$—	$6.26
Weighted average fair values on grant date	$2.47	$3.88	$—	$—	$—	$5.09

    5.
    Options issued to consultants:

      The Company's outstanding options to consultants as of December 31, 2003 are as follows:

Issuance date	Options for Common stock	Exercise price per share	Options exercisable
May 2000	25,175	$8.47	25,175
March 2001	5,205	$8.47	5,205

	30,380		30,380

      The Company had accounted for its options to consultants under the fair value method as required by SFAS No. 123 and EITF No. 96-18. Those options vest immediately. The fair value for these options was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2001: risk-free interest rates of 4.1%, dividend yields of 0%, volatility factors of the expected market price of the Company's Common stock of 0.38, and a weighted-average contractual life of the options of approximately seven years. Compensation expenses of approximately $17 were recognized in general and administrative expenses during the year ended December 31, 2001.

    6.
    Warrants issued for financing transactions:

      In May 1999, the Company granted to a bank warrants to purchase 87,060 shares of Common stock of the Company at an exercise price of $2.42 per share. In December 2003, all warrants were exercised.

      In connection with loans received in March 2000, the Company issued to two banks in Israel warrants to purchase an aggregate of 101,270 shares of Common stock of the Company with an exercise price of $10.33 per share exercisable through March 2005. In November 2003, warrants to purchase 60,989 shares were exercised resulting in the issuance of 26,132 shares of Common stock. As of December 31, 2003, warrants to acquire 40,281 shares are outstanding.

      The Company had accounted for these warrants under Accounting Principles Board No. 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants" ("APB No. 14"). The total amount of the deemed discount on the loans as a result of the warrant issuance is amortized over the period of the loans.

      The warrants were valued using the Black-Scholes option pricing model with the following assumptions: a risk-free interest rate of 4.1%, volatility of 0.38, a weighted-average contractual life of the options of approximately 4 years, and a dividend yield of 0%. The amortization of the deemed discount of $33, $45 and $45 was recorded as financial expenses during the years 2001, 2002 and 2003, respectively.

    7.
    In respect of the acquisitions of Ness GSG and Ness CEE, the options of related employees assumed by the Company and of former investors were valued by applying the

      Black-Scholes option pricing model to the Company options, in accordance with FIN No. 44. The calculations were made using the following assumptions for Ness GSG and Ness CEE, respectively: (i) valuation date is June 30, 2003 and September 30, 2002, (ii) market share price is $8.47 and $ 7.23, which represent the fair value of the Company, (iii) risk-free interest rate is 2.5% and 3.1%, (iv) volatility is 0.52 and 0.42, (v) time to expiration is 2.5 and 7 years and (vi) annual dividend rate is 0% for both.

      The fair value of vested options of Ness GSG and Ness CEE was accounted for as part of the related purchase price. The intrinsic value of unvested options of Ness GSG has been allocated to deferred stock compensation. No unvested options existed in Ness CEE. Such deferred stock compensation was deducted from the fair value of the unvested options awards in determining the amount of the purchase price. The calculation of the deferred stock compensation amounting to $548 was based on the number of Ness GSG unvested options outstanding multiplied by the intrinsic value, which is the difference between the market price on June 30, 2003 of $8.47 and the various exercise prices.

      Options granted to employees of Ness GSG that were assumed by the Company are included in the summary of employees' stock option activity, in Note 15b3. Options granted to investors of Ness CEE are included in the summary of options to investors from acquisitions in Note 15b7.

    8.
    As part of prior business combinations during 1999 and 2002, the Company issued options to related former investors to purchase 1,114,552 shares of Common stock of the Company with an exercise price ranging between $0.01 and $8.47 per share (primarily $0.01).

    As of December 31, 2003, 1,114,552 options are outstanding, of which 1,088,718 are exercisable.

    9.
    The Company does not intend to pay cash dividends in the forseeable future.

  c.
  Total comprehensive income (loss):

	Three months ended September 30,		Nine months ended September 30,
	2003	2004	2003	2004
	(Unaudited)
Net income	$189	$3,691	$2,569	$9,018
Foreign currency translation adjustment net	4,676	533	1,915	(2,354)
Net unrealized losses on available-for-sale marketable securities	90	(3)	(14)	(35)

Comprehensive income	$4,955	$4,221	$4,470	$6,629

NOTE 16:—BASIC AND DILUTED NET EARNINGS (LOSS) PER SHARE

  The following table sets forth the computation of the basic and diluted earnings (losses) per share:

  1.
  Numerator:

	Year ended December 31,			Three months ended September 30,		Nine months ended September 30,
	2001	2002	2003	2003	2004	2003	2004
	Net earnings (losses) in thousands
				(unaudited)
Net income (loss) from continuing operations as reported	$(17,247)	$1,260	$4,559	$231	$3,691	$3,315	$9,018
Allocation of undistributed earnings on Class B Convertible Preferred stock	(2,780)	(2,780)	(1,445)	(29)	(554)	(1,360)	(1,356)

Numerator for basic and diluted per share data:
Net income (loss) from continuing operations after allocation of undistributed earnings on Class B Convertible Preferred stock	(20,027)	(1,520)	3,114	202	3,137	1,955	7,662
Losses from discontinued operations	(1,234)	(395)	(1,105)	(42)	—	(746)	—

Net income (loss) after allocation of undistributed earnings on Class B Convertible Preferred stock	$(21,261)	$(1,915)	$2,009	$160	$3,137	$1,209	$7,662

  2.
  Denominator:

	Year ended December 31,					Three months ended September 30,		Nine months ended September 30,
	2001		2002		2003	2003	2004	2003	2004
	Number of shares in thousands
						(unaudited)
Weighted average number of shares of Common stock	8,247		8,474		12,967	16,077	16,654	11,911	16,537
Weighted average number of shares of Preferred stock	—	(*)	—	(*)	2,412	2,412	2,412	2,412	2,412

Denominator for basic net earnings (loss) per share	8,247		8,474		15,379	18,489	19,066	14,323	18,949

Effect of dilutive securities:
Employee stock options and warrants	—	(*)	—	(*)	1,232	1,393	2,936	1,183	2,550

Dilutive potential common shares	—		—		1,232	—	—	—	—

Denominator for diluted net earnings (loss) per share—adjusted weighted average shares, assumed conversions and exercise of options and warrants	8,247		8,474		16,611	19,882	22,002	15,506	21,499

(*)
Anti-dilutive.

NOTE 17:—GEOGRAPHIC INFORMATION

    The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). The Company operates in one reportable segment (see Note 1 for a brief description of the Company's business). The total revenues are attributed to geographic areas based on the location of the end customer.

    The following presents total revenues for the years ended December 31, 2001, 2002 and 2003 and for the three month and nine month periods ended September 30, 2003 and 2004 and long-lived assets as of December 31, 2001, 2002 and 2003 and September 30, 2003 and 2004:

	Year ended December 31,			Three months ended September 30,		Nine months ended September 30,
	2001	2002	2003	2003	2004	2003	2004
				(unaudited)
Revenues from sales to unaffiliated customers:
Israel	$141,478	$132,537	$152,925	$36,745	$43,175	$110,244	$127,636
United States	3,971	23,020	35,831	13,966	19,486	20,550	53,697
Europe	6,163	11,019	29,505	10,314	9,671	22,593	28,188
Asia and the Far East	—	—	6,367	3,302	4,105	3,302	10,720
Others	—	—	1,140	—	715	—	1,936

	$151,612	$166,576	$225,768	$64,327	$77,152	$156,689	$222,177

	December 31,			September 30,
	2001	2002	2003	2003(*)	2004(*)
				(unaudited)
Long-lived assets:
Israel	$99,131	$103,901	$155,566	$97,429	$98,888
United States	10	88	2,400	57,848	56,397
Europe	770	1,493	1,978	2,376	2,633
Asia and the Far East	—	—	4,560	1,992	8,203
Others	—	—	9	5	6

	$99,911	$105,482	$164,513	$159,650	$166,127

(*)
Reclassified.

NOTE 18:—SELECTED STATEMENTS OF OPERATIONS DATA

	Year ended December 31,
	2001	2002	2003
a. Research and development costs, net:
Total expenses	$3,170	$2,236	$2,676
Less—grants and participations	920	720	603
Less—capitalized software development cost	—	—	514

	$2,250	$1,516	$1,559

	Year ended December 31,
	2001	2002	2003
b. Financial expenses, net:
Financial Expenses:
Interest on short-term loans and bank credit	$(776)	$(577)	$(462)
Interest on long-term bank loans	(6,112)	(5,587)	(3,393)
Losses from trading marketable securities	(57)	(47)	(42)
Foreign currency translation adjustments	(770)	(5,285)	—

	(7,715)	(11,496)	(3,897)

Financial income:
Foreign currency translation adjustments	—	—	670
Interest on short-term bank deposits	1,828	2,667	1,776

	1,828	2,667	2,446

	$(5,887)	$(8,829)	$(1,451)

NOTE 19:—SUBSEQUENT EVENTS (UNAUDITED)

  a.
  On September 29, 2004, the Securities and Exchange Commission declared effective the Company's Registration Statement in respect of its IPO. The closing of the Company's IPO occurred on October 4, 2004. Upon the closing, the Company received from the underwriters of the IPO a net amount of $73,129 and issued 6,552,774 new shares of Common stock. Certain shareholders sold 5,119,226 shares of Common stock for a net sum of $57,131. Upon the closing, all the shares of Preferred stock were converted to shares of Common stock, and the Company appointed three new directors. On October 5, 2004, the underwriters exercised in full the over-allotment option granted to them and purchased, on October 12, 2004, from the Company an additional 1,750,800 shares of Common stock, for which the Company received the additional net sum of $19,539.

  b.
  The Executive Committee of the Company approved and resolved on August 31, 2004 to provide to certain optionees (specifically, those who exchanged their options in two previously public entities acquired by the Company for options in the Company) the right to redeem the Company's options for a cash payment. The grant date occurred during the fourth quarter of 2004. The total number of redeemable options, all of which are currently vested, is 391,499, and the aggregate redemption value as of September 30, 2004 is $3.4 million.

    The redemption right is exercisable from October 1, 2004 until May 31, 2006. Each option subject to the redemption right may be transferred by the employee to the Company for a cash payment that is linked, at the employee's sole discretion, either to the Israeli Consumer Price Index and shall bear a NIS interest at the rate of 5% per year, or to the U.S. dollar with a US$ interest at the rate of 6% per year, calculated from the original option grant date of September 23, 1999 or October 3, 1999, up to the redemption date.

    Each of 283,893 options may be exercised to acquire one share of the Company's Common stock at a price of $3.49 and are redeemable at the NIS equivalent amount of $9.19 per option as of September 30, 2004. Each of 107,607 options may be exercised to acquire one share of the Company's Common stock at a price of $7.45, and are redeemable at the NIS equivalent amount of $6.92 per option as of September 30, 2004. The exercise prices and redemption amounts are subject to adjustments for stock splits, dividends, recapitalizations and the like, as set forth in the Company's share option plan to which each option is subject.

    The Company will account for the rights following the guidance of FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans", ("FIN No. 28"), relating to tandem awards and Emerging Issues Task Force No. 00-23 "Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44", ("EITF No. 00-23"). Accordingly, once the Company believes it is likely that the rights would be exercised in the future, a liability will be recorded at the then value of the redemption rights, with a corresponding charge to compensation expense. The liability will be accreted periodically to equal the amount that would be payable if the awards were redeemed at each balance sheet date.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
of Apar Holding Corp.

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, of convertible preferred stock and shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Apar Holding Corp. and its subsidiaries (the "Company") at September 30, 2001 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Apar Technologies Limited, a wholly owned subsidiary, which statements reflect total assets of $2,585,000 and $5,333,000 as of September 30, 2001 and 2002, respectively, and total revenues of $1,620,000, $3,574,000 and $7,479,000 for each of the three years in the period ended September 30, 2002. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Apar Technologies Limited, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

As described in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of October 1, 2001.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania

March 28, 2003

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
Apar Technologies Limited

        We have audited the accompanying balance sheets of Apar Technologies Limited (the "Company") as of September 30, 2001 and 2002, and the related statements of income, of stockholders' equity and of cash flows for each of the three years in the period ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluation the overall financial statement presentation.

        In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 2001 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/  RSM & CO.
Chartered Accountants

Mumbai, India
March 17, 2003

APAR HOLDING CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(U.S. dollars in thousands, except share and per share data)

	September 30,
	2001	2002
Assets
Current assets
Cash and cash equivalents	$1,535	$3,482
Short-term investments	7,597	10,867
Accounts receivable, net of allowance for doubtful
accounts of $785 in 2001 and $342 in 2002	9,995	10,567
Unbilled receivables	53	158
Employee advances and other current assets	1,083	1,075
Deferred tax asset (Note 11)	403	273

Total current assets	20,666	26,422
Property and equipment, net (Note 3)	1,748	1,754
Goodwill (Note 2)	2,041	2,041
Deferred tax asset (Note 11)	137	296
Other assets	190	136

Total assets	$24,782	$30,649

Liabilities, Convertible Preferred Stock and Shareholders' Equity
Current liabilities
Book overdraft	$40	$—
Accounts payable	2,982	1,938
Accrued payroll and withholdings	2,201	2,318
Accrued income taxes	694	296
Other accrued expenses	578	916
Due to affiliates (Note 12)	87	77
Current portion of long-term debt (Note 6)	145	154

Total current liabilities	6,727	5,699
Long-term debt, less current portion (Note 6)	194	43

Total liabilities	6,921	5,742
Convertible preferred stock, $.01 par value
Series A-1, 1,500,000 shares authorized, 1,500,000 issued and outstanding (liquidation preference of $1,500)	1,500	1,500
Series A-2, 2,900,000 shares authorized, 2,874,999 issued and outstanding (liquidation preference of $9,000)	8,973	8,973
Series A-3, 600,000 shares authorized, 446,080 shares issued and outstanding (liquidation preference of $2,482)	—	2,482
Shareholders' equity
Common stock, $.01 par value, 20,000,000 shares authorized, 8,500,000 shares in 2001 and 8,565,108 shares in 2002 issued and outstanding	85	86
Additional paid-in capital	5,182	6,143
Unearned compensation	(969)	(1,354)
Accumulated other comprehensive income	46	220
Retained earnings	3,044	6,857

Total shareholders' equity	7,388	11,952

Total liabilities, convertible preferred stock and shareholders' equity	$24,782	$30,649

The accompanying notes are an integral part of these consolidated financial statements.

APAR HOLDING CORP. AND SUBSIDIARIES

Consolidated Statements of Income

(U.S. dollars in thousands, except share and per share data)

	Year Ended September 30,
	2000	2001	2002
Revenues	$43,846	$61,362	$51,494
Cost of revenues	30,237	39,858	32,284

Gross margin	13,609	21,504	19,210
Selling, general and administrative expenses	11,513	20,181	15,093

Income from operations	2,096	1,323	4,117
Interest expense	(158)	(184)	(31)
Interest income	365	354	382

Income before income taxes	2,303	1,493	4,468
Provision for income taxes (Note 11)	721	352	655

Net income	$1,582	$1,141	$3,813

The accompanying notes are an integral part of these consolidated financial statements.

APAR HOLDING CORP. AND SUBSIDIARIES
Consolidated Statements of Convertible Preferred Stock and Shareholders' Equity
(U.S. dollars in thousands, except share data)

	Convertible Preferred Stock
			Common Stock
					Additional Paid-in Capital	Unearned Compensation	Accumulated Other Income	Retained Earnings	Total Shareholders' Equity	Total Comprehensive Income
	Shares	Amount	Shares	Amount
Balance, September 30, 1999	1,500,000	$1,500	8,500,000	$85	$3,728	$—	$21	$321	$4,155
Issuance of Series A-2 preferred stock	2,874,999	8,973	—	—	—	—	—	—	—
Net income for the year	—	—	—	—	—	—	—	1,582	1,582	$1,582
Foreign currency translation	—	—	—	—	—	—	(3)	—	(3)	(3)

Balance, September 30, 2000	4,374,999	10,473	8,500,000	85	3,728	—	18	1,903	5,734	$1,579

Compensation stock options Issuance of options for Company common stock	—	—	—	—	1,742	(1,742)	—	—	—
Compensation charged to expense, net of forfeitures	—	—	—	—	—	485	—	—	485
Forfeiture of stock options	—	—	—	—	(288)	288	—	—	—
Net income for the year	—	—	—	—	—	—	—	1,141	1,141	$1,141
Foreign currency translation	—	—	—	—	—	—	28	—	28	28

Balance, September 30, 2001	4,374,999	10,473	8,500,000	85	5,182	(969)	46	3,044	7,388	$1,169

Issuance of Series A-3 preferred stock	446,080	2,482	—	—	—	—	—	—	—
Compensation stock options Issuance of options for Company common stock	—	—	—	—	1,126	(1,126)	—	—	—
Compensation charged to expense, net of forfeitures	—	—	—	—	—	512	—	—	512
Forfeiture of stock options	—	—	—	—	(229)	229	—	—	—
Exercise of stock options	—	—	65,108	1	64	—	—	—	65
Net income for the year	—	—	—	—	—	—	—	3,813	3,813	$3,813
Foreign currency translation	—	—	—	—	—	—	174	—	174	174

Balance, September 30, 2002	4,821,079	$12,955	8,565,108	$86	$6,143	$(1,354)	$220	$6,857	$11,952	$3,987

The accompanying notes are an integral part of the consolidated financial statements.

APAR HOLDING CORP. AND SUBSIDIAIRES

Consolidated Statements of Cash Flows

(U.S. dollars in thousands)

	Year Ended September 30,
	2000	2001	2002
Cash flows from operating activities
Net income	$1,582	$1,141	$3,813
Adjustments to reconcile net income to net cash flows (used in) provided by operating activities
Depreciation and amortization	432	896	907
Provision for bad debts	256	807	5
Stock option compensation, net of forfeitures	—	485	512
Loss on sale of fixed assets	—	—	20
Loss on closing of Apar Canada	—	—	28
Deferred income taxes	(167)	(364)	(29)
Changes in operating assets and liabilities
Accounts receivable	(9,322)	1,954	(464)
Unbilled receivables	412	424	(105)
Employee advances and other current assets	(581)	209	(63)
Accounts payable	2,304	(392)	(1,047)
Accrued payroll and withholdings	918	287	89
Accrued income taxes	90	129	(332)
Other accrued expenses	124	(545)	320
Other assets	—	44	8

Net cash flows (used in) provided by operating activities	(3,952)	5,075	3,662

Cash flows from investing activities
Expenditures for property and equipment	(801)	(1,180)	(892)
Proceeds from sale of fixed assets	—	—	3
Purchase of short-term investments, net	(5,109)	(2,427)	(3,270)

Net cash flows used in investing activities	(5,910)	(3,607)	(4,159)

Cash flows from financing activities
Book overdraft	349	(584)	(40)
Proceeds from (repayment of) line of credit, net	1,803	(1,803)	—
Payments on long-term debt	(863)	(104)	(141)
Proceeds from the exercise of stock options	—	—	65
Proceeds from issuance of Series A-2 and A-3 Preferred stock	8,973	—	2,482
Due to affiliates, net	160	(50)	(10)

Net cash flows provided by (used in) financing activities	10,422	(2,541)	2,356

Effect of exchange rate changes on cash and cash equivalents	(7)	(51)	88

Net increase (decrease) in cash and cash equivalents	553	(1,124)	1,947
Cash and cash equivalents
Beginning of year	2,106	2,659	1,535

End of year	$2,659	$1,535	$3,482

Supplemental cash flow information
Cash paid for interest	$137	$236	$49
Cash paid for income taxes	857	608	1,030
Noncash investing and financing activities
Unearned compensation for stock options, net of forfeitures	—	1,454	896

The accompanying notes are an integral part of these consolidated financial statements.

APAR HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

1.    Description of Business

Apar Holding Corp. was incorporated in Pennsylvania in September 1998. The Company operates through the following wholly owned subsidiaries: Apar Infotech Corp. ("Apar USA"), Apar Infotech Services Pte. Ltd. ("Apar Singapore"), Apar Infotech Limited ("Apar UK"), Apar Technologies Limited ("Apar India") and Apar Infotech Limited ("Apar Canada"). Apar Holding Corp. and its subsidiaries (the "Company") provide computer professionals specializing in hardware and software consulting to customers in various industries. The duration of engagements generally ranges from six months to one year. The Company's services are provided by both employed and subcontracted consultants in numerous geographic locations within the United States, Singapore, India and the United Kingdom.

2.    Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. The carrying amount of the Company's line of credit agreement approximates fair market value because the interest rate changes with market interest rates.

Concentration of Credit Risk

The Company's financial instruments exposed to concentrations of credit risk consist primarily of cash and receivables. Cash balances exceeding the federally insured limits are maintained in financial institutions; however, management believes the institutions are of high credit quality. As a consequence, management considers concentrations of credit risks to be limited.

Trade receivables of the Company are derived from sales to customers located throughout the world. The Company performs ongoing credit evaluations of its customers and, to date, has not experienced any material losses. An allowance for doubtful accounts is determined with respect to those amounts that the Company has determined to be doubtful of collection.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and short-term investments with original maturities of three months or less.

Short-Term Investments

The Company's short-term investments, consisting of certificates of deposit, are stated at cost, which approximated market value. These investments have maturities of one year or less at date of purchase. Realized gains and losses are computed using the specific identification method. The Company classifies these investments as held to maturity securities as defined by Statement of Financial

Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities.

Unbilled Receivables

Unbilled receivables represent time and materials provided to customers in the last month of each fiscal period which are billed after the end of the period.

Employee Advances

The Company periodically makes interest-free advances to its employees in the ordinary course of business. These advances are deducted from future compensation as mutually agreed upon between the Company and the employee. Any unpaid outstanding loan balances, at such time an employees services are terminated, are deducted from the employee's final paycheck.

Property and Equipment

Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives. Leasehold improvements are amortized over the related lease period or the estimated useful life, whichever is shorter.

The estimated useful lives of depreciable assets are as follows:

Computer equipment	2 years
Furniture and fixtures	7 years
Office equipment	5 years
Automobiles	5 years
Leasehold improvements	Life of leases ranging from 3 to 5 years

Repair and maintenance expenditures are charged to operations as incurred, while building improvements are capitalized and depreciated over the term of the lease. Upon retirement or sale of an asset, the cost of the asset and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to operations.

Impairment of Long-Lived Assets

The Company's long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. As of September 30, 2002, no impairment losses have been identified.

Capitalized Software Costs

The Company follows the provisions of the American Institute of Certified Public Accountants' Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires capitalization of certain costs incurred in the development of internal-use software.

Goodwill

Goodwill represents the excess purchase price over the fair value of net assets acquired in connection with the acquisition of Apar Singapore and Apar India. Goodwill was being amortized on a straight-line basis over a period of 20 years. Effective October 1, 2001, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"). SFAS No. 142 eliminates the amortization of goodwill and requires annual testing for impairment. See Recent Accounting Pronouncements below.

Revenue Recognition

The Company provides services principally under time-and-materials contracts. Revenue from these contracts are recognized in accordance with SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. Revenue from contracts with fees based on time-and-materials are recognized as the services are performed (as measured by time incurred) and amounts earned. For contracts with fixed fees, the Company recognizes revenues as amounts become billable in accordance with contract terms provided the billable amounts are not contingent, are consistent with the services delivered and are earned. The Company considers amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable and collectibility is reasonably assured.

Stock-Based Compensation

The Company accounts for stock options issued to employees and directors under Accounting Principles Board Opinion No. 25, Accounting for Stock Options Issued to Employees. Accordingly, compensation expense for stock options issued to employees and directors is measured as the excess, if any, of the fair market value of the Company's stock at the date of grant over the amount the employee or directors must pay to acquire the stock.

The Company accounts for stock options issued to consultants in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123") and Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services under the fair value method.

Compensation expense related to stock options is recognized ratably from the date of grant over the vesting period of the option. Unearned compensation reflected in the shareholders' equity section of the consolidated balance sheets is the portion of such compensation that has not been charged to operations.

Proforma information regarding net income is required by SFAS No. 123. This information has been derived as if the Company had accounted for stock options granted to its employees and directors under the fair value method in accordance with SFAS No. 123.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants for the years ended September 30:

	2001	2002
Dividend yield	0%	0%
Expected volatility	0%	0%
Risk-free interest rate	5.71%	6.10%
Expected life	10 years	10 years

The weighted-average grant date fair value of options granted during the years ended September 30, 2001 and 2002 was $2.23 and $4.13 per share, respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting periods. The Company's pro forma information follows:

	2001	2002
For the years ended September 30
Net income as reported	$1,141	$3,813
Proforma net income	991	3,659

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts, as SFAS No. 123 does not consider additional awards anticipated in the future.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the differences between the financial statement carrying amounts and the tax basis of the Company's assets and liabilities with enacted tax rates in effect in the years in which differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Foreign Currency Translation

The local currency is the functional currency for all of the Company's subsidiaries outside the United States. Assets and liabilities of these operations are translated into U.S. dollars at the exchange rate in effect at the end of each period. Income statement accounts are translated at the weighted average exchange rate prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of shareholders' equity. Gains and losses from foreign currency transactions are included in net income for the year.

Accounts Receivable Factoring

The Company accounts for the factoring of accounts receivable in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. At the time the receivables are sold, the balances are removed from the consolidated balance sheet. Costs associated with the sale of receivables are included in interest expense in the consolidated statement of income.

New Accounting Pronouncements

The Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, in June 2001. SFAS No. 141 requires all business combinations completed after June 30, 2001 to be accounted for under the purchase method. Effective October 1, 2001, the Company adopted SFAS No. 142. Under this standard, goodwill and intangible assets with indefinite lives are no longer amortized, but tested for impairment at least annually. Based on management's analysis, the Company did not record an impairment loss during the year ended September 30, 2002. The following table presents the impact of SFAS No. 142 on net income had the standard been in effect for the years ended September 30:

	2000	2001	2002
Net income, as reported	$1,582	$1,141	$3,813
Adjustments
Goodwill amortization	118	118	—

Net income, adjusted	$1,700	$1,259	$3,813

The FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, in June 2001, and SFAS No. 144, Accounting for the Impairment of Disposal or Long-Lived Assets, in August 2001. These pronouncements will be adopted effective October 1, 2002. In addition, in June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. Management does not expect the implementation of these new pronouncements to materially impact the Company's financial position or results of operations.

Effective December 31, 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This Statement also amends the disclosure provision of SFAS No. 123 and APB No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies footnote in the financial statements of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The Company has elected to continue to follow the disclosure-only provisions of SFAS No. 123 and has adopted the required disclosure provisions of SFAS No. 148.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.    Property and Equipment, Net

Property and equipment consisted of the following as of September 30:

	2001	2002
Computer equipment	$1,858	$2,440
Furniture and fixtures	419	485
Office equipment	268	334
Automobiles	64	59
Leasehold improvements	186	323

	2,795	3,641
Less: Accumulated depreciation and amortization	(1,047)	(1,887)

	$1,748	$1,754

Depreciation expense for the years ended September 30, 2000, 2001 and 2002 was $314, $724 and $855, respectively.

4.    Line of Credit

On November 16, 2000, Apar USA entered into a line of credit agreement with a bank, providing for maximum borrowings of up to $4,000. Borrowings under the new line of credit are payable on demand and accrue interest at the lower of the bank's prime rate less .25% or the bank's ABS rate plus 2.25% (5.1% at September 30, 2001). The agreement is collateralized by all of Apar USA's assets and is guaranteed by the Company. Proceeds from this agreement were used to retire the outstanding borrowings under the line of credit with another former bank.

Effective October 9, 2001, the line of credit agreement was amended to reduce the maximum borrowings available under the agreement to the lower of $3,000 or 80% of the Company's eligible accounts receivable, as defined in the agreement, and to change the rate of interest to the lower of the prime rate less .75% or the bank's ABS rate plus 1.75% (3.8% at September 30, 2002).

No amounts were outstanding under the line of credit agreement at September 30, 2001 and 2002.

5.    Overdraft Facility

Apar Singapore has an overdraft facility with a bank providing for maximum borrowings of 500,000 Singapore dollars (or U.S. $281). Borrowings under the facility accrue interest at LIBOR plus 1%. No amounts were drawn under this facility at September 30, 2001 and 2002.

6.    Long-Term Debt

Long-term debt at September 30, 2001 and 2002 consisted of the following:

	2001	2002
Apar India notes payable (a)	$19	$17
Capitalized lease obligations (b)	320	180

	339	197
Less: Current portion	145	154

	$194	$43

(a)
The notes are payable in monthly principal and interest installments and accrue interest at rates ranging from 11.7% to 17.5%.

(b)
At September 30, 2001 and 2002, the Company was obligated under capital leases for equipment with a cost of $443 and accumulated amortization of $128 and $258, respectively. The following schedule summarizes the future minimum lease payments:

September 30,
2003	$147
2004	25
2005	25

Total	197
Less: Amount representing interest at rates ranging from 9.0% to 9.5%	(17)

Present value of minimum lease obligations	180
Less: Current portion	(144)

Long-term portion of capital lease obligations	$36

7.    Factoring Agreement

Apar Singapore has an agreement with a financial institution under which it can sell on an on-going basis its interest in certain trade accounts receivable. Under the factoring agreement, the Company irrevocably and without recourse, transfers all eligible trade accounts receivable to the financial institution. The Company does not retain interest in the receivables sold nor does it retain responsibilities for the collection or the administration of these receivables. The level of the Company's outstanding receivables, which can be sold under the agreement, is capped at approximately 2,000,000 Singapore dollars (or U.S. $1,125). The facility is guaranteed by the president of the Company.

The receivables sold are removed from the balance sheet since they meet the applicable criteria of Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The receivables are sold to the financial institution at net book value, therefore, the Company does not recognize a gain or loss in the consolidated statement of income.

The Company is charged a fee for the sale of the receivables sold, which is calculated based on the dollar amount of the receivables sold at 2% per annum above the prevailing Prime Rate of the financial institution or such other rate as the financial institution may determine from time to time during the period the receivables are outstanding. The fee associated with the sale of the receivables is included in interest expense in the consolidated statement of income.

During the years ended September 30, 2000, 2001 and 2002, the Company sold trade accounts receivables in the amount of U.S. $580, $50 and $28, respectively. The Company recognized interest expense of U.S. $67, $4 and $2 during the years ended September 30, 2000, 2001 and 2002, respectively.

8.    Preferred Stock

On December 31, 1998, the Company issued 1,500,000 shares of $.01 par, Series A-1 Convertible Preferred Stock for total proceeds of $1,500. In connection with the Series A-1 issuance, the Company granted the investors warrants to purchase shares of the Company's Series A-1 Preferred Stock at exercise prices as set forth in the warrant agreement. All warrants were cancelled in January 2000.

On January 28, 2000, the Company issued 2,874,999 shares of $.01 par, Series A-2 Convertible Preferred Stock for total proceeds of $9,000.

In April 2001, the Company amended its Articles of Incorporation to change the authorized number of Series A-2 Preferred Stock from 3,500,000 to 2,900,000 and to authorize 600,000 shares of Series A-3 Preferred Stock. On October 19, 2001, the Company issued 446,080 shares of Series A-3 Convertible Preferred Stock for total proceeds of $2,482.

Each share of Series A-1, Series A-2 and Series A-3 Preferred Stock is convertible at the option of the holder at any time into shares of common stock of the Company, at an initial conversion price of $1.00, subject to adjustment under certain conditions. In addition, upon a liquidation event, including a consolidation or merger of the Company or a sale of all or substantially all of the assets of the Company, the Series A-1, Series A-2, and Series A-3 preferred stock are convertible into shares of common stock of the Company at an initial conversion price of $1.00, subject to adjustment under certain conditions. As of September 30, 2002, there are 4,821,079 shares of common stock reserved for issuance upon conversion of the outstanding Series A-1, Series A-2 and Series A-3 Preferred Stock.

Each holder of Series A-1, Series A-2 and Series A-3 Preferred Stock has voting rights equal to the number of shares of common stock into which the Series A shares are convertible. The holders of the Series A-1, Series A-2 and Series A-3 Preferred Stock, voting separately as a class, are entitled to nominate and elect one member of the Board of Directors of the Company.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A-1, Series A-2 and Series A-3 Preferred Stock then outstanding are entitled to receive $1.00, $3.13 and $5.565 per share, respectively, plus all accrued and unpaid dividends. Obligations to the holders of Series A Preferred Stock, with Series A-1 holders having the greatest preference, must be satisfied prior to any distribution to holders of common stock.

9.    Stock Options

Effective September 1, 2000, the Company established an Employees' Equity Plan (the "Plan"), which provides for the issuance of options to purchase the common stock of the Company to employees, directors and consultants of the Company and affiliated companies. Up to an aggregate of 1,500,000 shares of the Company's authorized but unissued or reacquired common stock are reserved for issuance of options under the Plan. The Plan is administered and exercise prices at which options are granted are determined by the Company's Board of Directors. Both nonqualified stock options and incentive stock options, as defined by the Internal Revenue Code of 1986, as amended, may be granted under the Plan. The options are nontransferable and are cancelable 3 months after termination of the optionee's employment or other association with the Company. Nonqualified stock options and incentive stock options granted under the Plan may, at the discretion of the Company's Board of Directors, immediately vest, from the date of grant or may vest in one or more installments over the participant's period of service, and expire no later than 10 years from the date of grant.

Additional information regarding options granted to the Company's employees is summarized below:

	Options	Weighted Average Exercise Price
Outstanding at September 30, 2000	—	$—
Granted	817,850	1.00
Exercised	—	—
Forfeited	(135,175)	1.00

Outstanding at September 30, 2001	682,675	$1.00
Granted	579,000	2.69
Exercised	(65,108)	1.00
Forfeited	(299,704)	2.50

Outstanding at September 30, 2002	896,863	$1.59

Options exercisable at September 30, 2001	170,669

Options exercisable at September 30, 2002	324,538

The following table summarizes information about stock options outstanding at September 30, 2002:

	Options outstanding			Options exercisable
Exercise prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Prices	Number Exercisable	Weighted Average Exercise Price
$1.00	649,175	$8.23	$1.00	311,413	$1.00
$3.13	247,688	9.54	3.13	13,125	3.13

Total	896,863	$8.89	$2.07	324,538	$2.07

Since certain options were granted to employees at exercise prices below the fair market value of the Company's common stock on the date of grant as determined by the Board of Directors, the Company has recorded unearned compensation in the amount of $1,742 and $1,126 in the years ended 2001 and

2002, respectively. The unearned compensation is being charged to expense over the vesting period of the options. Compensation expense recorded for these options totaled $485 and $512, net of forfeitures, for the years ended September 30, 2001 and 2002, respectively.

The weighted average remaining contractual life of options outstanding at September 30, 2001 and 2002 is 9.1 and 8.6 years, respectively.

10.    401(k) Plan

Effective March 1, 2001, Apar USA adopted a 401(k) plan covering substantially all of its employees. Employees are eligible to participate in the plan after completion of three months of service. Participants may contribute a percentage of Apar USA gross wages up to 20% annually. After the employee has completed one year of service, Apar USA matches 25% of the employee's contribution up to 5% of compensation. Company contributions charged to operations were $29 and $62 for the years ended September 30, 2001 and 2002, respectively. Apar USA's contributions are vested to the employee based upon a vesting schedule as outlined in the plan document.

11.    Income Tax

Income before income taxes included income (loss) of approximately $996, $(900) and $434 from domestic operations and income of approximately $1,307, $2,393 and $4,034 from foreign operations for the years ended September 30, 2000, 2001 and 2002, respectively.

The provision for income taxes for the years ended September 30, is as follows:

	2000	2001	2002
Current taxes
Federal	$534	$87	$214
State	85	33	32
Foreign	269	595	438

	888	715	684

Deferred taxes
Federal	(143)	(296)	—
State	(24)	(82)	—
Foreign	—	15	(29)

	(167)	(363)	(29)

Total	$721	$352	$655

A reconciliation of income tax at the U.S. federal statutory rate to the Company's effective rate for the years ended September 30, is as follows:

	2000	2001	2002
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	3.3	(2.1)	.5
Nondeductible expenses	—	7.7	1.5
Foreign tax at less than federal statutory rate	(7.0)	(19.6)	(18.4)
Other	—	2.6	(3.9)

Effective income tax rate	31.3%	23.6%	14.7%

The components of deferred tax assets and liabilities consisted of the following as of September 30,

	2001	2002
Deferred tax assets
Accounts receivable	$296	$108
Accrued expenses	129	148
Organizational costs	9	34
Stock option compensation	134	261
Depreciation	26	48

Total assets	594	599

Deferred tax liabilities
Depreciation	(22)	(13)
Organizational costs	—	(5)
Other	(32)	(12)

Total liabilities	(54)	(30)

Net deferred tax assets	$540	$569

12.    Due to Affiliates

Subsidiaries of the Company periodically receive advances from Apar Investments Pte. Ltd. and Scope India Pvt. Ltd., shareholders of the Company, and a director for working capital purposes. The advances, which totaled $160, $87 and $77 in the years ended September 30, 2000, 2001 and 2002, respectively, are unsecured, noninterest-bearing and due on demand. At September 30, 2001 and 2002, $87 and $77 were due to Apar Investments Pte. Ltd, respectively.

13.    Commitments

Leases

The Company conducts its operations in leased facilities and leases an automobile under noncancelable operating leases expiring at various dates through 2007. Rental expense amounted to approximately $592, $1,439 and $1,530 for the years ended September 30, 2000, 2001 and 2002, respectively.

Future minimum lease payments, net of subrental income, under operating lease agreements with initial or remaining noncancelable terms in excess of one year as of September 30, are as follows:

2003	$1,620
2004	1,353
2005	1,073
2006	231
2007	73

In September 2001, the Company ceased operations of three of its leased facilities. For the year ended September 30, 2001, the Company recorded a lease termination loss of approximately $205 for these leases, net of any subrental income.

The activity related to the termination accrual at September 30, is as follows:

	2001	2002
Accrued at beginning of year	$—	$205
Charged to expense	205	71
Cash expenditures	—	94

Accrued at end of year	$205	$370

Financial Guarantee

Under Indian custom duty law, a company is entitled to import capital goods free of custom duty for export business. Apar India exports 100% of the services it provides to customers outside of India. In the event the customs department determines business to be non-export business, Apar India would be responsible for making payments on those obligations. A bank has provided the customs department with a financial guarantee on behalf of Apar India in the amount of 2,200,000 Rupees (or U.S. $46) and 2,200,000 Rupees (or U.S. $45) at September 30, 2001 and 2002, respectively, for these obligations.

Apar India had an outstanding letter of credit at September 30, 2002 of 3,500,000 Rupees (or U.S. $72). Apar India was required to issue a letter of credit to a vendor in connection with the import of furniture from Malaysia. No letters of credit were outstanding at September 30, 2001.

14.    Geographic Information

The Company's reportable segments are organized primarily by geographic region. The Company evaluates the performance of its segments and allocates resources to them based on pre-tax income (loss). The accounting policies of the segments are the same as those policies described in Note 2.

The table below presents information about reported segments for the years ended September 30:

	2000	2001	2002
Revenues
United States	$28,597	$38,495	$31,458
United Kingdom	4,190	10,198	7,439
Singapore	10,947	12,401	12,277
India	1,620	3,574	7,479
Intercompany revenues	(1,508)	(3,306)	(7,159)

Total consolidated	$43,846	$61,362	$51,494

Pre-tax income (loss)
United States	$996	$(900)	$434
Canada	(53)	(176)	(35)
United Kingdom	385	1,394	900
Singapore	474	247	379
India	501	928	2,790

	$2,303	$1,493	$4,468

The following is a breakdown of tangible long-lived assets by geographic region as of September 30:

	2001	2002
United States	$787	$525
Canada	7	—
United Kingdom	131	95
Singapore	98	70
India	725	1,064

	$1,748	$1,754

APAR HOLDING CORP. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(U.S. Dollars in Thousands)

June 30, 2003
ASSETS
Current assets
Cash and cash equivalents	$3,422
Short-term investments	9,707
Receivable, net of allowance for doubtful accounts of $412	13,151
Employee advances and other current assets	1,668
Deferred tax asset	613

Total current assets	28,561
Property and equipment, net	2,427
Goodwill	2,041
Deferred tax asset	456
Other assets	94

Total assets	$33,579

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Current liabilities
Borrowings on line of credit	$1,000
Accounts payable	3,552
Accrued expenses and liabilities	4,278
Due to affiliates	69
Current portion of long-term debt	44

Total current liabilities	8,943
Long-term debt, less current portion	34

Total liabilities	8,977
Convertible preferred stock	12,955
Shareholders' equity
Common stock	86
Additional paid-in capital	6,275
Unearned compensation	(1,050)
Accumulated other comprehensive income	555
Retained earnings	5,781

Total shareholders' equity	11,647

Total liabilities, convertible preferred stock and shareholders' equity	$33,579

See accompanying notes to the unaudited condensed consolidated financial statements.

APAR HOLDING CORP. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(U.S. dollars in thousands)

	Nine-Month Period Ended June 30,
	2002	2003
Revenues	$37,877	$43,543
Cost of revenues	21,980	29,840

Gross margin	15,897	13,703
Selling, general and administrative expenses	12,428	15,144

Income (loss) from operations	3,469	(1,441)
Interest income, net	263	130

Income (loss) before income taxes	3,732	(1,311)
Income tax provision (benefit)	764	(235)

Net loss	$2,968	$(1,076)

See accompanying notes to the unaudited condensed consolidated financial statements.

APAR HOLDING CORP. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Convertible Preferred Stock and Shareholders' Equity

(U.S. dollars in thousands)

	Convertible Preferred Stock
			Common Stock				Accumulated Other Comprehensive Income
					Additional Paid-in Capital	Unearned Compensation		Retained Earnings	Total Shareholders' Equity	Total Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount
Balance, September 30, 2001	4,374,999	$10,473	8,500,000	$85	$5,182	$(969)	$46	$3,044	$7,388
Issuance of Series A-3 preferred stock	446,080	2,482	—	—	—	—	—	—	—
Compensation for stock options
Issuance of options	—	—	—	—	955	(955)	—	—	—
Compensation expense, net of forfeitures	—	—	—	—	—	364	—	—	364
Forfeiture of stock options	—	—	—	—	(171)	171	—	—	—
Exercise of stock options	—	—	65,108	1	64	—	—	—	65
Net income for the nine-month period	—	—	—	—	—	—	—	2,968	2,968	$2,968
Foreign currency translation	—	—	—	—	—	—	173	—	173	173

Balance, June 30, 2002	4,821,079	$12,955	8,565,108	$86	$6,030	$(1,389)	$219	$6,012	$10,958	$3,141

Balance, September 30, 2002	4,821,079	$12,955	8,565,108	$86	$6,143	$(1,354)	$220	$6,857	$11,952

Compensation for stock options
Issuance of options	—	—	—	—	724	(724)	—	—	—
Compensation expense, net of forfeitures	—	—	—	—	—	436	—	—	436
Forfeiture of stock options	—	—	—	—	(592)	592	—	—	—
Net loss for the nine-month period	—	—	—	—	—	—	—	(1,076)	(1,076)	$(1,076)
Foreign currency translation	—	—	—	—	—	—	335	—	335	335

Balance, June 30, 2003	4,821,079	$12,955	8,565,108	$86	$6,275	$(1,050)	$555	$5,781	$11,647	$(741)

See accompanying notes to the unaudited condensed consolidated financial statements.

APAR HOLDING CORP. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(U.S. dollars in thousands)

	Nine-Month Period Ended June 30,
	2002	2003
Cash flows from operating activities
Net income (loss)	$2,968	$(1,076)
Adjustments to reconcile net income (loss) to net cash flows used in operating activities
Depreciation and amortization	647	798
Stock option compensation, net of forfeitures	364	436
Deferred income taxes	(22)	(499)
Changes in operating assets and liabilities
Receivable	(195)	(2,230)
Employee advances and other assets	(1,533)	(300)
Accounts payable, accrued expenses and liabilities	(903)	1,904

Net cash flows used in operating activities	1,326	(967)

Cash flows from investing activities
Expenditures for property and equipment	(727)	(1,370)
Proceeds from sale of short-term investments, net	503	1,163

Net cash flows used in investing activities	(224)	(207)

Cash flows from financing activities
Borrowings on line of credit, net	150	1,000
Payments on long-term debt and affiliate loans	(106)	(64)
Proceeds from issuance of Series A-3 preferred stock	2,482	—
Proceeds from exercise of stock options	65	—

Net cash flows provided by financing activities	2,591	936

Effect of exchange rate changes on cash and cash equivalents	232	178

Net decrease in cash and cash equivalents	3,925	(60)
Cash and cash equivalents
Beginning of year	1,535	3,482

End of year	$5,460	$3,422

See accompanying notes to the unaudited condensed consolidated financial statements.

APAR HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

1.    Basis of Presentation

  The accompanying unaudited condensed consolidated financial statements include the accounts of Apar Holding Corp. and its subsidiaries (collectively, the "Company") and have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of the Company's management, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting only of those of a normal, recurring nature necessary for a fair presentation of the results of operations and cash flows of the Company for the periods indicated. While management believes that the disclosures presented are adequate to make the information not misleading, these financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the years ended September 30, 2001 and 2002, included elsewhere in this Form S-1. Operating results for the nine-month period ended June 30, 2003 are not necessarily indicative of the results that may be expected for an entire fiscal year.

2.    Property and Equipment, Net

Property and equipment consisted of the following as of June 30, 2003:
Computer equipment	$3,274
Furniture and fixtures	843
Office equipment	417
Automobiles	36
Leasehold improvements	545

5,115
Less: Accumulated depreciation and amortization	(2,688)

$2,427

  Depreciation expense for the nine-month periods ended June 30, 2002 and 2003 was $620 and $771, respectively.

3.    Line-of-Credit

  The Company's U.S. subsidiary, Apar Infotech, has a line of credit agreement with a bank providing for maximum borrowings of $3,000 or 80% of Apar Infotech's eligible accounts, as defined in the agreement. Borrowings under the line of credit are payable on demand and accrue interest at the lower of the prime rare less 0.75% or the bank's ABS rate plus 1.75% (3.08% at June 30, 2003). The agreement is collateralized by all of Apar Infotech's assets and is guaranteed by the Company. APAR Infotech had $1,000 in borrowings outstanding under this agreement at June 30, 2003.

4.    Stock Options

  The Company has an Employees' Equity Plan (the "Plan"), which provides for the issuance of options to purchase the common stock of the Company to employees, directors and consultants of the Company and affiliated companies. Up to an aggregate of 1,500,000 shares of the Company's authorized but unissued or reacquired common stock are reserved for issuance of options under the Plan.

  Information regarding options granted to the Company's employees during the nine-month period ended June 30, 2003, is summarized below:

	Options	Weighted Average Exercise Price
Outstanding at September 30, 2002	896,863	$1.59
Granted	319,000	3.13
Exercised	—	—
Forfeited	(141,800)	1.14

Outstanding at June 30, 2003	1,074,063	$2.04

Options exercisable at June 30, 2003	481,450

  Since certain options were granted to employees at exercise prices below the fair market value of the Company's common stock on the date of grant as determined by the Board of Directors, the Company has recorded additional unearned compensation in the amount of $724 for the nine-month period ended June 30, 2003. The unearned compensation is being charged to expense over the vesting period of the options. Compensation expense recorded for these options totaled $436 net of forfeitures, for the nine-month period ended June 30, 2003.

  The weighted average remaining contractual life of options outstanding at June 30, 2003 is 8.1 years. The weighted average grant date fair value of options granted during the nine-month period ended June 30, 2003 was $3.51 per share.

5.    Subsequent Event

  Effective June 30, 2003, Ness Technologies, Inc. ("Ness") acquired all of the outstanding stock of Apar Holding Corp. The total purchase price of $67,650 consisted of $11,000 in cash, 8,649,676 shares of Ness's common stock and the assumption of options to purchase 962,352 shares of common stock of Apar Holding Corp., or 750,898 shares of common stock of Ness, as adjusted in accordance with the merger exchange ratio, at a weighted average exercise price, adjusted in accordance with the merger exchange ratio, of $2.62 per share valued at the fair value of $2,979, of which $548 was allocated to deferred compensation.